UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
October 15, 2007
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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MEDAIRE, INC.
(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT
October 15, 2007
MEDAIRE, INC.
80 E. Rio Salado Parkway, Suite 610
Tempe, AZ 85281
(480) 333-3700
Information Statement to Stockholders
          This Information Statement is being furnished to you, as a holder of common stock, par value $0.001 per share (“Common Stock”), of MedAire, Inc., a Nevada corporation (“MedAire” or the “Company”), on October 15, 2007.
          The purpose of the enclosed Information Statement is to notify you that Procuro, Inc., the holder of 50,500,369 shares representing 87.13% of the voting power of MedAire, Inc. as of October 2, 2007 (the “Record Date”), has approved by written consent a resolution adopted unanimously by the Board of Directors of MedAire, Inc. to effect a reverse split of the Company’s Common Stock in a ratio of one-for-five thousand (the “Reverse Stock Split”). In the event that a stockholder holds only a fractional share following the Reverse Stock Split, MedAire, Inc. will purchase all of that stockholder’s shares (on a pre-split basis) for US$1.11 per share. Subsequent to the Reverse Stock Split and the purchase by MedAire, Inc. of all fractional shares, there will be a stock split of five thousand-for-one (the “Forward Stock Split” and together with the Reverse Stock Split, the “Stock Split”) so that the shares authorized for issuance by the Company and the par value per share shall be the same as before the Reverse Stock Split.
          The enclosed Information Statement is being mailed on October 18, 2007 to stockholders of record as of the Record Date by the Company’s Board of Directors.
           Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.
          The Stock Split will be effective without further notice or action on November 17, 2007, the date that is thirty days after the date of the mailing of this Information Statement to the Company’s stockholders. As soon as practicable following the effectiveness of the Stock Split, we will file a Form 15 with the Securities and Exchange Commission to terminate the registration of our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
          The Nevada Revised Statutes permit holders of a majority of the voting power to take stockholder action by written consent. Accordingly, MedAire, Inc. will not hold a meeting of its stockholders to consider or vote upon the resolution by the Board of Directors that has been approved by stockholders holding more than 75% of the Company’s outstanding Common Stock.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF THIS INFORMATION STATEMENT
The following is a summary of the Stock Split as described in this Information Statement.
This Information Statement contains a more detailed description of the Stock Split. We encourage you to read carefully the entire Information Statement and each of the documents that we have attached as an Annex. Unless otherwise stated, all dollar amounts are stated in U.S. dollars.
Background
After analysis of the costs and benefits of the Company’s status as a public company in the U.S., the Company’s management approached the Company’s Board of Directors (the “Board”) with a proposal to take the Company “semi-private.” Management suggested that the costs of remaining a public company in the U.S. had been and would continue to be significant to the Company’s operating results and proposed a number of alternative transactions that would result in the Company no longer being required to file periodic reports in the U.S. Management suggested that the Company retain its listing on the Australian Stock Exchange (the “ASX”) to provide potential liquidity for stockholders, thus making the Company public in Australia, but private in the U.S. The Board subsequently referred to the proposal as the “going semi-private transaction.”
At a meeting held on August 28, 2007, the Board discussed the going semi-private transaction, and created a special committee (the “Special Committee”) to (i) review whether a going semi-private transaction is in the best interests of the Company and its stockholders, and any other persons that the Special Committee deems necessary or desirable to consider under Nevada corporate law, and, if so, on what terms the Special Committee believes such a transaction to be in such best interests, (ii) consult with and pay the expenses of all special legal counsel and experts necessary for the Special Committee to make an informed recommendation with respect to a going semi-private transaction, including obtaining a fairness opinion from Kaulkin Ginsberg Lavine, LLC (“KG Lavine”) or such other independent valuation firm as the Special Committee deems reasonable in its discretion and (iii) present its report and recommendation to the Board.
The Special Committee reviewed management’s report with respect to a going semi-private transaction, conducted such an investigation and met with valuation experts and legal counsel to discuss various options for the Company to achieve private status in the U.S. The Special Committee also considered a provision in the Company’s Articles of Incorporation (the “Charter”) that would affect the structure of the going semi-private transaction. Section 14 of the Charter provides that a stock split is a “Business Combination,” which requires particular approval of stockholders. A Business Combination involving an “Interested Stockholder,” as defined in the Charter to include any stockholder with more than 10% of the shares of the Company’s outstanding voting stock, must be approved by the holders of at least 66 2/3% of the voting stock held by stockholders other than the Interested Stockholder (the “majority of the minority”). The Special Committee noted that the Board had concluded at its August 28, 2007 meeting that Procuro, Inc., a Nevada corporation (“Procuro”), held at the time approximately 84% of the Company’s outstanding voting stock, and could therefore be considered an “Interested Stockholder,” although Procuro would not receive treatment different from that of any other stockholder. The Special Committee concluded that the most conservative course would be to evaluate the going semi-private transaction as if Procuro were an Interested Stockholder and elected to proceed in that fashion. Given Procuro’s significant holdings, the Special Committee concluded that obtaining the approval of the majority of the minority (assuming Procuro was an Interested Stockholder) would be logistically difficult and inefficient given the number of stockholders with small holdings in such group and their residence in many foreign jurisdictions. The Special Committee noted that the Charter provides an exception to this majority of the minority requirement if certain conditions, as discussed more fully below under “Description of the Stock Split—Voting Requirements” are met, and concluded that the Company should structure any going semi-private transaction to take advantage of such exceptions.
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.

After the investigations and deliberations described above, the Special Committee concluded that the most advantageous structure for the transaction was to effect a reverse stock split in which any stockholder holding a fractional share after the reverse stock split would be paid $1.11 per share held on a pre-split basis. One of the exceptions to the majority of the minority approval requirement described above is that stockholders receive as cash consideration in the Business Combination a price per share that is at least as high as the highest price paid per share paid by an Interested Stockholder during the preceding two years. Management analyzed this requirement, reviewing Forms 3 and 4 filed during the past two years, and concluded that such price was $1.11, paid by Excellus Investments Pte Ltd. (“Excellus”), a stockholder of Procuro, in an off-market transaction on May 30, 2007. This price exceeded the price that KG Lavine’s opinion defined as the relative per share value – $0.88 per share. See “Description of the Stock Split—Voting Requirements” for a further discussion of the determination of the price per share.
The Special Committee concluded that such a Reverse Stock Split would result in the Company having only approximately 80 stockholders. Fifteen option holders would also remain. Given this small number of stockholders and the value of the Company’s total assets, pursuant to applicable U.S. securities laws, the Company would no longer be required to file periodic reports with the U.S. Securities and Exchange Commission (the “Commission”). At a meeting held on September 19, 2007, the Special Committee concluded that relief from these periodic reporting requirements would provide substantial benefits to the Company and its stockholders and that these benefits outweighed any disadvantages, and agreed to recommend the going semi-private transaction in its report to the Board. See “Special Factors” below for further discussion of this decision.
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.
At a meeting held on September 19, 2007, the Special Committee presented its report to the Board. After this presentation, the Board concluded that the going semi-private transaction was in the best interest of the Company and its stockholders and resolved to recommend the going semi-private transaction, on the terms more fully set forth in the remainder of this Information Statement, to the stockholders for their approval.
On October 2, 2007, Procuro, Inc. approved the going semi-private transaction by written consent. In accordance with the Charter, this consent will be effective on November 17, 2007, the date that is thirty days after the date of the mailing of this Information Statement to the Company’s stockholders (the “Effective Date”).
The Stock Split
The Board has authorized, and the holders of more than 75% of our outstanding Common Stock have approved by written consent, a one-for-five thousand reverse stock split of our Common Stock (the “Reverse Stock Split”). When the reverse stock split becomes effective, if you hold fewer than 5,000 shares of Common Stock (and therefore a fractional share after the Reverse Stock Split), you will receive a cash payment of $1.11 per pre-split share of Common Stock held by you.
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.
The Board has authorized, and the holders of more than 75% of our outstanding Common Stock have approved by written consent, following the effectiveness of the Reverse Stock Split, an immediate five thousand-for-one forward stock split of our Common Stock (the “Forward Stock Split” and together with the Reverse Stock Split, the “Stock Split”). If you hold more than one share of Common Stock after the effectiveness of the Reverse Stock Split, you will not receive a cash payment and the number of shares you hold will be returned by the Forward Stock Split to the same number as you held before the Reverse Stock Split. The Forward Stock Split will help the Company avoid the administrative cost of issuing new stock certificates to all stockholders and also means that the shares of our Common Stock authorized for issuance by the Company and the par value per share shall be the same as before the effectiveness of the Reverse Stock Split.
There is no preferred stock outstanding so there will be no changes in authorized amount or par value of the preferred stock after the Stock Split.

Reasons For and Purposes of the Stock Split
When the Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration of our Common Stock in the U.S. We project annual savings from deregistration of our Common Stock in the U.S. to be $650,000. We will also enjoy a one-time savings of $240,000 because we will not be required to comply with the internal control of financial reporting requirements for public companies as required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). See also the information under the captions “Special Factors—Reasons for and Purposes of the Stock Split” and “Recommendation of the Board with respect to the Stock Split” in this Information Statement.
The Board has determined that the Stock Split is fair to the Company’s stockholders, including its unaffiliated stockholders, from a financial point of view and is in the best interests of the Company and its stockholders. The Board further agreed with the Special Committee’s conclusions as presented in its report, including that the cost savings of being a private company in the U.S. would be significant, the Company does not need to access the public market to raise sufficient capital for its operations, the Company’s stockholders, creditors, customers and suppliers would benefit from greater attention from management if management had to spend less time and focus on meeting public company requirements, and stockholders had not benefited greatly from the Company’s public company status given the limited public float and relatively thin trading of the Company’s shares resulting in part from Procuro’s substantial holdings. Nonetheless, because the Company will retain its listing on the ASX, stockholders who are not cashed out in the Stock Split will still have the opportunity for liquidity with respect to their shares and the Company will remain subject to the listing rules and other applicable regulations of the ASX. See also the information under the caption “Recommendation of the Board with respect to the Stock Split” in this Information Statement.
Fairness of the Stock Split
Our Board retained the services of KG Lavine to advise the Board as to the fair value of our pre-split shares and to render an opinion as to the fairness of the Stock Split, from a financial point of view, to our unaffiliated stockholders who will receive a cash payment in lieu of fractional shares following the Reverse Stock Split. The Special Committee confirmed in its deliberations that KG Lavine was a suitable independent valuation firm and did not exercise its authority to engage another independent valuation firm.
The full text of the written opinion of KG Lavine, which sets forth assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex A. This description of KG Lavine’s opinion is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. For a more detailed description of KG Lavine’s opinion, see the information under the caption “Fairness of the Stock Split to Stockholders—Opinion of KG Lavine” in this Information Statement.
Tax Effects of the Reverse Stock Split
For stockholders who receive a cash payment in the Reverse Stock Split and cease to hold, either directly, or indirectly giving effect to applicable attribution rules, shares of post-split Common Stock, you will recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. See also the information under the caption “Effects of the Stock Split—Federal Income Tax Consequences of the Stock Split” in this Information Statement if you are a U.S. stockholder. The income tax consequences, if any, for non-U.S. stockholders will or may be different. You are urged to consult with your own tax advisor regarding the tax consequences of the Stock Split in light of your own particular circumstances.

Appraisal Rights of Dissenting Stockholders
Any stockholder that would receive cash in connection with the Stock Split, in lieu of a fractional share of Common Stock to which that stockholder would otherwise be entitled, has the right under the Nevada Revised Statutes to obtain payment of the fair value of such fractional share. Any stockholder that wishes to exercise its appraisal rights in connection with the Reverse Stock Split must deliver to us written notice of such stockholder’s intent to do so not later than 8:00 a.m. Mountain Standard Time, on the Effective Date, November 17, 2007, using the form (or a similar notice) provided herewith as Annex B. Failure to deliver us written notice of your intent to exercise your appraisal rights prior to the time and date above, would be deemed a waiver of your appraisal rights. If any dissenting stockholder and we cannot agree to the fair value of such fractional share, the fair value will be determined in a proceeding before a district court in the State of Nevada. See “Description of the Stock Split—Appraisal Rights.”
FORWARD-LOOKING STATEMENTS
This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS
Reasons for and Purposes of the Stock Split
Section 12(g) of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”) generally requires registration with the Commission within 120 days after the last day of the first fiscal year in which an issuer has total assets exceeding $10 million and a class of equity security held of record by 500 or more persons. Having exceeded these thresholds, in 2005, the Company filed a Registration Statement on Form 10 with the Commission and became subject to the ongoing reporting requirements of the Exchange Act, including the obligation to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy and information statements, including this Information Statement. At that time, the Company’s Common Stock was not listed in the U.S., but was listed on the ASX, although trading volumes were relatively low. The ASX Listing Rules were substantially less burdensome on the Company than the Commission’s rules under the Exchange Act, and Exchange Act rules have become even more burdensome and costly over time leading the Board to approve the Stock Split.
At the time, we thought our required Exchange Act registration could conceivably provide the tangential benefit of facilitating a more active trading market for our Common Stock through a potential listing on a recognized U.S. exchange or quotation system. However, in early 2006, our stockholder base began to further consolidate, initially through the letter agreements dated December 17, 2005 between Best Dynamic Services Limited (“BDS”) and Ms. Joan Sullivan Garrett as more fully discussed in our Information Statement on Schedule 14C dated February 9, 2006, and more recently through the formation of Procuro, Inc., whereby BDS and Excellus (which are controlled by International SOS Assistance, Inc. (“ISOS”)) and Gaelic, LLC (“Gaelic”) (which is controlled by Ms. Sullivan Garrett) contributed their shares of the Company’s Common Stock to Procuro in exchange for Procuro common stock. See “Information about the Company—Related Party Transactions” in this Information Statement. As of October 2, 2007, Procuro held 87.13% of the Company’s outstanding voting stock, leaving very little public float in the hands of non-affiliates to support a trading market.
Accordingly, a U.S. listing was never pursued, and the Company’s Common Stock continues to be traded at low volumes on the ASX. Stockholders should not be confused by the fact that the Company has a stock symbol indicating it is listed in the U.S. on the so-called “pink sheets” (a centralized information system provided by Pink Sheets, LLC). This symbol was assigned without any action by the Company, predates our Exchange Act registration, and is only in place because over-the-counter trading of a security that is not listed, traded or quoted in the U.S. on any stock exchange, the OTCBB or the Pink Sheets must be reported by broker-dealers to their self regulatory organization, which then disseminates the trade data to Pink Sheets, LLC. Such trading in our Common Stock by U.S broker-dealers is rare and we believe such trades are most likely executed through the ASX.
The primary purpose of the Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.
The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. Particularly as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our U.S. public company status is in the best interest of the Company or our stockholders.
After review and full discussion of the Special Committee report, the Board concluded that it agrees with the Special Committee’s conclusions that:
•	the costs to the Company of becoming compliant with Section 404 of the Sarbanes-Oxley Act will be approximately $125,000 annually, after the incurrence of one-time costs of approximately $240,000;

•	administrative, audit and legal costs, including costs related to complying with the rules and requirements of the Commission total approximately $450,000 annually;

•	if the Company were private in the U.S., directors’ and officers’ liability insurance premiums would be approximately $75,000 less annually than they are currently;

•	the potential reduction in costs of operations after the going semi-private transaction is approximately $650,000;

•	900 of the Company’s 1,500 stockholders own less than 100 shares of the Company’s Common Stock and several have indicated an interest in a buyback of their shares;

•	the cost savings available to the Company after the Stock Split are significant and would strengthen the Company’s financial position;

•	the Company does not need to access the public market in the U.S. to raise sufficient capital for its operations;

•	if the Company were private in the U.S., the Company and its stockholders would benefit from greater attention from management whose time and focus is currently distracted by the requirements applicable to U.S. public companies; and

•	the Company’s Common Stock is not listed on a U.S. stock exchange, and our minority stockholders will continue to have the potential to trade shares (as they have in the past) through the Company’s listing on the ASX after the Stock Split.
Our status as a U.S. public company has not only failed to benefit our stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur approximately $650,000 annually before taxes in related expenses as set forth under “Special Factors—Estimated Future Annual Savings to be Realized if the Company Goes Private in the U.S.” below. By going private in the U.S. we will avoid the requirement to be in compliance with Section 404 of the Sarbanes-Oxley Act, governing internal controls and procedures, by the end of this fiscal year, which we estimate would otherwise cost an additional $240,000 based on the publicly available data with respect to the costs of such initial compliance by public companies similarly situated to MedAire in terms of revenues and number of staff.
Estimated Future Annual Savings to be Realized if the Company Goes Private in the U.S.

Audit Fees	$100,000
Internal Control Testing	125,000
Stockholder Communications	50,000
Legal Fees	180,000
Director and Officer Insurance	75,000
Transfer Agent Fees	50,000
Other	70,000

Total	$650,000
The amounts of savings set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that the costs of remaining a public company in the U.S. are justified. Therefore, the Board believes that it is in the best interest of the Company and its stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a U.S. public company.
The requirements of the Sarbanes-Oxley Act impose burdens on Company management who expend a great deal of time on the preparation and review of our public filings. Our Chief Executive Officer and Chief Financial Officer in particular expend significant amounts of time to take the actions necessary to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, the relative costs and impact on resources of these and other requirements are substantial. Additionally, we have found it difficult to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers’ liability insurance.

See the information set forth under the caption “Special Factors—Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why our Board approved the Stock Split instead of another alternative transaction structure.
The Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by allowing us to deregister our Common Stock. Those stockholders who are not cashed out in the Stock Split will retain the benefits of our ASX listing and will continue to have an option for liquidity of their shares.
We presently have approximately 1,500 holders of our Common Stock, including registered holders and holders in street name, of which approximately 1,420 stockholders each own fewer than 5,000 shares. In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding shares of Common Stock. The administrative burden and cost to us of maintaining records with respect to these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Stock Split will enable us to reduce this burden and cost.
Ratio for the Reverse Stock Split
The Board set the ratio for the Reverse Stock Split at one-for-five thousand. We believe that, as of the Record Date, we had approximately 80 holders of our Common Stock who held in excess of 5,000 shares of our Common Stock. The Reverse Stock Split will cause us to cash out shares held by any stockholder holding fewer than 5,000 shares of Common Stock. When the Reverse Stock Split is consummated, holders of Common Stock owning fewer than 5,000 shares will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See also information set forth under the captions “Recommendation of the Board with respect to the Stock Split” and “Fairness of the Stock Split to Our Stockholders” in this Information Statement.
Strategic Alternatives Considered
In making the determination to proceed with the Stock Split, the Company reviewed a number of other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Stock Split because the Board believed that the Stock Split would be the simplest and most cost-effective approach by which to achieve the purposes described above. Some of the alternatives reviewed included:
Self-tender offer. The Board considered a cash self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Stock Split, but there could be no certainty that a sufficient number of shares would be tendered.
Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the relatively low daily trading volume of our Common Stock, there was no assurance that purchasing stock in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister within a reasonable period of time. Additionally, the Company has many stockholders who hold small numbers of shares. For stockholders with such small holdings, the transaction costs payable by such stockholders in connection with a sale of shares on the open market could exceed the amount of consideration payable in an open market purchase.

Consideration Per Share
As discussed more fully under “Description of the Stock Split—Voting Requirements,” the Board concluded that it should treat the Stock Split as a Business Combination under the Charter. The Board also concluded that, given the significance of the Stock Split, the most conservative course was to treat Procuro as an Interested Stockholder when analyzing the requirements imposed by the Charter with respect to a Business Combination, although Procuro would not receive treatment different from that of any other stockholder in the Stock Split. Finally, the Board concluded that obtaining the approval of a majority of the minority (66 2/3% of the stockholders other than Procuro) would be logistically difficult, and therefore determined that complying with the exceptions to such requirement provided by the Charter was the best course. One of those exceptions is that stockholders be paid a price per share in the Business Combination that is at least as high as the highest price paid by an Interested Stockholder in the two years prior to the Business Combination. Management’s analysis of Forms 3 and 4 filed with the Commission during such time period revealed a purchase by Excellus, a significant stockholder in Procuro, on May 30, 2007 in an off-market transaction at a price per share of $1.11. In its fairness opinion, KG Lavine determined that, based on its judgment, the relative per share value of our Common Stock was $0.88. The fairness opinion also notes that the assessed value of $0.88 is less than the $1.11 paid by an Interested Stockholder during the two-year look back period. The fairness opinion provides that, subject to the qualifications and conditions set forth therein, in KG Lavine’s opinion, as of September 28, 2007, the payment of $1.11 per share for fractional shares in the Reverse Stock Split is fair, from a financial point of view, to the stockholders being cashed out in the Reverse Stock Split.
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.
INFORMATION ABOUT THE COMPANY
Ownership of Our Major Stockholders
On April 23, 2007, the Company’s three largest stockholders, Gaelic, BDS and Excellus, filed Schedules 13D with the Commission disclosing that these three stockholders have contributed their shares of the Company’s Common Stock to Procuro, and entered into a Shareholders Agreement dated April 18, 2007.
Gaelic is controlled by Joan Sullivan Garret, Chairman and Founder of the Company. ISOS owns and controls BDS and Excellus.
Generally, the Schedules 13D provide as follows:
Procuro’s principal business is to hold, manage, acquire, dispose of, and vote shares of Common Stock of the Company. At the date of the Shareholders Agreement, Procuro acquired 44,340,369 shares or 77.08% of the Company’s Common Stock through the contribution of shares by each of the Company’s three largest stockholders as follows:

Gaelic:	18,676,065
BDS:	14,780,149
Excellus:	10,884,155
Gaelic, BDS and Excellus each contributed shares of Company Common Stock to Procuro in exchange for an equal number of shares of common stock of Procuro. All shares of the Company Common Stock, approximately 10,400 shares, held by Ms. Sullivan Garrett individually are in the process of being contributed to Procuro by Ms. Sullivan Garrett in exchange for common stock of Procuro. The stated purpose of the transfer of the Common Stock to Procuro is to facilitate the orderly transfer of the Company Common Stock owned by Gaelic and Ms. Sullivan Garret to BDS and its affiliates in connection with the Shareholders Agreement dated April 18, 2007 among Procuro, Gaelic, BDS, Excellus and Ms. Sullivan Garrett (the “Shareholders Agreement”) and the Letter Agreements dated December 17, 2005, between BDS and Ms. Sullivan Garrett more fully discussed in the Company’s Information Statement on Schedule 14C dated February 9, 2006. See “Information about the Company—Related Party Transactions—Shareholders Agreement” for further discussion of the Shareholders Agreement.

On April 20, 2007, Gaelic transferred ownership of 1,725,000 shares of Procuro to BDS for a purchase price of (Australian Dollars) A$1.20 (US$0.9983) per share. On June 5, 2007, Gaelic transferred ownership of an additional 1,725,000 shares of Procuro common stock to BDS for a price of (Australian Dollars) A$1.20 (US$0.9946) per share. As of October 2, 2007, Ms. Sullivan Garrett and Gaelic hold shared voting and dispositive power over 15,236,465 shares of Common Stock of the Company due to Ms. Sullivan Garrett’s role as a director of Procuro and because Ms. Sullivan Garrett has the authority to direct how votes of Company Common Stock are cast with respect to the number of shares of Procuro Common Stock owned by Ms. Sullivan Garrett and Gaelic in certain instances described in the Shareholders Agreement.
Based on information filed with the Commission on Form 4, during the sixty days prior to the date of this Information Statement, Excellus and Procuro have engaged in the following transactions (in addition to those described above):
•	On August 22, 2007, Excellus acquired 850,000 shares of our Common Stock for a purchase price of $1.0015 per share;

•	On August 25, 2007, Excellus acquired 1,400,000 shares of our Common Stock for a purchase price of $1.0224 per share;

•	On September 14, 2007, Excellus contributed 1,400,000 shares of our Common Stock to Procuro in exchange for 1,400,000 shares of Procuro;

•	On September 19, 2007, Excellus acquired 10,000 shares of the Company’s Common Stock for a purchase price of $1.0737 per share; and

•	On September 25, 2007, Excellus contributed 860,000 shares of our Common Stock to Procuro in exchange for 860,000 shares of procuro.
As of October 2, 2007, the Record Date, Procuro owned 50,500,369 shares, or 87.13% of our outstanding Common Stock.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) each executive officer and (iv) all Directors and executive officers as a group.

		Amount and
		Nature of
	Name and Address of	Beneficial	Percentage
Title of Class	Beneficial Owner(1)	Ownership	of Class(2)
Principal Securityholders:
Common	Procuro, Inc.	50,500,369	87.13%
	6100 Neil Road, Suite 500
	Reno, NV 89511
Common	ANZ Nominees Limited	3,993,639	6.89%
	GPO Box 2842AA
	Melbourne, Victoria 3001
	Australia

Directors and Executive Officers:
Common	James Allen Williams	56,100	*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,

		Amount and
		Nature of
	Name and Address of	Beneficial		Percentage
Title of Class	Beneficial Owner(1)	Ownership		of Class(2)
	Ste. 610
	Tempe, AZ 85281
Common	Joan Sullivan Garrett	10,400		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Roger Sandeen	35,000		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Heidi Giles(6)	50,000	(5)	*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Jim Gibson	50,000		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Janis Straty	100,000	(5)	*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Terry Giles(6)	81,000	(3)	*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Roy Herberger	70,000	(4)	*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Gregory Bell	0		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	John Jessup	0		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Neil Hickson	0		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Common	Sandra Wadsworth	0		*
	c/o MedAire, Inc.
	80 E. Rio Salado Parkway,
	Ste. 610
	Tempe, AZ 85281
Directors and Executive Officers as a Group (12 persons)		452,500		0.76%

*	Less than one percent.

(1)	Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Shares which an individual or group has a right to acquire within 60 days of October 2, 2007 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person shown in the table. On October 2, 2007, the date as of which these percentages are calculated, there were 57,962,337 shares of our Common Stock issued and outstanding and 1,029,253 options to purchase Common Stock issued and outstanding.

(3)	Consists of 11,000 shares held directly and 70,000 immediately exercisable options to purchase shares of Common Stock issued pursuant to our Amended and Restated 1998 Key Employee Stock Option Plan.

(4)	Consists of 70,000 immediately exercisable options to purchase shares of Common Stock issued pursuant to our Amended and Restated 1998 Key Employee Stock Option Plan.

(5)	Consists of immediately exercisable options to purchase shares of Common Stock, all of which options were issued pursuant to our Amended and Restated 1998 Key Employee Stock Option Plan.

(6)	Ms. Giles and Mr. Giles are not related for purposes of the related person transaction disclosure rules.
Trading in Our Securities
Our securities are traded on the ASX under the symbol “MDE.” As of the Record Date, there were 57,962,337 shares of our Common Stock issued and outstanding. The following table sets forth information with respect to the high and low sales prices for a share of the Company’s Common Stock for each quarter during the past two years. All figures are in Australian Dollars.

	HIGH AND LOW SALES PRICES (A$)
Quarter Ended	High Sales Price	Low Sales Price
September 30, 2007	$1.30	$0.90
June 30, 2007	$1.10	$0.70
March 31, 2007	$0.86	$0.66
December 31, 2006	$1.00	$0.65
September 30, 2006	$0.77	$0.46
June 30, 2006	$0.60	$0.44
March 31, 2006	$0.98	$0.50
December 31, 2005	$1.00	$0.71
The May 30, 2007 transaction in which Excellus, a stockholder of Procuro, purchased shares for A$1.35 (US$1.11) per share and that the Board determined to be the highest price paid by an Interested Stockholder in the past two years was an off-market transaction and is not reflected in the above table.
Dividends
The Company has never paid a dividend on shares of its Common Stock. The Company does not intend to pay a dividend on these shares for the foreseeable future.
Officers and Directors
The following table sets forth the name, age and position of each of the members of our Board of Directors as of the date of this Information Statement:

Name	Age	Position
James Allen Williams	53	Chief Executive Officer, Class III Director
Joan Sullivan Garrett	58	Chairman, Class I Director
Terry Giles*	64	Class I Director
Roy Herberger**	64	Class I Director
Gregory J. Bell***	48	Class II Director
Neil Warren Hickson	49	Treasurer, Secretary, Class III Director
John Jessup	48	Class III Director
Sandra Wilkenfeld Wadsworth	58	Class II Director

*	Chairman of the Special Compliance Committee and member of the Audit and Corporate Governance Committee and the Compensation and Nomination Committee.

**	Chairman of the Compensation and Nomination Committee and member of the Audit and Corporate Governance Committee.

***	Chairman of the Audit and Corporate Governance Committee.
Class I Directors will continue to hold office until the 2010 annual meeting of stockholders when they are required to stand for re-election. Class II Directors will continue to hold office until 2008 annual meeting of stockholders when they are required to stand for re-election. Class III Directors will continue to hold office until 2009 annual meeting of stockholders when they are required to stand for re-election. Officers are designated by and serve at the pleasure of the Board of Directors (subject to the terms of any employment agreement).
Set forth below is certain biographical information with respect to our Directors:
James Allen Williams. James Allen Williams was appointed as a Director on December 21, 2005. March 8, 2006, Mr. Williams was designated as the Chief Executive Officer of the Company. Mr. Williams served as Executive Vice President and General Manager of ISOS, an emergency medical assistance company, from March 1999 through December 2004. From December 2004 through October 2005, Mr. Williams served as President and Chief Operating Officer, Americas Region, of ISOS. From October 2005 through December 2005, Mr. Williams served as Group Director for Health and Safety Market Development for ISOS. Mr. Williams’ corporate responsibilities for ISOS have included the consolidation of United States ISOS operations, building a professional management team, direct oversight of ISOS’ operations in North, Central and South America and development of health and safety commercial strategy and capabilities for the oil and gas industries and the commercial and military aviation sectors. Mr. Williams earned his Bachelor of Science degree in Mechanical Engineering from North Carolina State University.
Joan Sullivan Garrett. Ms. Sullivan Garrett has served as our Chief Executive Officer since founding the Company in 1985 through March 8, 2006 and as our Chairperson since 1987. From 1985 to 2004 Ms. Sullivan Garrett served as our President as well. A critical care registered flight nurse and chief medical officer with more than 15 years medical experience, Ms. Sullivan Garrett created the first emergency medical global response center, MedLink, where medical emergencies are managed by a team of Board-certified emergency physicians. Ms. Sullivan Garrett has consulted with airlines and governing bodies such as British Airways and the U.S. Federal Aviation Administration on health and safety-related projects and issues. She serves as Vice-Chairperson on the Board of Governors for the Flight Safety Foundation, has provided congressional testimony, and is a corporate member of the National Business Aviation Association and the Associate Member Advisory Council. Ms. Sullivan Garrett has been a long-time member and Director of the International Aviation Women’s Association, the Aerospace Medical Association and the International Society of Travel Medicine. She also is a member of Arizona Business Leadership. Ms. Sullivan Garrett graduated from Mesa Community College with an AA degree in nursing. Additionally, she has taken various Global Leadership courses through the Executive Education Program at Thunderbird, the Garvin School of International Management. Ms. Sullivan Garrett was appointed for a period of 5 years as a member of the Board of Directors of AEA Investment, Ltd., a wholly-owned subsidiary of AEA International Holdings, Ltd., a corporation organized under the laws of the British Virgin Islands and the parent company of BDS and ISOS.
Terry Giles. Mr. Giles has served as a non-executive and independent member of the Board of Directors of the Company since May 2004. He is a member of the Audit and Corporate Governance Committee and the Compensation and Nomination Committee and Chairman of the Special Compliance Committee. Mr. Giles has been a corporate executive, an entrepreneur, and a consultant in the banking, technology, and distribution industries. He has served as the Senior Vice President and Chief Financial Officer of Lincoln First Bank (now part of J.P. Morgan Chase), of Great Western Bank and of First Commercial Savings and Loan Association. He has also served as the Senior Vice President, Finance and Administration and Chief Financial Officer of MicroAge, Inc., and as Manager of Intec, LLC. In addition to accounting, control, treasury, investment, and planning duties, his corporate responsibilities have included information technology, human resources, legal, and various administrative functions. His career experience includes positions in large, mid-sized, and small corporations. Mr. Giles holds a BS degree and a MBA degree in Finance from the University of Rochester. He also served as an officer in the U.S. Navy.

Dr. Roy Herberger, Ph.D. Dr. Herberger has served as a non-executive and independent member of the Board of Directors of the Company since May 2004. He is the Chairman of the Compensation and Nomination Committee and is a member of the Audit and Corporate Governance Committee and Special Compliance Committee. Dr. Herberger recently retired as President of Thunderbird, the Garvin Graduate School of International Management, a position he has held since 1989. Dr. Herberger’s experience includes research and consultancies with several major Asian corporations. His articles in international business negotiations have appeared in U.S. and international academic and business periodicals. Dr. Herberger has served on numerous councils and committees focused on economic development, and sits on the Boards of several corporations as follows: PinWest Capital Corp, Action Performance, InterCard Wireless and Direct Merchants Credit Card Bank. InterCard Wireless, a public company in Australia, entered receivership in Australia on August 9, 2004 and has yet to come out of receivership. He also serves on the Board of Forest Highlands Foundation and the Mayo Clinic. Dr. Herberger earned his Bachelor and Master’s degrees in Business from the University of Texas at Austin and his Doctorate in Marketing from the University of Colorado.
Gregory J. Bell. Mr. Bell was elected as a member of our Board of Directors upon the effectiveness of consent resolutions of a majority of our stockholders (the “Consent Resolutions”), March 1, 2006. From May 2005 through the present, Mr. Bell served as Chief Financial Officer of the Americas Region for ISOS, responsible for finance and information technology. From January 2003 until joining ISOS, Mr. Bell served as Chief Financial Officer, Secretary and Treasurer of Katalyst LLC, an investment banking firm focused on the technology marketplace. From October 1999 to December 2002, Mr. Bell served as Chief Financial Officer, Secretary and Treasurer of Destiny Websolutions, Inc., a product and services technology firm. Mr. Bell has also operated a consulting business providing bookkeeping services to clients since April 2005. Mr. Bell is our Audit Committee financial expert. Mr. Bell received his BS in Accounting from the Pennsylvania State University and is a Certified Public Accountant.
Neil Warren Hickson. Mr. Hickson was elected as a member of our Board of Directors upon the effectiveness of the Consent Resolutions, March 1, 2006. From January 2000 to the present, Mr. Hickson has been employed as Deputy Managing Director and Chief Financial Officer of International SOS (Australia) Pty Ltd, an emergency medical assistance company. Mr. Hickson is responsible for financial and general management of that company. Mr. Hickson earned his Bachelor of Economics degree in Accounting from the University of Sydney.
John Jessup. Mr. Jessup was elected as a member of our Board of Directors upon the effectiveness of the Consent Resolutions, March 1, 2006. From July 2005 through the present, Mr. Jessup has served as Managing Director, Australia Region for International SOS (Australia) Pty Ltd., an emergency medical assistance company. Mr. Jessup is responsible for managing operations for International SOS (Australia) Pty Ltd in Australia, New Zealand, Papua New Guinea and the Pacific Islands. Mr. Jessup received his Medical Rep. Diploma from the Australian Pharmaceutical Manufacturers’ Association. Mr. Jessup also earned Bachelor of Economics and Master of Business Administration degrees from Macquarie University.
Sandra Wilkenfeld Wadsworth. Ms. Wadsworth was elected as a member of our Board of Directors upon the effectiveness of the Consent Resolutions, March 1, 2006. From October 2000 to the present, Ms. Wadsworth has served as Senior Executive Vice President, Global Accounts for ISOS. Her duties include global accounts management. Ms. Wadsworth is also a member of the Executive Committee of ISOS. Ms. Wadsworth earned her Bachelor and Master of Arts degrees in English from Sam Houston State University.

Set forth below is certain biographical information with respect to our executive officers:
Roger D. Sandeen.  Mr. Sandeen joined the company in July 2006 as Chief Financial Officer. Mr. Sandeen was appointed Secretary and Treasurer of the Company in May 2007.  Prior to joining MedAire, Mr. Sandeen was Vice President, Chief Accounting Officer and Chief Information Officer for Giant Industries, Inc., a petroleum refinery company, from 2003 to 2005.  Mr. Sandeen has held similar responsibilities with other companies including Venerable Group between 2002 and 2003, and Xcel Energy Inc., between 1989 and 2000.  Mr. Sandeen is a certified public accountant and earned a Bachelor of Science degree in business administration from Midland Lutheran College.
Gary Del Vecchio.  Mr. Del Vecchio joined the company as Director of Manufacturing Operations in November 2004.  Prior to joining the company, Mr. Del Vecchio had been employed by Electro-Scientific Industries, Inc. since 1997.  He held various positions with the ESI, concluding his tenure with the company as Vice President of Operations.  Mr. Del Vecchio received his bachelor’s of science degree in business administration from the University of New Haven.
Heidi Giles.  Ms. Giles joined the company in May 2004 as Director, Commercial Aviation and was subsequently promoted to Vice President Global Response Services.  Prior to joining the company, Ms. Giles was Manager Inflight Regulatory, Procedures and Publications for Southwest Airlines between 2002 and 2004, and had held various positions with US Airways during her employment which spanned 1986 to 2002.  Ms. Giles earned a Bachelor of Arts degree in modern language and linguistics from the University of Maryland and holds a master’s degree in education from the University of North Carolina.
Richard Paul Gomez.  Mr. Gomez joined MedAire in February 2005 as the Director of Education Services.  He subsequently was named Director Education Services and Quality.   Prior to MedAire, Mr. Gomez was employed by America West Airlines (now US Airways) from 1985 to 2005 where he held various positions including Senior Manager of In-flight Planning and Development.  Mr. Gomez completed studies at the Travel Institute of the Pacific, focusing on international travel, tariff and ticketing.  He attended Maricopa Community College and Arizona State University studying architectural design.
Janis Straty.  Ms. Straty joined the company in December 2003 as the Director of Human Resources and was subsequently promoted to Vice President Human Resources.  Prior to joining the company, Ms. Straty was employed by GE Medical Systems-Information Technologies (formerly Marquette Medical Systems) from 1996 to 2001 as a Human Resources Manager.  Subsequently, between 2002 and 2003, Ms. Straty was employed by MRA-The Management Association in a consulting services role and Phoenix Children’s Hospital in staffing.  Ms. Straty received her bachelor’s of business administration degree from the University of Wisconsin-Whitewater.
Related Party Transactions
The following discussion describes certain recent transactions between the Company and its affiliates and between our significant stockholders.
     Letter Agreements
The Letter Agreements dated December 27, 2005, between BDS and Joan Sullivan Garrett outline mutual goals and strategies relating to the direction and control of the Company. Pursuant to the Letter Agreements, BDS and Ms. Sullivan Garrett agreed to execute certain Consent Resolutions and to urge other stockholders to approve such Consent Resolutions. As described in the definitive Information Statement on Schedule 14C, filed on February 9, 2006, the executed Consent Resolutions caused a substantial change in the composition of the Company’s Board of Directors with the election of six new Directors nominated by BDS. As reported by BDS on its Schedule 13D filed with the SEC on December 27, 2005, BDS is a wholly-owned subsidiary of Blue Cross Travel Services B.V., which is a wholly-owned subsidiary of International SOS (EMEA) Holdings N.V. (“ISOSH”), which is a wholly-owned subsidiary of AEA International Holdings Limited. Each such entity disclaims any beneficial ownership of any of the securities to which such report relates, except to the extent of each such entity’s indirect pecuniary interest in such securities. Arnaud P.A. Vaissie, Pascal M.G. Rey-Herme, and Laurent Sabourin, collectively, have investment and voting power with respect to the securities of AEA International Holdings Limited and may be deemed to indirectly beneficially own the securities held by BDS. Each such person disclaims any beneficial ownership of any of the securities to which such report relates, except to the extent of each such person’s indirect pecuniary interest in such securities.
Ms. Sullivan Garrett also agreed to refrain from selling, pledging or otherwise disposing of the common stock or voting power through the common stock for a period of five years, subject to specified exceptions. Ms. Sullivan Garrett also agreed to grant to BDS or its designee a right of first offer to purchase the common stock held by Ms. Sullivan Garrett at the purchase price defined in the Letter Agreements.
Also pursuant to the Letter Agreements, following the effectiveness of the Consent Resolutions, Joan Sullivan Garrett, who continues as our Chairman, was appointed for a period of 5 years as a member of the Board of Directors of AEA Investment, Ltd., a wholly-owned subsidiary of AEA International Holdings, Ltd., a corporation organized under the laws of the British Virgin Islands and the parent company of BDS and ISOS. The Letter Agreements provide that Ms. Sullivan Garrett will be paid a fee of $4,667.67 per month in connection with her director services to AEA, and fees may be paid in advance.
Pursuant to the Letter Agreements, Ms. Sullivan Garrett and BDS entered into a Shareholders Agreement, effective March 1, 2006, pursuant to which they agreed not to vote their respective shares of common stock in any way inconsistent with the terms of the Letter Agreements. For 5 years, the Shareholders Agreement further requires BDS and Ms. Sullivan Garrett to vote all of its or her shares and take all other necessary or desirable actions within its or her control so that (a) the size of the Board of Directors of the Company will be established and maintained at nine (9); and the individuals named in the remainder of this paragraph will be elected to the Board of Directors of the Company. Initially, the individuals shall be (i) six (6) directors nominated by BDS, (ii) Ms. Sullivan Garrett, and (iii) two (2) directors nominated by Ms. Sullivan Garrett. Once Ms. Sullivan Garrett’s share ownership has been reduced to one-half of her current holdings, the individuals shall be (i) seven (7) directors nominated by BDS, (ii) Ms. Sullivan Garrett, and (iii) one (1) director nominated by Ms. Sullivan Garrett. Once Ms. Sullivan Garrett’s share ownership has been reduced to one-tenth of her current holdings, the individuals shall be (i) eight (8) directors nominated by BDS, and (ii) Ms. Sullivan Garrett.
     Shareholders Agreement
As discussed under “Information About the Company—Ownership of our Major Stockholders” in this Information Statement, our three largest stockholders, Gaelic (controlled by Joan Sullivan Garrett), BDS and Excellus (each controlled by ISOS) contributed their shares of the Company’s Common Stock to Procuro and on April 18, 2007 entered into a Shareholders Agreement.
Among other agreements described in the Shareholders Agreement, the Shareholders Agreement provides:
•	for the contribution by Ms. Garrett, Gaelic, BDS and Excellus of the Company common stock owned by them to Procuro, in exchange for shares of common stock of Procuro;

•	that any other Company common stock that is otherwise owned by Ms. Garrett, Gaelic, BDS and Excellus or is acquired directly or indirectly by any of them or their affiliates following the execution of the Shareholders Agreement be transferred to Procuro in exchange for common stock in Procuro;

•	for the sale of Procuro common stock by Ms.Garrett and Gaelic to Excellus and BDS in tranches as described in the Shareholders Agreement and, if neither party has instituted an offer to purchase the other’s Procuro common stock at an appraised value as set forth in the Shareholders Agreement by March 31, 2011 or if all shares of Procuro common stock owned by Ms. Garrett and Gaelic are not sold to the BDS and Excellus by May 31, 2011, then the parties to the Shareholders Agreement shall cause Procuro to be immediately dissolved and the Company common stock held by Procuro will be distributed to the each of the parties in proportion to their Common Stock ownership in Procuro at the time and the Shareholders Agreement will be terminated;

•	that if an all cash tender offer is commenced by a third party for the Company’s common stock during the term of the Shareholders Agreement and if the board of directors of Procuro cannot agree on whether to participate in the tender offer, then any holder of Procuro common stock may participate in the tender offer with respect to its pro rata share of Company common stock held by Procuro unless the stockholder who does not elect to participate in the tender offer agrees to buy the other’s shares of Procuro common stock at the tender offer price and on the tender offer closing;

•	that if Procuro, any of BDS and Excellus or their respective affiliates desire to acquire shares of Company common stock from any third parties, whether in the form of a tender offer, acquisition, option, merger or otherwise (an “Acquisition”), and Ms. Garrett and Gaelic are required or eligible to vote on such Acquisition, Ms. Garrett and Gaelic agree to vote all of their shares of Procuro common stock or Company common stock in favor of the Acquisition and, in the event of the closing of the Acquisition, Ms. Garrett and Gaelic shall have the right to sell their shares of Procuro common stock to BDS and Excellus at the price specified in the Shareholders Agreement;

•	that the Board of Directors of Procuro shall consist of one member appointed by Ms. Garrett and one member appointed by BDS;

•	that the Board of Directors of the Company shall continue to be Ms. Garrett, six directors nominated by BDS, and two directors nominated by Ms. Garrett; provided, however, that once Gaelic’s share ownership in Procuro has been reduced to one-half of its holdings as of the date of the Shareholders Agreement, the individuals comprising the Company’s Board of Directors shall be Ms. Garrett, seven directors nominated by BDS, and one director nominated by Ms.Garrett; provided further that once Gaelic’s share ownership in Procuro has been reduced to one-tenth of its holdings as of the date of the Shareholders Agreement, the individuals comprising the Company’s Board of Directors shall be Ms. Garrett and eight directors nominated by BDS; and

•	that, except with respect to the election of the Board of Directors of the Company, the Company common stock owned by Procuro shall be voted in a manner determined by Procuro’s board of directors and, if Procuro’s board of directors cannot so agree, then votes shall be cast in the manner, at all times not inconsistent with the terms and intent of the Letter Agreements between BDS and Ms. Garrett executed on December 17, 2005, as directed by Ms. Garrett with respect to the number of shares of Procuro common stock owned by Ms. Garrett and Gaelic and, as directed by Mr. Laurent Sabourin, with respect to the number of shares of Procuro common stock owned by the BDS and Excellus.
     Website Access Agreement
On July 1, 2006, the Company entered into a contract with ISOS to provide online website access for international travel related information. This website will be used by employees of the Company’s customers who travel internationally. The employees will be able to view information by country including health risks, vaccinations, medical care, safety, security and travel information. The contract’s initial term was from July 1, 2006 through July 1, 2007, and has automatically renewed (and will continue to automatically renew) for a one year period; however, either party may terminate the contract with 30 days written notice. The initial set-up fee was $50,000 and the initial annual fee was $60,000. The current year annual fee is $95,000 with subsequent annual fees negotiable. The Company paid $50,000 towards the 2006 total contract amount in the fourth quarter of 2006. The remaining amount due for the first year contract of $60,000 was paid during the first quarter of 2007. ISOS is affiliated with two other entities, BDS and Excellus.
BACKGROUND OF THE STOCK SPLIT
The Board and Company management have had frequent discussions over the past six months at Board meetings regarding the costs and benefits of the Company’s status as a registrant under the Exchange Act, and the imminent cost to comply with the internal control over financial reporting requirements under Section 404 of the Sarbanes Oxley Act by the end of 2007.
In early 2007, the Company engaged the assistance of Osborn Maledon, PA as outside counsel to explore possible alternatives for going private in the U.S., including a reverse stock split.

On August 28, 2007 the Board met to consider further the possible going semi-private transaction, and heard a report from Osborn Maledon, PA as to the various means by which a Nevada corporation may go private, including by means of a reverse stock split. Osborn Maledon, PA also advised the Directors as to their fiduciary responsibilities to all stockholders of the Corporation in considering whether to recommend a reverse stock split or another going semi-private transaction for approval by the stockholders. The Board concluded that a special committee should be established to (i) review whether a going semi-private transaction is in the best interests of the Company and its stockholders, and any other persons that the Special Committee deems necessary or desirable to consider under Nevada corporate law, and, if so, on what terms the Special Committee believes such a transaction to be in such best interests, (ii) consult with and pay the expenses of all special legal counsel and experts necessary for the Special Committee to make an informed recommendation with respect to a going semi-private transaction, including obtaining a fairness opinion from KG Lavine or such other independent valuation firm as the Special Committee deems reasonable in its discretion and (iii) present its report and recommendation to the Board. The Board also ratified management’s prior engagement of KG Lavine to serve as financial advisor to the Board in connection with the contemplated going semi-private transaction, subject to the rights of the Special Committee to engage an additional or different financial advisor in its reasonable discretion.
At the August 28 meeting, the Board then discussed the composition of the Special Committee and noted that the proposed going semi-private transaction would be a “Business Combination” as such term is defined in the Charter. The Board further took note that such a transaction involving an “Interested Stockholder” as such term is defined in the Charter to include any stockholder holding more than 10% of the Company’s outstanding voting stock required the approval of 66 2/3 % of the stockholders who were not Interested Stockholders. The Board noted that Procuro held approximately 84% of the Company’s outstanding voting stock at that time, and could therefore be considered an “Interested Stockholder,” although Procuro would not receive treatment different from that of any other stockholder. The Board concluded that the most conservative course would be to evaluate the going semi-private transaction as if Procuro were an Interested Stockholder and elected to proceed in that fashion. Given Procuro’s significant holdings, the Board concluded that obtaining the approval of the majority of the minority (assuming Procuro was an Interested Stockholder) would be logistically difficult and inefficient given the number of stockholders with small holdings in such group and their residence in many foreign jurisdictions. The Board then turned to certain exceptions to the majority of the minority approval requirement. In the event that cash consideration was to be paid to the stockholders in the Business Combination, one of two requirements had to be met to avoid the majority of the minority approval requirement – either (i) a majority of the Continuing Directors (as defined in the Charter to include any Director who was a Board member when the Company’s Charter was filed in October 2002, any Director who became a Board member after such date who is not an affiliate, associate or representative of the Interested Stockholder and any successor to a Continuing Director who is not an affiliate, associate or representative of an Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors) must approve the Business Combination or (ii) certain disclosure and pricing conditions must be met, including that the stockholders be paid as consideration for each of their shares the higher of the fair market value per share of the Company’s Common Stock or the highest price paid per share by the Interested Stockholder within the two-year period prior to the announcement of the Business Combination. The Board concluded after full discussion that meeting one or both of these conditions to the exception from the majority of the minority approval requirement would be more efficient than obtaining such approval given the logistical concerns.
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.
With the advice of counsel, the Board determined that Ms. Sullivan Garrett was the sole Continuing Director, and that Board approval including the approval of Ms. Sullivan Garret would be sufficient to take advantage of the exception to the majority of the minority approval requirement. Noting Ms. Sullivan Garrett’s affiliate relationship with the Company’s controlling stockholder, Procuro, the Board determined that it was necessary and desirable and in the best interests of the Company and its stockholders to comply with both conditions in the Charter – i.e., Board approval including Ms. Sullivan Garrett and disclosure of the proposed transaction and purchasing fractional shares resulting from the proposed transaction in accordance with the formula set forth in the Company’s Charter.
The Board then designated Joan Sullivan Garrett, James Williams, Dr. Roy Herberger and Terry Giles to participate on the Special Committee, with the precise composition of the Special Committee to be confirmed later by the Board with advice from the Company’s outside legal counsel. After taking into account such legal advice, the Board subsequently confirmed, by unanimous consent, that Terry Giles and Dr. Roy Herberger comprise the members of the Special Committee. The Board believed that:
•	for efficiency’s sake, the Special Committee should be comprised of a small number of directors;

•	each director should be in a position to act independently without any personal interest with regard to the proposed going semi-private transaction;

•	Mr. Giles and Dr. Herberger have no material personal interest in the proposed going semi-private transaction different from the interest of the Company’s stockholders taken as a whole;

•	each of Mr. Giles and Dr. Herberger have served admirably and capably on prior independent committees of the Board;

•	the Board could reasonably expect a Special Committee comprised of Mr. Giles and Dr. Herberger to deliver a reliable recommendation and report to the Board;

•	Mr. Williams and his senior management team should attend Special Committee meetings as deemed necessary or desirable by and at the invitation of the Special Committee in order to efficiently make senior management’s knowledge and input available to the Special Committee; and

•	Ms. Sullivan Garrett should attend all meetings of the Special Committee solely in the capacity of an observer, with no voting rights, but with full rights to ask questions of and discuss her concerns with all relevant experts in order to facilitate her actions as the Continuing Director.
At a September 5 meeting, the Special Committee heard a presentation from management with respect to the merits and disadvantages of the proposed going semi-private transaction. The Special Committee also heard a presentation from management of a draft fairness opinion presented by KG Lavine as to the fairness, from a financial point of view, of the proposed Reverse Stock Split to the holders of the Company’s Common Stock. Mr. Lavine of KG Lavine then joined the meeting via telephone to answer questions posed by the members of the Special Committee. Mr. Lavine first confirmed that KG Lavine had not performed any prior work for the Company nor had anyone at MedAire asserted any influence in KG Lavine’s valuation report. The Special Committee discussed with Mr. Lavine several questions with respect to the draft fairness opinion, including questions with respect to the impact of the Company’s financial forecasts on the valuation. After substantial discussion with Mr. Lavine, the Special Committee asked management to prepare longer term financial forecasts that included cost savings resulting from the going semi-private transaction and the Company’s available cash, and asked Mr. Lavine to incorporate such forecasts into a revised draft fairness opinion for the Special Committee’s review. The Special Committee also noted and discussed the level of diligence conducted by KG Lavine and Mr. Lavine to date, including:
•	discussions with management;

•	review of the Company’s SEC filings;

•	review of the Company’s organizational documents, budgets and forecasts;

•	comparative analysis of market capitalization and valuation ratios of public companies with businesses similar to the Company;

•	comparative analysis of proprietarily available financial terms of transactions involving companies deemed relevant by KG Lavine; and

•	enterprise valuation analysis.
The Special Committee then reviewed the credentials of KG Lavine and Mr. Lavine that had been included in management’s report to the Special Committee. The Special Committee took note that KG Lavine:
•	had been in business since 1990;

•	had completed in excess of 130 specialty valuations; and

•	had issued in excess of 16 fairness opinions, including a recent valuation of another Nevada corporation undertaking a transaction similar to the proposed going semi-private transaction.
The Special Committee discussed the diligence conducted to that point and the qualifications of KG Lavine and Mr. Lavine and determined that it was comfortable with the competence and expertise of KG Lavine and Mr. Lavine. The Special Committee concurred with the engagement of KG Lavine by the Board, and agreed that there was no need to seek a fairness opinion from another valuation firm.

At a September 10, 2007 meeting, the Special Committee continued its discussion of the going semi-private transaction and KG Lavine’s draft fairness opinion. The Special Committee concluded that management should obtain an updated fairness opinion from KG Lavine for presentation to the Board with the Special Committee’s report.
At a September 19, 2007 meeting, the Special Committee further discussed the going semi-private transaction and discussed the structure of the proposed transaction in light of the information obtained by the Special Committee and the parameters set by the Board as more fully described above. The Special Committee also reviewed a revised and updated fairness opinion prepared by KG Lavine which took into account longer term financial forecasts supplied by management. This revised fairness opinion concluded that, based on the judgment of KG Lavine, the relative per share value of our Common Stock was $0.88. The revised fairness opinion also noted that the assessed value of $0.88 is less than the $1.11 paid by an Interested Stockholder during the two-year look back period. The revised fairness opinion provided that, subject to the qualifications and conditions set forth therein, in KG Lavine’s opinion, the payment of $1.11 per share for fractional shares in the Reverse Stock Split is fair, from a financial point of view, to the stockholders being cashed out in the Reverse Stock Split. The Special Committee then turned to the contents of its report and recommendation to the Board. The Special Committee resolved that the Special Committee report consist of the fairness opinion delivered by KG Lavine, the report delivered by management to the Special Committee, the minutes of all Special Committee meetings and the following recommendations:
•	that the going semi-private transaction be structured as a one-for-five thousand reverse stock split resulting in fractional stockholders who will be paid cash for their fractional shares at a price per share of $1.11;

•	that the reverse stock split be applied to the Company’s outstanding option grants currently outstanding in the hands of approximately 15 option holders, the effect of which will be neutral because the number of shares underlying each outstanding option is in excess of 5,000;

•	that following the consummation of the going semi-private transaction, there should be approximately 80 stockholders and approximately 15 option holders remaining, providing a comfortable cushion below the 300 total stockholder threshold the Company needs to fall below in order to de-register with the Commission;

•	that the approval of Joan Sullivan Garrett, the sole Continuing Director, be required for the Board to approve the going semi-private transaction;

•	that to limit administrative burdens on the Company, the reverse stock split be followed by a forward stock split to return stockholders and option holders who did not hold fractional shares following the reverse stock split to their pre-reverse stock split holdings;

•	that the Board seek the consent of Procuro to the going semi-private transaction; and

•	that the Board authorize management, once the consent of Procuro has been obtained, to prepare, in consultation with legal counsel, all necessary or desirable communications with the Commission and the ASX.
The Special Committee further resolved that its report reflect the Special Committee’s belief that the going semi-private transaction is fair to the Company’s stockholders from a financial point of view and that it is in the best interests of the Company and its stockholders (all of the above listed elements together the “Special Committee Report”).
On September 19, 2007, the Special Committee presented the Special Committee Report to the Board. After full discussion, the Board unanimously, including Joan Sullivan Garrett as the sole Continuing Director but with the members of the Special Committee abstaining in accordance with Nevada law, authorized the Stock Split transaction in the form proposed in the Special Committee Report.
The Board agreed with the Special Committee’s conclusions that the going semi-private transaction in the form of the Stock Split recommended by the Special Committee is fair to the Company’s stockholders from a financial point of view and is in the best interests of the Company and its stockholders. The Special Committee advised the Board that KG Lavine would provide a final version of its draft fairness opinion immediately prior to the filing of this preliminary Information Statement with the Commission, which opinion was delivered to the Board on September

28, 2007 and is attached hereto as Annex A. The Board then authorized management to obtain written consent approving the Stock Split from Procuro, the holder of 87.13% of the Company’s outstanding voting stock as of the Record Date, and to take all actions necessary to implement the Stock Split upon receipt of such consent, including without limitation the distribution of this Information Statement to the Company’s stockholders.
On October 2, 2007 Procuro, Inc. signed a consent authorizing the going semi-private transaction. Such consent is attached hereto as Annex C.
FAIRNESS OF THE STOCK SPLIT TO OUR STOCKHOLDERS
The Board of Directors believes the proposed Stock Split is fair to the Company’s stockholders, including its unaffiliated stockholders, from a financial point of view and is in the best interests of the Company and its stockholders. Because the Company intends to go private in the U.S. immediately after the effectiveness of the Stock Split, the Board notes that the Company will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Stockholders who are being cashed out will receive an above-market price for their shares, equal to the highest price paid for our shares by an Interested Stockholder in the past two years, without any associated brokers’ or other transaction fees. Stockholders who hold more than 5,000 shares of our Common Stock and continue to hold shares after the Stock Split will continue to have the potential to trade shares (as they have in the past) through the Company’s listing on the ASX.
Engagement of KG Lavine
In determining whether the Stock Split, including the proposed cash payment of $1.11 per share to stockholders whose shares will be cashed out, is fair from a financial point of view to our unaffiliated stockholders, the Board requested an independent financial adviser to render a fairness opinion to the Board with respect to the value to be paid for fractional shares of Common Stock that would otherwise exist following the Reverse Stock Split.
We engaged KG Lavine to advise the Board as to the fair value per pre-split share of our Common Stock and deliver an opinion as to whether the Stock Split is fair, from a financial point of view, to holders of shares of the Company’s Common Stock who will receive cash payments for their pre-split shares and who will not be continuing stockholders of the Company. The Board selected KG Lavine to serve as its advisor because the Board believed KG Lavine is an experienced valuation and financial advisory firm. According to information provided to us by KG Lavine, the firm has advised on at least 85 transactions, and it maintains a proprietary database of public and private transactions. KG Lavine advised the Board that as an advisory and valuation firm it is often privy to transaction information that is not generally known. The Board also authorized the Special Committee to evaluate KG Lavine and to engage a different independent valuation firm in its reasonable discretion.
At its meeting on September 5, 2007, the Special Committee heard a presentation from management of a draft fairness opinion presented by KG Lavine as to the fairness, from a financial point of view, of the proposed Reverse Stock Split to the holders of the Company’s Common Stock. Mr. Lavine of KG Lavine then joined the meeting via telephone to answer questions posed by the members of the Special Committee. Mr. Lavine first confirmed that KG Lavine had not performed any prior work for the Company nor had anyone at MedAire asserted any influence in KG Lavine’s valuation report. Among other issues discussed at the September 5 meeting, the Special Committee noted and discussed the level of diligence conducted by KG Lavine and Mr. Lavine to date, including:
•	discussions with management;

•	review of the Company’s SEC filings;

•	review of the Company’s organizational documents, budgets and forecasts;

•	comparative analysis of market capitalization and valuation ratios of public companies with businesses similar to the Company;

•	comparative analysis of proprietarily available financial terms of transactions involving companies deemed relevant by KG Lavine; and

•	enterprise valuation analysis.
The Special Committee then reviewed the credentials of KG Lavine and Mr. Lavine that had been included in management’s report to the Special Committee. The Special Committee took note that KG Lavine:

•	had been in business since 1990;

•	had completed in excess of 130 specialty valuations; and

•	had issued in excess of 16 fairness opinions, including a recent valuation of another Nevada corporation undertaking a transaction similar to the proposed going semi-private transaction.
The Special Committee discussed the diligence conducted to that point and the qualifications of KG Lavine and Mr. Lavine and determined that it was comfortable with the competence and expertise of KG Lavine and Mr. Lavine. The Special Committee concurred with the engagement of KG Lavine by the Board, and agreed that there was no need to seek a fairness opinion from another valuation firm. The methods used by KG Lavine in evaluating and analyzing the proposed Stock Split are discussed in detail below under the caption “Fairness of the Stock Split to Our Stockholders—Opinion of KG Lavine” in this Information Statement.
Procedural Fairness to All Stockholders
During its meeting held on August 28, 2007, the Board considered the procedural fairness of the process by which it was undertaking to review and possibly propose a going semi-private transaction to the stockholders of the Company, including by way of the Stock Split. In particular, the Board determined that the establishment of the Special Committee to advise the Board and our receipt of a valuation and fairness opinion from an independent valuation firm protected the interests of our unaffiliated stockholders (i.e., those stockholders other than management and Procuro). The Board submitted for approval the proposed Stock Split to Procuro, our controlling stockholder which holds more than 75% of our outstanding voting stock, the threshold required to approve the amendment to the Charter to effect the Stock Split in accordance with Nevada law. The Board considered, but decided against, obtaining approval of a majority of the unaffiliated stockholders for the reasons discussed under the caption “Description of the Stock Split—Voting Requirements.” The Stock Split does not require approval by a majority of our unaffiliated stockholders.
The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, instead designating a Special Committee to review the proposal and make its recommendation to the Board as more fully discussed under the caption “Background of the Stock Split.”
In connection with the approval process, the Board did not authorize management to grant unaffiliated stockholders special access to our corporate files, nor did it extend the right to retain counsel or appraisal services at our expense. Under the Nevada Revised Statutes and subject to specified conditions set forth under Nevada law, stockholders have the right to review our relevant books and records of account. We believe that this Information Statement, together with our other filings with the Commission, provide adequate information to unaffiliated stockholders.
On September 19, 2007, the Board, following the unanimous recommendation of the Special Committee approved the Stock Split by unanimous vote of all directors, including Ms. Sullivan Garrett as the sole Continuing Director and a majority of non-employee directors, but with the members of the Special Committee abstaining as required by Nevada law, and authorized management to prepare this Information Statement and obtain written consent approving the Stock Split from Procuro, the Company’s controlling stockholder holding more than 75% of the Company’s outstanding Common Stock. On October 2, 2007, Procuro delivered its signed consent to the Company, and on the date hereof the Company is mailing this Information Statement to its stockholders of record on the Record Date. The Stock Split will be effective without further notice or action on November 17, 2007, the date that is thirty days after the date of the mailing of this Information Statement to the Company’s stockholders.
Opinion of KG Lavine
On September 5, 2007, KG Lavine delivered the initial draft of its opinion to the Special Committee, which draft was subsequently revised to reflect longer term forecasts of the Company’s operating results and other items at the request of the Special Committee. This revised draft was delivered to the Special Committee and presented to the Board as part of the Special Committee Report. The opinion was finalized on September 28, 2007 to update the opinion as close to the filing of this statement with the Commission as practicable. KG Lavine concluded that, based on the judgment of KG Lavine, the relative per share value of our Common Stock was $0.88. The fairness opinion also noted that the assessed value of $0.88 is less than the $1.11 paid by an Interested Stockholder during the two-year look back period. The fairness opinion provided that, subject to the qualifications and conditions set forth therein, in KG Lavine’s opinion, as of September 28, 2007, the payment of $1.11 per share for fractional shares in the Reverse Stock Split is fair, from a financial point of view, to the stockholders being cashed out in the Reverse Stock Split. A copy of KG Lavine’s fairness opinion is attached to this Information Statement as Annex A.
The Company paid KG Lavine a fee of $50,000 for its preparation and presentation of its fairness opinion. Neither the Company nor Procuro (or the stockholders of Procuro) have received any services from or paid any fees to KG Lavine or any of its principals during the past two years.
KG Lavine’s opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by KG Lavine. Each stockholder is urged to read KG Lavine’s opinion in its entirety. KG Lavine’s opinion was intended for the use and benefit of the Board, does not address the underlying merits of the decision by the Board to engage in the Stock Split, and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the Stock Split or any related matter. This summary of KG Lavine’s opinion is qualified by reference to the full text of the opinion attached as Annex A.
In arriving at its opinion, KG Lavine, among other things:
•	Reviewed with management and the Board the proposed Stock Split;

•	Reviewed selected public information on the industry segments served by MedAire;

•	Reviewed MedAire’s annual report for the fiscal year ended December 31, 2006;

•	Reviewed publicly filed documents that KG Lavine considered relevant, including Commission Forms 10K, Forms 10Q, Schedules 13D and Forms 3;

•	Reviewed the fiscal year 2007 budget prepared by management of MedAire relating to its business;

•	Reviewed the fiscal year 2007 forecast prepared by management of MedAire relating to its business;

•	Reviewed the discounted cash flow analyses (differing assumptions) prepared by management relating to forecast earnings for fiscal year 2007 through fiscal year 2012 (applying terminal values);

•	Discussed with management the discounted cash flow analyses, and revised certain assumptions in such analyses as KG Lavine determined appropriate;

•	Requested and reviewed such other organizational documentation and information, as prepared by management of MedAire relating to its business, as KG Lavine considered relevant to the formation of its opinion;

•	Reviewed, and determined to be of relevance to the analysis of MedAire, the stock market capitalizations and valuation ratios of public companies whose lines of business and industry segmentation were considered sufficiently similar to those of MedAire, considering its current operations and the forecast by management;

•	Compared the proposed financial terms of the Stock Split, and the resultant implied valuation of MedAire, with the proprietarily available financial terms of certain transactions involving companies KG Lavine deemed relevant and the consideration for such companies;

•	Performed analyses to consider the enterprise value of MedAire, giving specific emphasis to the potential transfer value of MedAire customers, service offerings and intangible assets;

•	Discussed the foregoing information where appropriate with management of MedAire; and

•	Conducted such other analyses, studies and inquiries as KG Lavine deemed appropriate for purposes of arriving at its opinion.
In connection with the analysis underlying its opinion, KG Lavine accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecast and other information and selected data made available or furnished to or otherwise reviewed by or discussed with KG Lavine for purposes of its opinion. KG Lavine did not independently verify or investigate any of the assumptions, estimates, or judgments referred to in such financial budget, information, data and material and KG Lavine is not responsible for any errors or inaccuracies, should any so exist, in such budget, information, data and material. Further, KG Lavine assumed that there has been no material adverse change in the assets, financial condition, business or prospects of MedAire since the date of the most recent financial statements and budget made available to KG Lavine.
With respect to the financial forecast provided to or otherwise reviewed by or discussed with MedAire, KG Lavine was advised by the management of MedAire that such forecast was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of MedAire as to the expected future results of operations and financial conditions of MedAire to which such budget relates. KG Lavine can give no assurance, however, that such financial budget can be realized or that actual results will not vary materially from those projected.
In connection with all budgets, information, data and material provided to KG Lavine by MedAire, management of MedAire advised KG Lavine that management did not omit or fail to provide, or cause to be omitted or undisclosed to KG Lavine any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to KG Lavine by MedAire not misleading in light of the circumstances under which such budgets, information, data or material was provided. In the course of KG Lavine’s review, KG Lavine did not learn any specific facts which would lead KG Lavine to believe that KG Lavine’s acceptance and reliance on such budgets, information and data was unreasonable.
KG Lavine did not conduct and was not provided with an independent valuation or appraisal of the assets or liabilities, including realty, of MedAire nor did KG Lavine make any physical inspection of the property or assets of MedAire. In connection with its engagement, KG Lavine was not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of MedAire.
KG Lavine expressed no view as to, and its opinion does not address, the relative merits of the Stock Split as compared to any alternative business strategies that might exist for MedAire or the effect of any other transaction in which MedAire might engage.
The analysis KG Lavine undertook in connection with rendering its opinion involves the exercise of judgment on the part of KG Lavine, as to which differences of opinion may exist. KG Lavine’s opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to KG Lavine as of the date of its opinion. Accordingly, subsequent developments may materially affect KG Lavine’s opinion, however, KG Lavine does not have an obligation to, and has not undertaken to, update, revise or reaffirm its opinion.
Our View of the KG Lavine Analysis
The Board has reviewed the KG Lavine opinion and agreed with its conclusion that the payment of $1.11 per share of Common Stock in lieu of receipt of a fractional share as a result of the Stock Split is fair to our stockholders being cashed out in the Reverse Stock Split from a financial point of view.
EFFECTS OF THE STOCK SPLIT
Effects of the Stock Split on Holders of our Common Stock
The Reverse Stock Split is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock.
Our Articles of Incorporation currently authorize the issuance of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock. On the Effective Date, our authorized shares of capital stock will not be reduced because immediately following the contemplated payments to holders of only fractional shares following the Reverse Stock Split, we will effect the Forward Stock Split to restore all other stockholders to their pre-Reverse Stock Split holdings. As of the Record Date, 57,912,337 shares of our Common Stock and no shares of our Preferred Stock were outstanding. If consummated, the Stock Split will reduce the number of stockholders of our Common Stock from approximately 1,500 to less than 100. This reduction in the number of our stockholders will enable us to terminate the registration of our Common Stock under the Exchange

Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission.
For a total expenditure by us of up to approximately $220,000 in transaction costs (including, legal, financial, accounting and other costs) plus approximately $475,000 in purchase costs for fractional shares, we estimate we will realize approximately $650,000 in cost savings on an annual basis by terminating our U.S. public company status, plus an additional one-time savings of $240,000 by not having to implement the internal control environment required by Section 404 of the Sarbanes-Oxley Act. We intend to apply for termination of registration of the Common Stock under the Exchange Act as soon as practicable following completion of the Stock Split. However, the Board reserves the right, in its discretion, to abandon the Stock Split prior to the proposed Effective Date if it determines that abandoning the Stock Split is in the best interests of our stockholders.
The effect of the Stock Split on each stockholder will depend on the number of shares that such stockholder owns. See also information under the caption “Description of the Stock Split” in this Information Statement for additional information with respect to the effect of the Stock Split on each stockholder.
Effects of the Stock Split on Option Holders
On the Record Date the Company had outstanding options to purchase 1,029,253 shares of the Company’s Common Stock at exercise prices ranging from $0.25 to $0.80 per pre-Reverse Stock Split share. Because all option holders hold options to purchase more than 5,000 shares, the Company’s outstanding options will not be affected by the Stock Split. The number of options held by each option holder will be restored to pre-Reverse Stock Split levels by the immediately subsequent Forward Stock Split.
Our options are non-transferable. As of the Record Date, we had 15 option holders.
Potential Disadvantages of the Stock Split
The stockholders owning fewer than 5,000 shares of Common Stock immediately prior to the Effective Date will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. Such stockholders could, however, re-acquire an equity interest in the Company through the trading of our Common Stock on the ASX.
The Reverse Stock Split will require stockholders who own fewer than 5,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board has concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided to them by the transaction at a price excluding any brokers or other transaction fees, deemed fair to the stockholders from a financial point of view by KG Lavine and determined by the Board to be fair to the stockholders from a financial point of view.
As soon as practicable after the Effective Date, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Our Common Stock is currently traded on the ASX. This source of liquidity and information will continue to be available to our stockholders following the Stock Split and the termination of our registration and reporting obligations to the Commission.
Financial Effect of the Stock Split
Completion of the Stock Split will require approximately $695,000 of cash, which includes the cash payments in lieu of issuing fractional shares to the holders of our Common Stock, legal, accounting, mailing and exchange agent costs and other expenses related to the transaction. As a result, we will have decreased working capital and borrowing capacity following the Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The payments to holders of fewer than 5,000 pre-split shares of Common Stock will be paid out of our cash on hand.

Federal Income Tax Consequences of the Stock Split
The following is a summary of the material U.S. federal income tax consequences of the Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the U.S.;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who received our Common Stock as compensation for services rendered to the Company as an employee or independent contractor; or

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
In addition, if a partnership holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our Common Stock and partners in such partnerships should consult their tax advisors.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF U.S. FEDERAL TAX LAW ISSUES IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY SUCH STOCKHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON STOCKHOLDERS UNDER THE U.S. INTERNAL REVENUE CODE; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN BY MEDAIRE, INC.; AND (3) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

Federal Income Tax Consequences to MedAire, Inc.
We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.
Federal Income Tax Consequences to Stockholders Who Receive Cash
A stockholder who receives cash in the Reverse Stock Split (i.e., a stockholder that owns fewer than 5,000 shares of pre-split Common Stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation; the transaction will be taxed as either:
A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s adjusted tax basis for the redeemed shares; or
•	A cash distribution which is treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of the stockholder’s adjusted tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

•	In the event that a stockholder realizes a loss on the shares redeemed but is deemed to constructively own a sufficient number of shares to not be eligible for sale or exchange treatment, such stockholder will not recognize a loss at the time of the Reverse Stock Split. Rather, the stockholder’s basis in the redeemed stock will be shifted to stock held by the person(s) whose stock ownership is attributed to the stockholder. In such a case, the adjusted tax basis of the stockholder in the shares redeemed will be added to the basis of the shares owned by the related person. At one time, the IRS proposed regulations that would have allowed the stockholder to recognize the loss on the first date on which such stockholder would satisfy one of the Section 302 Tests described above if the facts and circumstances that exist at the end of such day had existed immediately before the Reverse Stock Split. However, these regulations were subsequently withdrawn. As such, under the current regulations in these circumstances the stockholder’s basis in the redeemed stock will be shifted to stock held by the related person(s) whose stock ownership is attributed to the stockholder. This additional basis will be taken into account in determining the gain or loss of such related person(s) when they dispose of their stock. Thus, a stockholder who realizes a loss on the redeemed shares and is not eligible for sale or exchange treatment will not be allowed to recognize the loss.
Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.
Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse Stock Split will be treated as a sale or exchange of the redeemed shares if:
•	the Reverse Stock Split results in a “complete termination” of such stockholder’s interest in the Company;

•	the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

•	the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.
These three tests (the “Section 302 Tests”) are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.
A stockholder who receives cash in the Reverse Stock Split (i.e., owns fewer than 5,000 shares of pre-split Common Stock) and does not constructively own any shares of post-split Common Stock will have his or her interest in the Company completely terminated by the Reverse Stock Split and will therefore receive sale or exchange treatment on his or her pre-split Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s adjusted tax basis for his or her shares of pre-split Common Stock.
A stockholder who receives cash in the Reverse Stock Split and would only constructively own shares of post-split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-split Common Stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse Stock Split. Among other things, waiving family attribution requires (a) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse Stock Split other than stock acquired by bequest or inheritance and (b) an election to waive family attribution in the stockholder’s tax return for the year in which the Reverse Stock Split occurs.
A stockholder who receives cash in the Reverse Stock Split and immediately after the Reverse Stock Split constructively owns shares of post-split Common Stock must compare (a) his or her percentage ownership immediately before the Reverse Stock Split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the Reverse Stock Split divided by the number of voting shares outstanding immediately before the Reverse Stock Split) with (b) his or her percentage ownership immediately after the Reverse Stock Split (i.e., the number of voting shares constructively owned by him or her immediately after the Reverse Stock Split divided by the number of voting shares outstanding immediately after the Reverse Stock Split).
If the stockholder’s post-Reverse Stock Split ownership percentage is less than 80% of the stockholder’s pre-Reverse Stock Split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.
If the receipt of cash by a stockholder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a stockholder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. If (a) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (b) the stockholder’s relative stock interest in the Company is minimal, and (c) the stockholder’s post-Reverse Stock Split ownership percentage is less than the stockholder’s pre-Reverse Stock Split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.
In all other cases, the cash payment will be treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of the stockholder’s adjusted tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares. In the event that a stockholder realizes a loss on the shares redeemed but is deemed to constructively own a sufficient number of shares to not be eligible for sale or exchange treatment, such stockholder will not recognize a loss at the time of the Reverse Stock Split. Rather, the stockholder’s basis in the redeemed stock will be shifted to stock held by the person(s) whose stock ownership is attributed to the stockholder. In such a case, the adjusted tax basis of the stockholder in the shares redeemed will be added to the basis of the shares owned by the related person. At one time, the IRS proposed regulations that would have allowed the stockholder to recognize the loss on the first date on which such stockholder would satisfy one of the Section 302 Tests described above if the facts and circumstances that exist at the end of such day had existed immediately before the Reverse Stock Split. However, these regulations were subsequently withdrawn. As such, under the current regulations in these circumstances the stockholder’s basis in the redeemed stock will be shifted to stock held by the related person(s) whose stock ownership is attributed to the stockholder. This additional basis will be taken into account in determining the gain or loss of such related person(s) when they dispose of their stock. Thus, a stockholder who realizes a loss on the redeemed shares and is not eligible for sale or exchange treatment will not be allowed to recognize the loss.
Backup Tax Withholding
We are required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Common Stock.
You may be subject to backup withholding at a rate of up to 31%, with a current rate of 28%, with respect to proceeds received from a disposition of the shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.
Termination of Exchange Act Registration
Our Common Stock is currently registered under the Exchange Act and listed, traded and quoted on the Australian Stock Exchange.
We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of the Record Date, we had approximately 1,500 holders of our Common Stock. Upon the effectiveness of the Stock Split, we will have approximately 100 holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act as promptly as possible after the effective date.
Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders and the Commission under the Exchange Act. After we deregister with the Commission in the U.S., we will become private in the U.S. However, our stockholders will continue to have access to our corporate books and records to the extent provided by the Nevada Revised Statutes, periodic financial reports and other filings required by the ASX and any additional disclosures required by applicable law.
We estimate that termination of registration of our Common Stock under the Exchange Act will save us approximately $650,000 per year in accounting, stockholder communication and other expenses, plus an additional one-time savings of $240,000 due to not having to comply with the internal control of financial reporting requirements of Section 404 of the Sarbanes-Oxley Act. We also believe our management will have more time to devote to our operations once we become a private company in the U.S. See also information under the caption “Special Factors—Reasons for and Purposes of the Stock Split” in this Information Statement.
DESCRIPTION OF THE STOCK SPLIT
Amendments to the Company’s Articles of Incorporation
The Reverse Stock Split and the Forward Stock Split will each be effected by amendments to the Company’s Articles of Incorporation. The form of amendment to effect the Reverse Stock Split, which form has been approved by written consent of the stockholders, is attached hereto as Annex D-1. The form of amendment to effect the Forward Stock Split, which form has been approved by written consent of the stockholders, is attached hereto as Annex D-2. Each of these amendments will be filed with the Nevada Secretary of State on the Effective Date.
Regulatory Approvals
Aside from stockholder approval, the Stock Split is not subject to any regulatory approvals.
Voting Requirements
Under Nevada law, the holders of a majority of our outstanding Common Stock must approve the Reverse Stock Split and the Forward Stock Split. The Company’s Charter, however, imposes certain additional requirements. First, the Charter requires the approval of the holders of 75% of our outstanding Common Stock in order to amend the Charter to effect the Stock Split. Second, because the Board has determined that Stock Split is a Business Combination as such term is defined in the Charter, we must comply with Section 14 of the Charter which provides that a stock split is a Business Combination requiring particular approval of stockholders. A Business Combination involving an “Interested Stockholder,” as defined in the Charter to include any stockholder with more than 10% of the shares of the Company’s outstanding voting stock, must be approved by the holders of at least 66 2/3% of the voting stock held by stockholders other than the Interested Stockholder. The Special Committee and the Board concluded that Procuro, which holds approximately 87.13% of the Company’s outstanding voting stock, could be considered an “Interested Stockholder,” although Procuro will not receive treatment different from that of any other stockholder in the Stock Split. The Board, on recommendation of the Special Committee, concluded that approval of the majority of the minority (assuming Procuro was an Interested Stockholder) would be logistically difficult and inefficient given the number of stockholders with small holdings in such group and their residence in many foreign jurisdictions. Therefore, the Board approved a transaction structure for the Stock Split that would not require majority of the minority approval, which is permitted under the Charter if either of the following conditions is satisfied: (i) a majority of the Continuing Directors (as defined in the Charter to include any Director who was a Board member when the Company’s Charter was filed in October 2002, any Director who became a Board member after such date who is not an affiliate, associate or representative of the Interested Stockholder and any successor to a Continuing Director who is not an affiliate, associate or representative of an Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors) must approve the Business Combination or (ii) certain disclosure and pricing conditions must be met, including that the stockholders be paid as consideration for each of their shares the higher of the fair market value per share of the Company’s Common Stock or the highest price paid per share by the Interested Stockholder within the two-year period prior to the announcement of the Business Combination. The Board determined it to be desirable and in the best interests of the Company and its stockholders to structure the Stock Split so that it met both of the foregoing conditions, notwithstanding that the Charter only requires satisfaction of one or the other condition in connection with the Stock Split. Accordingly, the Stock Split may be approved by the consent of the holders of a majority of the Company’s Common Stock, which consent was obtained from Procuro on October 2, 2007.
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. A stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Stockholders should carefully read the detailed discussion of dissenter’s rights as well as the full text of the requirements of Nevada law to exercise dissenter’s rights, which is attached as Annex E.
Holders as of Effective Date; Net Effect of Stock Split
The Stock Split will be effective without further notice or action on November 17, 2007, the date that is thirty days after the date of the mailing of this Information Statement to the Company’s stockholders.
On the Effective Date, Stockholders holding fewer than 5,000 pre-split shares of Common Stock will be cashed out at a price of $1.11 per share, and the holdings of all other stockholders will be unchanged. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.
NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE COMPANY’S APPOINTED EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY’S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR

NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE STOCK SPLIT.
Exchange of Certificates for Cash Payment
Computershare Trust Company, Inc. has been appointed as the Exchange Agent to carry out the exchange of fractional share certificates for cash.
As soon as practicable after the Effective Date, record holders holding fewer than 5,000 shares will be notified by the Exchange Agent. Record holders owning fewer than 5,000 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $1.11 per pre-split share. Those record holders beneficially owning at least 5,000 shares of Common Stock will continue to hold the same number of shares of Common Stock after the Stock Split.
On the Effective Date, any stockholder owning fewer than 5,000 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid in cash as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 5,000 shares after the Effective Date.
No service charges will be payable by stockholders in connection with the exchange of certificates for cash, all expenses of which will be borne by us.
Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Stock Split.
In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.
Appraisal Rights
Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (“NRS”). A MedAire stockholder will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A copy of Sections 92A.300 through 92A.500 is attached as Annex E. The following summary does not purport to be a complete statement of the method of compliance with Sections 92A.300 through 92A.500.
     Right to Dissent
Stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. Nevada law provides that any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares.
     Requirements To Exercise Rights of A Dissenting Owner
According to NRS Section 92A.420(2), stockholders who wish to assert rights of dissenting owners:
•	must deliver written notice to MedAire of their intent to demand payment for their Common Stock if the Reverse Stock Split is completed to MedAire at the address set forth in the cover letter BEFORE the effective date of the approval of the Reverse Stock Split by written consent; and
•	must not consent to the Reverse Stock Split.
According to NRS Section 92A.420(3), stockholders failing to satisfy these requirements will not be entitled to exercise rights of a dissenting owner under Chapter 92A of the NRS.
In accordance with NRS 92A.430, within ten days after the effective date of the Reverse Stock Split, MedAire will send a written dissenters’ notice to all stockholders who satisfied these two requirements (written notice of intent to demand payment and not consenting to the Reverse Stock Split). The dissenters’ notice must include:
•	a statement of where dissenting stockholders should send their demand for payment and where and when certificates for Common Stock are to be deposited;
•	a statement informing the dissenting stockholders whose shares are not represented by certificates to what extent the transfers of the shares will be restricted after the demand for payment is received;

•	a form for demanding payment requiring stockholders asserting dissenters’ rights to certify whether or not they acquired beneficial ownership of the shares before October 18, 2007, the date when the terms of the Reverse Stock Split were announced to the news media and the stockholders;

•	a date by which MedAire must receive the demand for payment, which may not be fewer than 30 or more than 60 days after the date the dissenters’ notice was delivered; and

•	a copy of NRS Section 92A.300 through NRS Section 92A.500.
Stockholders wishing to exercise rights of a dissenting owner must thereafter comply with the following requirements of NRS 92A.440:
•	demand payment;

•	certify whether they acquired beneficial ownership of Common Stock before October 18, 2007; and

•	deposit their certificates in accordance with the terms of the dissenters’ notice.
Under NRS 92A.440(3), stockholders who fail to demand payment or deposit their certificates where required by the dates set forth in the dissenters’ notice will not be entitled to demand payment or receive the fair market value for their shares of Common Stock as provided under Nevada law. Instead, such stockholders will receive the same consideration as the stockholders of who do not exercise rights of a dissenting owner.
     Payment for Dissenting Shares
NRS 92A.460 provides that MedAire is required to pay each dissenter who made a valid demand under Nevada law the amount MedAire estimates to be the fair value of the dissenter’s shares of Common Stock, plus accrued interest. MedAire must make such payment within 30 days receipt of the dissenter’s demand for payment. The payment must be accompanied by:
•	a copy of MedAire’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;
•	a statement of MedAire’s estimate of the fair value of the dissenter’s shares of Common Stock;

•	an explanation of how interest was calculated;
•	a statement of the dissenter’s rights to demand payment under Nevada law of the dissenter’s own estimate of the value of the Common Stock under Section 92A.480 of the NRS (discussed below); and

•	a copy of Section 92A.300 through Section 92A.500 of the NRS.
Under NRS 92A.470(1), MedAire may elect to withhold payment from dissenters who became the beneficial owners of shares of Common Stock on or after October 18, 2007. If payment is withheld in this fashion by MedAire, MedAire must estimate the fair value of the dissenter’s shares of Common Stock (plus accrued interest) and offer to pay this amount to each dissenter in full satisfaction of his or her demand. MedAire is required to send this offer to all such dissenters with a statement of MedAire’s estimate of the fair value of the dissenter’s shares of Common Stock, an explanation of how interest was calculated and a statement of the dissenters’ rights to demand payment under NRS 92A.470(2).
NRS 92A.480(1) provides that a dissenter who believes that the amount paid or offered is less than the full value of his or her shares of Common Stock, or that the interest due is incorrectly calculated, may, within 30 days after MedAire made or offered payment for the shares, either (i) notify MedAire in writing of his or her own estimate of the fair value of the shares of Common Stock and the amount of interest due and demand payment of difference between this estimate and any payments made, or (ii) reject the offer for payment made by MedAire and demand payment of the fair value of his or her shares and interest due.
NRS 92A.490 provides that if a demand for payment remains unsettled, MedAire must commence a court proceeding within sixty days after receiving a demand, petitioning the court to determine the fair value of the shares of Common Stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding, which would be conducted in the district court of Carson City, Nevada. If MedAire fails to commence such a proceeding, it would be required by NRS 92A.490(1) to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by MedAire; or the fair value, plus accrued interest, of his after-acquired shares for which MedAire elected to withhold payment pursuant to Section 92.470 of the NRS.
Under Section 92A.490(4) of the NRS, the district court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to such order. In any such court proceeding, the dissenters are entitled to the same discovery rights as parties in other civil proceedings.
Under Section 92A.500 of the NRS, the district court will assess the costs of the proceedings against MedAire, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against MedAire or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.
THE REQUIRED RIGHTS OF A DISSENTING OWNER PROCEDURES MUST BE FOLLOWED EXACTLY OR ANY APPRAISAL RIGHTS MAY BE LOST.

FINANCING OF THE STOCK SPLIT
Completion of the Stock Split will require approximately $695,000, which includes approximately $220,000 in legal costs, exchange agent fees and other expenses related to the transaction, plus approximately $475,000 in payments to holders of our Common Stock holding fewer than 5,000 shares. As a result, we will have decreased working capital and borrowing capacity following the Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption “Costs of the Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.
COSTS OF THE STOCK SPLIT
The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the actual cost of paying for fractional shares of those stockholders holding fewer than 5,000 shares of Common Stock pursuant to the Stock Split, which we project to be $475,000.

Legal fees	100,000
Transfer and exchange agent fees	25,000
Fees for KG Lavine Company fairness opinion	50,000
Printing and mailing costs	25,000
Commission filing fees*	-0-
Accounting fees	10,000
Miscellaneous	10,000
Total	220,000

*	Less than $100.
RECOMMENDATION OF THE BOARD WITH RESPECT TO
THE STOCK SPLIT
The Board believes that the Stock Split is fair to the Company and its stockholders, including those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Stock Split.
In consideration of the factors discussed under the captions “Special Factors—Reasons for and Purposes of the Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Background of the Stock Split” and “Fairness of the Stock Split to Our Stockholders” in this Information Statement, the Board approved the Stock Split by a unanimous vote of the Board, including Joan Sullivan Garrett as the sole Continuing Director but with the two members of the Special Committee abstaining, submitted the Stock Split to Procuro, a majority stockholder holding sufficient shares to approve the transaction and recommended that Procuro execute a written consent approving the Stock Split. The Company received a signed written consent from Procuro on October 2, 2007.
Procuro owns approximately 87.13% of the Company’s Common Stock on the Record Date and has the requisite number of shares to approve the transaction. Accordingly, the Stock Split will be effective without further notice or action on November 17, 2007, the date that is thirty days after the date of the mailing of this Information Statement to the Company’s stockholders.
Reservation of Rights
The Board reserves the right, in its discretion, to abandon the Stock Split prior to the Effective Date if it determines that abandoning the Stock Split is in the best interests of our stockholders. The Board presently believes that the Stock Split is in the best interests of the Company and its stockholders and thus recommended a vote for the proposal. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information

Statement and the date that the Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Stock Split. If the Board decides to withdraw or modify the Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.
FINANCIAL INFORMATION
See Annex F to this Information Statement for our audited consolidated balance sheet as of December 31, 2006 and 2005 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006.
See Annex G to this Information Statement for our unaudited condensed consolidated financial statements for the interim period ended June 30, 2007.
Set forth below is the computation of the ratio of our earnings to fixed charges for the periods indicated:
Computation of the Ratio of Earnings to Fixed Charges

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2006	2005	2007	2006
EARNINGS:
Net income (loss)	$(1,600,343)	$(394,898)	$1,994,158	$(2,527,954)
Income tax expense (benefit)	—	—	(678,100)	—
Fixed charges, as defined	169,674	195,857	94,112	84,076

Total earnings (loss), as defined	$(1,430,669)	$(199,041)	$1,410,170	$(2,443,878)

FIXED CHARGES:
Interest expense	$24,674	$20,857	$34,112	$9,076
Rental interest factor	145,000	175,000	60,000	75,000

Total fixed charges, as defined	$169,674	$195,857	$94,112	$84,076

RATIO OF EARNINGS TO FIXED CHARGES	—	—	14.98	—

The Amount of Coverage Deficiency	$1,600,343	$394,898	$—	$2,527,954

As of June 30, 2007, the book value of a share of the Company’s Common Stock was $0.07.
AVAILABLE INFORMATION
The Company files reports, proxy and information statements and other information with the Commission. The Company has filed a Schedule 13E-3 in connection with the Stock Split. The Schedule 13E-3, including exhibits and other filings made by the Company as described above, are available to the public over the internet at the Commission’s website at http://www.sec.gov. You may review these filings at the Commission’s Public Reference

Room located at 450 Fifth Street, NW, Washington, D.C. 20549 or request copies of these documents upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

ANNEX A
Personal & Confidential
September 28, 2007
Attention: Board of Directors
MedAire, Inc.
80 East Rio Salado Parkway, Suite 610
Tempe, Arizona 85281
Dear Members of the Board:
          Kaulkin Ginsberg Lavine, LLC (“KGL”) has acted as financial advisor to the Board of Directors of MedAire, Inc. (“MedAire”) for the sole purpose of rendering our opinion to the Board of Directors of MedAire (the “Board”) as to the fairness, from a financial point of view, to the stockholders of MedAire (“Stockholders”), of the consideration payable to the Stockholders in connection with a proposed cash purchase by MedAire of fractional shares (the “Transaction”) subsequent to a reverse stock split of the outstanding MedAire shares. This letter summarizes our fairness opinion advisory service provided to the Board (“Opinion”) in connection with the Transaction.
TRANSACTION
          Under the terms of the proposed transaction, MedAire will transact a Reverse Stock Split (“Split”) of outstanding shares. The Split will be affected on a 5,000 to 1 basis. Immediately subsequent to the Split, MedAire will tender for the resultant fractional shares at a Price equal to the higher of the following (“Price”); the highest price paid per share pre-split by an interested stockholder in the last two years, or the fair market value per share as determined by this Fairness Opinion. It is noted that the highest price paid in a share purchase transaction in the last two years was $1.11 per share. Upon completion of the tender, the Board will authorize the transacting of the appropriate actions to convert MedAire to a private concern.
SCOPE OF OUR ENGAGEMENT
          In connection with our engagement, we have performed the analyses and reviews that we believe necessary to determine if the Price is fair, from a financial point of view, to the Stockholders and to deliver our opinion regarding fairness to the Board. Our Engagement has included the following:
(i)	A review and analysis of the financial terms of the Transaction.

(ii)	A review and evaluation of the financial condition of the business, its industry market segment and financial prospects of MedAire.
CONFIDENTIAL

MedAire, Inc.

          KGL has not provided any accounting, tax-related advisory or other financial services to MedAire in connection with the Transaction. Accordingly, we have not advised MedAire with respect to alternative related Transactions; or legal or financial matters.
          Upon completion of our review and analysis, we advised Senior Management on August 28, 2007 of our verbal opinion as to whether, as of that date and based on and subject to the assumptions and limitations contained in our written opinion, from a financial point of view, the price payable to the fractional Stockholders upon consummation of the Transaction is fair to those fractional Stockholders (the “Opinion”). We have been made aware that on that date, the Board of Directors met and has proceeded with a process to formally consider the proposed Transaction. This Opinion formalizes and supercedes that verbal assessment provided by us to MedAire.
          KGL will be paid a fee for its services as financial advisor to MedAire in connection solely with the engagement, a portion of which is due and payable upon the delivery of this opinion, but none of which is contingent upon the outcome of our analysis of the Transaction.
DUE DILIGENCE
          In connection with our engagement, and in arriving at this Opinion, Kaulkin Ginsberg has made such reviews, studies, analyses and consultations that we deemed necessary to the engagement. Among other things, we:
(i)	Reviewed with Roger Sandeen, Chief Financial Officer, the proposed Transaction;

(ii)	Reviewed with the Board the proposed Transaction;

(iii)	Reviewed MedAire’s Annual Report for Fiscal Year 2006;

(iv)	Reviewed publicly filed documents that we considered relevant, to include Securities and Exchange Commission Forms 10-K, Forms 10-Q, Schedule 13D and Form 3.

(v)	Reviewed the FY 2007 Budget prepared by management of MedAire relating to its business;

(vi)	Reviewed the FY 2007 Forecast prepared by management of MedAire relating to its business;

(vii)	Reviewed the Discounted Cash Flow (DCF) Analyses (differing assumptions) prepared by management of MedAire relating to Forecast earnings for FY 2007 thru FY 2012(applying terminal values);
CONFIDENTIAL

MedAire, Inc.

(viii)	Discussed with management of MedAire the DCF analyses, determining the applicability of incorporating the 20% growth scenario analysis into our valuation analysis. We revised certain assumptions incorporated into the analyses as we determined appropriate, and;

(ix)	Requested and Reviewed such other organizational documentation and information, as prepared by management of MedAire relating to its business, as we considered relevant to the formulation of our Opinion;

(x)	Reviewed, and determined to be of relevance to the analysis of MedAire, the stock market capitalizations and valuation ratios of public companies whose lines of businesses and industry segmentation were considered sufficiently similar to those of MedAire, considering its current operations and the forecast by management;

(xi)	Compared the proposed financial terms of the Price, and the resultant implied valuation of MedAire, with the proprietarily available financial terms of certain transactions involving companies we deem relevant and the consideration received for such companies;

(xii)	Performed analyses to consider the enterprise value of MedAire; giving specific emphasis to the potential transfer value of MedAire customers, service offerings and intangible assets;

(xiii)	Determined, based on our judgment, the relative per share value of MedAire to be $0.88 (Eighty Eight Cents);

(xiv)	Noted that the assessed value of $0.88 (Eighty Eight Cents) is less than the alternative Transaction Price of $1.11 (One Dollar and Eleven Cents);

(xv)	Discussed the foregoing information where appropriate with management of MedAire; and

(xvi)	Conducted such other analyses, studies and inquiries as we deemed appropriate for purposes of arriving at our Opinion.
State of Nevada Distribution Statute
          MedAire, incorporated in the State of Nevada, is subject to statute governing distributions. The Statute provides for the determination of appropriateness of the distribution, pursuant to defined factors (liquidity, solvency, financial reporting as well as measurement, etc). The proposed Transaction, as defined in this Opinion, is in compliance with the provisions of the Statute. An appropriate level of financial reporting, a valuation with which we concur, the existing and pro-forma (subject to the Transaction) liquidity and solvency of MedAire, all provide for determination that the proposed Transaction complies with applicable State statutes.
CONFIDENTIAL

MedAire, Inc.

CONDITIONS OF OPINION
          In connection with the analysis underlying this opinion, we have accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial budget, forecast and other information and selected data made available or furnished to or otherwise reviewed by or discussed with us for purposes of this opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial budget, forecast, information, data and material and we are not responsible for any errors or inaccuracies, should any so exist, in such budget, forecast, information, data and material. Further, we have assumed that there had been no material adverse change in the assets, financial condition, business or prospects of MedAire, since the date of the most recent financial statements, budget, and forecast made available to us.
          With respect to the financial budget and forecast provided to or otherwise reviewed by or discussed with us, we have been advised by the management of MedAire that such budget and forecast have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial conditions of MedAire to which such budget or forecast relates. We can give no assurance, however, that such financial budget can be realized or that actual results will not vary materially from those projected.
          In connection with all budgets, forecasts, information, data and material provided to us by MedAire, management of MedAire has advised us that they have not omitted or failed to provide, or caused to be omitted or undisclosed to KGL any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by MedAire not misleading in light of the circumstances under which such budgets, forecasts, information, data or material was provided. In the course of our review, we have not learned any specific facts which would lead us to believe that our acceptance and reliance on such budgets, forecasts, information and data was unreasonable.
          We have not conducted, nor have we been provided with, an independent valuation or appraisal of the assets or liabilities of MedAire, nor have we made any physical inspection of the property, inventory or other assets of MedAire. In connection with our engagement, we were not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or part of MedAire.
          We express no view as to, and this Opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for MedAire or the effect of any other transaction in which MedAire might engage.
CONFIDENTIAL

MedAire, Inc.

The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us as of the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion; however, we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.
          This Opinion is provided only for the information of the Board in connection with and for the purposes of its evaluation of the proposed Transaction. It is understood that this Opinion is limited to the fairness of the Price, from a financial point of view, to the Stockholders, and we express no opinion as to the underlying decision by the management of MedAire to engage in the Transaction. This Opinion is not intended to be and does not constitute a recommendation to any Stockholder as to how such Stockholder should respond to the Price or the proposed Transaction or any other matters related to the Transaction. This Opinion is intended only to supplement, not substitute for any other due diligence required in connection with the proposed Transaction or any related Transaction.
          It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof. This Opinion and the reviews, analyses, studies and consultations performed in connection therein are limited to maters within the scope of our engagement as set forth in the engagement letter, dated August 13, 2007 (the “Engagement Letter”), and subject to the terms and conditions described in the Engagement Letter.
          Except as required and subject to the foregoing, it is our opinion that as of the date hereof, the Price payable of $1.11 (One Dollar and Eleven Cents) to the fractional Stockholders is fair, from a financial point of view, to the fractional Stockholders.
Very truly yours,
Kaulkin Ginsberg Lavine, LLC

ANNEX B
INTENT TO EXERCISE APPRAISAL RIGHTS
MedAire, Inc.
80 East Rio Salado Parkway, Suite 610
Tempe, Arizona 85281
Attention: Chief Financial Officer
Re: Intent to Demand for Payment of Fair Value of Fractional Share in Connection with Reverse Stock Split
     I am a stockholder of MedAire, Inc. (the “Corporation”). I hereby inform you that I do not consent to the Reversed Stock Split described in the Information Statement dated October 15, 2007 (the “Reverse Stock Split.”). I hereby notify the Corporation pursuant to Section 92A.420(1)(a) of the Nevada Revised Statutes of my intent to demand payment for my shares if the Reverse Stock Split is effectuated.

(Name as it appears on share certificates)

(Signature)

(Date)

B-1

ANNEX C
WRITTEN CONSENT OF SHAREHOLDERS OF
MEDAIRE, INC.
a Nevada corporation

     The undersigned, being the stockholder of Medaire, Inc., a Nevada corporation (the “Company”), holding the right to vote more than 75% of the voting stock of the Company outstanding as of the date first set forth above, hereby waive notice and give written consent and authorization, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes, to the adoption of the following resolutions, and the same are hereby adopted:
          WHEREAS, on August 28, 2007, the Company’s Board of Directors (the “Board”) formed a Special Committee charged with: (i) investigating the merits and disadvantages of the Company’s consummation of a “going semi-private” transaction in the form of a cash purchase by the Company of fractional shares subsequent to a reverse stock split of the outstanding shares of the Company that would reduce the number of the Company’s shareholders to a number sufficiently low that the Company would no longer be required to file periodic or current reports with the U.S Securities and Exchange Commission (the “SEC”), but leaving the Company’s ASX listing in place at this time (the “Going Semi-Private Transaction”); (ii) consulting with all special legal counsel and experts necessary for the Special Committee to make an informed recommendation to the Board with respect to the proposed Going Semi-Private Transaction, including in connection with obtaining a fairness opinion from Kaulkin Ginsberg Lavine, LLC (“KG Lavine”), or such other independent valuation firm as the Special Committee deems reasonable in its discretion, and (iii) preparing a report and recommendation with respect to the Going Semi-Private Transaction to be presented to the Board, at a special meeting convened for that purpose, with respect to whether, in the view of the Special Committee, the proposed Going Semi-Private Transaction is in the best interests of the Company and its shareholders, and any other persons that the Special Committee deems necessary or desirable to consider under Nevada corporate law, and, if so, on what terms the Special Committee believes such a transaction to be in such best interests;
     WHEREAS, Management’s Report presented to the Special Committee states that:
•	the costs to the Company of becoming compliant with Section 404 of the Sarbanes-Oxley Act of 2002 will be approximately US$125,000 annually, after the incurrence of one-time costs of US$240,000;

•	administrative, audit and legal costs, including costs related to complying with the rules and requirements of the Securities and Exchange Commission (the “SEC”) total approximately US$191,000 annually;

•	if the Company were private in the US, directors’ and officers’ liability insurance premiums would be approximately US$104,000 less annually than they are currently;

•	the potential reduction in costs of operations after the Going Semi-Private Transaction is approximately US$650,000 or 27% of the Company’s annual net income;

•	900 of the Company’s 1,500 shareholders own less than 100 shares of the Company’s common stock and several have indicated an interest in a buyback of their shares; and

•	the Company’s current business plans do not contemplate the need to access the public market in the US to raise sufficient capital for its operations;
     WHEREAS, with the recommendation of the Special Committee, the Board believes that:
•	the cost savings available to the Company if the Going Semi-Private Transaction is consummated are significant and would strengthen the Company’s financial position;

•	if the Company were private in the U.S., the Company and its shareholders would benefit from greater attention from management whose time and focus is currently distracted by the requirements applicable to U.S public companies; and

•	minority shareholders being cashed-out in the Going Semi-Private Transaction will receive a fair price for their fractional shares and that minority shareholders remaining after consummation of the Going Semi-Private Transaction will continue to have the potential to make transactions (as they have in the past) for their Company shares through the Company’s listing on the ASX;
     WHEREAS, management has informed the Special Committee and the Board that the Company’s book value for its assets as set forth on its most recent financial statements results in a positive surplus (excess of total assets over total liabilities) sufficient to permit the cash-out of fractional shares in the Going Semi-Private Transaction under Nevada Statutes 78.288, and a statement to this effect is also included in the Fairness Opinion;
     WHEREAS, Company counsel has informed the Special Committee that Nevada counsel has advised that Nevada Statutes Section 92A.440 will apply to the cash-out of fractional shares in the Going Semi-Private Transaction, providing a statutory remedy to minority shareholders being cashed out in the Going Semi-Private Transaction;
     WHEREAS, in accordance with Section 14 of the Company’s Articles of Incorporation (the “Charter”), the proposed Going Semi-Private Transaction is a “Business Combination;”
     WHEREAS, an “Interested Stockholder” is defined in the Charter to include any stockholder holding more than 10% (ten percent) of the shares of the Company’s outstanding common stock;
     WHEREAS, Procuro, Inc. holds approximately 87.13% of the Company’s outstanding common stock and is, therefore, an Interested Stockholder;

     WHEREAS, the proposed Going Semi-Private Transaction will involve an Interested Stockholder because Procuro, Inc.’s shares will be subject to the reverse stock split;
     WHEREAS, in accordance with Section 14 of the Charter a Business Combination involving an Interested Stockholder requires the approval of the holders of at least 66 2/3% (sixty-six and two-thirds percent) of the common stock held by stockholders other than the Interested Stockholder (the “majority of the minority”);
     WHEREAS, the Special Committee and the Board believes that obtaining the approval of the majority of the minority would be logistically difficult and inefficient because such group is comprised of multiple small shareholders in many foreign jurisdictions;
     WHEREAS, the Charter provides for an exemption from the requirement to obtain the approval of the majority of the minority provided, in the event that consideration is paid to shareholders in connection with the Business Combination, that one of two conditions is met: (i) a majority of the Continuing Directors (as defined in the Charter) to include any director who was a Board member when the Company’s charter was filed in October 2002, any director who became a Board member after such date who is not an affiliate, associate or representative of the Interested Stockholder and any successor to a Continuing Director who is not an affiliate, associate or representative of an Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors) must approve the transaction or (ii) certain disclosure and pricing conditions must be met, including that the stockholders be paid as consideration for each of their shares the higher of the fair market value per share of the Company’s common stock or the highest price paid per share by the Interested Stockholder within the two year period prior to the announcement of the Business Combination;
     WHEREAS, Roger Sandeen has informed the Special Committee that the highest price paid per share by an Interested Stockholder in the past two years was US$1.11 on May 30, 2007;
     WHEREAS, KG Lavine concluded in its draft fairness opinion delivered to the Special Committee and the Board that a payment of US$1.11 per share is fair to the Company’s shareholders from a financial point of view;
     WHEREAS, the Special Committee and the Board believes that given the significance of the proposed Going Semi-Private Transaction to the Company’s shareholders it is desirable, although not required, for the proposed Going Semi-Private Transaction to meet both conditions to the exemption from the majority of the minority approval requirement for a Business Combination;
     WHEREAS, the Board determined at its meeting on August 28, 2007 that Joan Sullivan Garrett is the only Continuing Director as such term is defined in the Charter;
     WHEREAS, at the Board’s direction, Ms. Garrett participated on the Special Committee as an observer so that she could most efficiently evaluate the merits and disadvantages of the proposed Going Semi-Private Transaction, and James Williams participated on the Special Committee as management liaison;

     WHEREAS, if the Going Semi-Private Transaction is approved by Ms. Garrett and the per share consideration paid to stockholders is at least US$1.11, then Procuro, Inc. alone may provide the required consent to the Going Semi-Private Transaction (Business Combination); and
     WHEREAS, after fully discussing internally and with legal counsel and relevant experts the issues raised by the Going Semi-Private Transaction, the Special Committee and the Board are satisfied that an extensive and complete review of the issues presented by the Going Semi-Private Transaction has been conducted;
     WHEREAS, after receiving the Special Committee’s report and recommendation, the Board, including Joan Sullivan Garrett as the sole Continuing Director, but with the two members of the Special Committee abstaining in accordance with Nevada law, unanimously approved the Going Semi-Private Transaction on September 19, 2007, subject to obtaining the requisite shareholder approval; and
     WHEREAS, the undersigned has received and reviewed a Preliminary Information Statement from the Company on Schedule 14C, and desires to approve the Going Semi-Private Transaction;
NOW, THEREFORE, BE IT
     RESOLVED, that the Going Semi-Private Transaction is hereby authorized, ratified and approved in all respects, including the following features:
•	the Going Semi-Private Transaction shall be structured as a 1 for 5,000 reverse stock split resulting in fractional shareholders who will be paid cash for their fractional shares at a price per share of US$1. 11 (the “Reverse Stock Split”);

•	the Reverse Stock Split shall be applied to the Company’s outstanding option grants currently outstanding in the hands of approximately 15 option holders, the effect of which will be neutral since the number of shares underlying each outstanding option is in excess of 5,000;

•	following consummation of the Going Semi-Private Transaction, there shall be approximately 80 shareholders and approximately 15 option holders remaining, providing a comfortable cushion below the 300 total shareholder threshold the Company needs to fall below in order to de-register with the SEC; and

•	to limit administrative burdens on the Company, the Reverse Stock Split shall be followed by a forward stock split to return shareholders and option holders who did not hold fractional shares following the reverse stock split to their pre-reverse stock split holdings (the “Forward Stock Split);
     FURTHER RESOLVED , that, upon receipt of this Written Consent executed by Procuro, the appropriate officers of the Company, or any one or more of them, be, and each hereby is, authorized to execute and file:

          1. The Certificate of Amendment effecting the Reverse Stock Split in substantially the form attached hereto as Exhibit A and the Certificate of Amendment effecting the Forward Stock Split in substantially the form attached hereto as Exhibit B with the Nevada Secretary of State; and
          2. Any notice of sale and such other papers and documents, including, but not limited to, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process, required to be filed under any federal, state or international securities laws determined to be applicable by such officers in connection with the Going Semi-Private Transaction; and the execution by any such officer of any such paper or document or any action by any such officer in connection with the foregoing matters shall conclusively establish such officer’s authority therefor from this Company and the approval and ratification by this Company of the papers and documents so executed and the action so taken; and
     FURTHER RESOLVED , that the appropriate officers of the Company, or any one or more of them, be, and each hereby is, authorized and directed to (a) execute and deliver all documents, instruments, certificates and statements that may be necessary to effectuate the transactions contemplated hereby and (b) take all actions as they shall deem necessary, advisable or appropriate to effectuate or carry out the purpose and intent of the foregoing resolutions, the t a king of any such action by any such officer to be conclusive evidence of the approval thereof.
[Signature Page to Follow]

     The actions approved by this Written Consent shall be effective as of the date 30 days after the Company mails to its shareholders a definitive Schedule 14C covering the actions taken by this Written Consent in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.
PROCURO, INC.

By:	/s/ Laurent Sabourin

Name:	Laurent Sabourin

Title:	President

Dated:	October 2, 2007

ANNEX D-1

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
MedAire, Inc.
2. The articles have been amended as follows (provide article numbers, if available):
On October  , 2007, Article 4 was amended by written consent of the holders of a majority of MedAire, Inc.’s Common Stock to effect a l-for-5000 reverse stock split. Article 4 of the articles is therefore deleted in its entirety and replaced with the following text:
“4. The total authorized capital stock of the Corporation is Twenty Thousand (20,000) shares of common stock, $0.001 par value per share (“Common Stock”), and Two Thousand (2,000) shares of preferred stock, $0,001 par value per share (“Preferred Stock”). Such shares may be issued by the Corporation from time to time for such consideration as may be determined by the Board of Directors.
As to the Preferred Stock of the Corporation, the power to issue any shares of Preferred Stock of any class or any series of any class and designations, voting powers, participating, optional or other rights, if any, or the qualifications, limitations, or restrictions thereof shall be determined by the Board of Directors.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 87.2%

4. Effective date of filing (optional):	(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):	X
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07

D-1-1

ANNEX D-2

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1.Name of corporation:
MedAire, Inc.
2. The articles have been amended as follows (provide article numbers, if available):
On October , 2007, Article 4 was amended by written consent of the holders of a majority of MedAire, Inc.’s Common Stock to effect a 5,000-for-l forward stock split. Article 4 of the articles is therefore deleted in its entirety and replaced I with the following text:
“4. The total authorized capital stock of the Corporation is One Hundred Million (100,000,000) shares of common stock, $0,001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”). Such shares may be issued by the Corporation from time to time for such consideration as may be determined by the Board of Directors.
As to the Preferred Stock of the Corporation, the power to issue any shares of Preferred Stock of any class or any series of any class and designations, voting powers, participating, optional or other rights, if any, or the qualifications, limitations, or restrictions thereof shall be determined by the Board of Directors.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 87.2%

4. Effective date of filing (optional):	(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):	X
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07

D-2-1

ANNEX E
TEXT OF NEVADA STATUTORY PROVISIONS GOVERNING RIGHTS OF DISSENTING
STOCKHOLDERS
NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.
NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
1.	Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.	Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
1.	Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)	Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1)	If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2)	If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
(b)	Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c)	Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d)	Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.
2.	A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
3.	From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised his right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.
NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
1.	There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
(a)	The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)	The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
(1)	Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:
(I)	The surviving or acquiring entity; or

(II)	Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner’s interests of record; or
(2)	A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
3.	There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
1.	A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.	A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:
(a)	He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)	He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
NRS 92A.410 Notification of stockholders regarding right of dissent.
1.	If a proposed corporate action creating dissenters’ rights I submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.	If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.
NRS 92A.420 Prerequisites to demand for payment for shares.
1.	If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:
(a)	Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)	Must not vote his shares in favor of the proposed action.
2.	If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.
3.	A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.	The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.	The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
(a)	State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)	Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)	Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)	Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)	Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.
1.	A stockholder to whom a dissenter’s notice is sent must:
(a)	Demand payment;

(b)	Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)	Deposit his certificates, if any, in accordance with the terms of the notice.
2.	The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3.	The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.
NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
1.	The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.	The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
NRS 92A.460 Payment for shares: General requirements.
1.	Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
(a)	Of the county where the corporation’s principal office is located; or

(b)	At the election of any dissenter residing or having its principal office in this State, of the county where the dissenter resides or has its principal office. The court shall dispose of the complaint promptly.

2.	The payment must be accompanied by:
(a)	The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b)	A statement of the subject corporation’s estimate of the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e)	A copy of NRS 92A.300 to 92A.500, inclusive.
NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.
1.	A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.	To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
1.	A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.	A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
1.	If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.	A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.	The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.	The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.	Each dissenter who is made a party to the proceeding is entitled to a judgment:
(a)	For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)	For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
1.	The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.	The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)	Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.	In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.	This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

ANNEX F
Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (2006)
Report of Independent Registered Public Accounting Firm (2005)
Consolidated Balance Sheets as of December 31, 2006 and 2005
Consolidated Statements of Operations for the Years ended December 31, 2006, 2005 and 2004
Consolidated Statements of Comprehensive Loss for the Years ended December 31, 2006, 2005 and 2004
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2006, 2005 and 2004
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
     of MedAire, Inc. and Subsidiaries
      Tempe, Arizona
     We have audited the accompanying consolidated balance sheet of MedAire, Inc. and Subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MedAire, Inc. and Subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
     As described in Note 1 to the consolidated financial statements, the Company adopted a new principle of accounting for share-based payments in accordance with Financial Accounting Standards Board Statement No. 123R, Share-Based Payment.
/s/ Moss Adams LLP
Scottsdale, Arizona
March 27, 2007

(MCGLADREY & PULLEN)
Report of Independent Registered Accounting Firm
To the Board of Directors
MedAire, Inc. and Subsidiaries
Tempe, Arizona
We have audited the accompanying consolidated balance sheet of MedAire, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. Our audits also included the financial statement schedule of MedAire, Inc. and subsidiaries listed in Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of MedAire, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the two years in the period ended December 31, 2005, when considered in relation to the basic consolidated financial statements, taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ McGladrey & Pullen, LLP
Phoenix, Arizona
March 30, 2006

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,860,110	$1,457,010
Restricted cash (Note 4)	—	500,000
Accounts receivable, net of allowance for doubtful accounts of $406,000 and $309,000 at December 31, 2006 and 2005, respectively	5,517,129	3,960,678
Unbilled revenue	614,958	777,017
Inventory	393,022	431,488
Notes receivable — short term (Note 14)	50,472	—
Held for sale — assets (Note 14)	—	1,265,752
Prepaids and other current assets	770,197	1,203,852

Total current assets	11,205,888	9,595,797
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net (Notes 2 and 14)	1,651,933	1,767,321
GOODWILL (Note 9)	795,466	795,466
IDENTIFIABLE INTANGIBLES, net (Note 3)	165,059	263,356
DEPOSITS	135,590	111,187
NOTES RECEIVABLE — LONG TERM (Note 14)	38,486	—
OTHER LONG TERM ASSETS	—	100,000

	$13,992,422	$12,633,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable (Note 10)	$735,952	$573,517
Current maturities of capital lease obligations (Note 7)	87,836	7,259
Held for sale — liabilities (Note 14)	—	537,432
Short term notes payable (Note 5)	353,219	—
Accrued expenses (Notes 10 and 15)	2,834,674	2,455,515

Current liabilities before deferred revenue	4,011,681	3,573,723
Current portion of deferred revenue	6,853,153	5,426,121

Total current liabilities	10,864,834	8,999,844
LONG TERM CAPITAL LEASE OBLIGATIONS, less current maturities (Note 7)	382,601	13,497
DEFERRED REVENUE, less current portion	874,662	910,556

TOTAL LIABILITIES	12,122,097	9,923,897
COMMITMENTS AND CONTINGENCIES (Notes 7 and 13)
STOCKHOLDERS’ EQUITY (Notes 6 and 12)
Preferred stock; voting, $.001 per share; 10,000,000 shares authorized, none issued	—	—
Common stock; voting, $.001 par value; 100,000,000 shares authorized 57,527,960 and 57,453,583 shares, respectively, issued and outstanding at December 31, 2006 and 2005	57,528	57,454
Additional paid-in capital	6,678,897	6,142,442
Accumulated deficit	(4,878,610)	(3,278,267)
Accumulated other comprehensive income (loss)	12,510	(212,399)

Total stockholders’ equity	1,870,325	2,709,230

	$13,992,422	$12,633,127

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenues, net
Services	$19,940,723	$19,022,266	$15,996,440
Equipment	6,943,442	5,931,951	6,431,748
Education	3,264,346	3,409,164	2,930,168

Total revenues, net	30,148,511	28,363,381	25,358,356

Costs of revenues
Services	12,290,439	12,344,089	10,835,757
Equipment (Note 10)	4,188,041	4,222,814	4,448,346
Education	1,818,458	1,814,396	1,690,619

Total costs of revenues	18,296,938	18,381,299	16,974,722

Gross profit	11,851,573	9,982,082	8,383,634

Operating expenses
Sales and marketing	5,208,633	4,523,853	4,157,571
General and administrative (Note 10)	6,693,405	5,195,090	3,341,371
Depreciation and amortization	704,905	953,604	995,501

Total operating expenses	12,606,943	10,672,547	8,494,443

Operating loss	(755,370)	(690,465)	(110,809)

Other income (expense)
Loss on sale of subsidiary (Note 14)	(787,816)	—	—
Write-off of long-term assets and other (Note 1)	(100,876)	—	—
Gain on sale of mining rights (Note 7)	—	273,465	66,900
Interest income	68,393	42,959	23,116
Interest expense	(24,674)	(20,857)	(43,069)

Total other income (expense)	(844,973)	295,567	46,947

Net loss before income taxes	(1,600,343)	(394,898)	(63,862)
Income tax expense (Note 8)	—	—	958,437

Net loss	$(1,600,343)	$(394,898)	$(1,022,299)

Net loss per common share, basic and diluted	$(0.03)	$(0.01)	$(0.02)

Weighted average number of shares used in computation:
Basic	57,500,968	56,705,004	54,135,355
Diluted	57,500,968	56,705,004	54,135,355
See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Net loss	$(1,600,343)	$(394,898)	$(1,022,299)
Other comprehensive income (loss):
Accumulated translation reclassification adjustment on Global Doctor	217,328
Currency translation gain (loss)	7,581	181	(75,860)

Comprehensive loss	$(1,375,434)	$(394,717)	$(1,098,159)

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006, 2005 and 2004

	Number of
	Shares of		Additional		Accumulated
	Common	Common	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Income (Loss)	Total Equity
Balance at December 31, 2003	53,419,281	$53,420	$5,087,647	$(1,861,070)	$(136,720)	$3,143,277
Net loss for year ended December 31, 2004	—	—	—	(1,022,299)	—	(1,022,299)
Exercise of stock options (Note 12)	1,588,445	1,588	413,159	—	—	414,747
Non-qualified stock option expense (Note 12)	—	—	417	—	—	417
Foreign currency translation adjustments	—	—	—	—	(75,860)	(75,860)

Balance at December 31, 2004	55,007,726	$55,008	$5,501,223	$(2,883,369)	$(212,580)	$2,460,282
Net loss for year ended December 31, 2005	—	—	—	(394,898)	—	(394,898)
Exercise of stock options (Note 12)	2,445,857	2,446	641,219	—	—	643,665
Foreign currency translation adjustments	—	—	—	—	181	181

Balance at December 31, 2005	57,453,583	$57,454	$6,142,442	$(3,278,267)	$(212,399)	$2,709,230
Net loss for year ended December 31, 2006	—	—	—	(1,600,343)	—	(1,600,343)
Exercise of stock options (Note 12)	74,377	74	18,520	—	—	18,594
Stock options issued (Note 12)	—	—	517,935	—	—	517,935
Reclassification of subsidiary foreign currency translation adjustments (Note 14)	—	—	—	—	217,328	217,328
Foreign currency translation adjustments	—	—	—	—	7,581	7,581

Balance at December 31, 2006	57,527,960	$57,528	$6,678,897	$(4,878,610)	$12,510	$1,870,325

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,600,343)	$(394,898)	$(1,022,299)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	704,905	953,604	995,501
Deferred income taxes	—	—	1,114,300
Bad debt expense	114,982	99,832	68,218
Loss on sale of subsidiary	787,816	—	—
Accrued Compensation 2003; paid 2004 — MedSpace	—	—	(714,567)
Stock based employee compensation	517,935	—	417
Write-off of long-term asset and other	152,173	—	—
Write-off of fixed assets not yet placed in service	83,475	—	—
Loss on disposal of assets	—	2,597	680
Changes in operating assets and liabilities:
Accounts receivable	(1,520,772)	744,723	(1,702,455)
Unbilled revenue	162,059	220,263	(872,147)
Inventory	27,304	23,572	(26,215)
Prepaids and other current assets	722,056	(432,745)	27,078
Deposits	(56,481)	(63,825)	(15,429)
Accounts payable and accrued expenses	175,320	(23,818)	369,224
Deferred revenue	1,447,865	64,560	1,196,019

Net cash provided by (used in) operating activities	$1,718,294	$1,193,865	$(581,675)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for the MedSpace acquisition	—	—	(387,474)
Purchases of equipment and leasehold improvements	(282,636)	(418,154)	(1,492,137)
Repayments of note receivable	22,042	—	—
Proceeds from sale of Global Doctor investment, net of cash	312,716	—	—
Purchase of assets of Medical Advisory Services (MAS)	—	—	(386,005)
Proceeds from sale of fixed assets	—	2,247	—
Change in restricted cash	500,000	(500,000)	—
Purchase of long term assets	—	—	(100,000)

Net cash provided by (used in) investing activities	$552,122	$(915,907)	$(2,365,616)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	18,594	643,665	414,747
Proceeds from line of credit	—	—	650,000
Payments on line of credit	—	(200,000)	(450,000)
Repayment of debt	—	(377,000)	(246,227)
Repayment of capital lease obligation	(28,484)	(72,091)	(80,135)

Net cash (used in) provided by financing activities	$(9,890)	$(5,426)	$288,385

Effect of foreign currency exchange rate changes on cash and cash equivalents	8,646	(16,593)	41,382

Net increase (decrease) in cash and cash equivalents	2,269,172	255,939	(2,617,524)
Cash and cash equivalents at beginning of year	1,590,938	1,334,999	3,952,523

Cash and cash equivalents at end of year	3,860,110	1,590,938	1,334,999
Cash and cash equivalents at end of year associated with Global Doctor	—	(133,928)	(194,367)

Cash and cash equivalents at end of year without held for sale assets	$3,860,110	$1,457,010	$1,140,632

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for interest	$24,674	$17,000	$30,309

Cash paid during the year for taxes	$—	$—	$2,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Assets acquired under capital lease obligation	$478,165	$—	$—

Insurance policies financed by a short-term note payable	$353,219	$—	$—

Note receivable for Global Doctor Sale	$111,000	$—	$—

	2006	2005	2004
Purchase of assets of Medical Advisory Services (MAS):
Cash purchase price	$—	$—	$386,005

Working capital acquired	$—	$—	$(33,995)

Fair value of other assets acquired, principally intangible assets	$—	$—	$420,000

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies
Nature of business:
Established in 1985, MedAire, Inc. and Subsidiaries (the “Company”) provides fully integrated healthcare solutions to companies that are responsible for employees, customers and guests who are at risk as a result of living, working or traveling away from home. These solutions are comprised of three major components: 24/7/365 situation management, which includes services, such as real-time medical advice and assistance, training and education and medical resources such as medical kits. The Company is an Arizona-based corporation with both domestic and international operations and customers.
Principles of consolidation:
All accounts of the Company and its wholly owned subsidiaries are included in the consolidated financial statements for the appropriate periods. All significant inter-company transactions and accounts have been eliminated in consolidation.
Effective December 2005, Global Resources, Inc. was formed as a wholly owned subsidiary of MedAire, Inc., for purposes of holding the Company’s mining rights sale agreements for mining rights previously sold and is included in the consolidated financial statements. Currently, Global Resources does not hold any assets or liabilities, nor is it engaged in any activity.
In January 2003, a transaction was completed to merge with Global Doctor Limited (Global Doctor), located in Perth, Australia. Global Doctor primarily operates a network of international clinics in Asia. Beginning in late 2005, the Company began pursuing the sale of Global Doctor. In order to sell Global Doctor by region (China, Indonesia and Thailand), an internal corporate reorganization was implemented in 2006. The sale of the Global Doctor clinics was completed during the third quarter of 2006. The Company’s consolidated financial statements as of December 31, 2006, 2005 and 2004 include the wholly owned subsidiary Global Doctor Services Pty Ltd. See Note 14 for further details regarding the sale of Global Doctor.
On April 16, 2002, MedAire Limited, a wholly owned subsidiary, was formed to do business in the United Kingdom.
Use of estimates:
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, deferred revenue, deferred income taxes, identifiable intangibles and goodwill.
Expression of currency:
All amounts are shown in US dollars, unless otherwise noted.
Revenue recognition:
The Company recognizes revenue upon shipment of its products or upon performance of its services. Shipping and handling charges to customers are included in revenue. Shipping and handling costs incurred by the Company are included in costs of revenues. The Company provides products and services to its customers on a contract basis, normally covering one to five-year periods. Revenue on products is recognized when the equipment is shipped, while billings on the service portion of the contract are recorded as deferred revenue and recognized on a straight-line basis over the life of the contract.
In conjunction with Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables”, revenue from multiple-deliverable arrangements are accounted for as separate units of accounting, as the delivered items have value on a stand alone basis, if there is objective and reliable evidence of the fair value, and delivery or performance of the undelivered item is probable and in the Company’s control.
Gain on the sale of the mining rights sales agreement is recorded when the cash is received. This income is not considered earned until received due to a cancellation clause in the sale agreement. The final cash payment of AUD $1,000,000 is not payable until and unless the buyer commences commercial mining operations. See further discussion in Note 7 to these consolidated financial statements.
Evacuation and Case Fee Revenue:
In accordance with Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, the Company records evacuation and case fee revenues and the related cost of evacuation revenues gross as a principal.
Cash equivalents:
Cash equivalents include money market accounts and other short-term investments with an original maturity of three months or less.
Restricted Cash:
For the year ended December 31, 2005, the Company was required as a covenant on its line of credit, (see Note 4), to maintain a $500,000 compensating balance on deposit with the financial institution. The cash was released when the line of credit expired in May 2006.
Concentration of cash:
At certain times, the Company maintains amounts on deposit in financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.
Accounts receivable:
Accounts receivable are carried at original invoice amount less an estimate for an allowance for sales returns and an allowance for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Based on the information available, the Company believes the allowance for doubtful accounts is adequate as of December 31, 2006 and 2005. Recoveries of accounts receivable previously written off are recorded when received.
Interest is not charged on accounts receivable.
Unbilled revenue represents revenue earned but not yet invoiced. The majority of the balance relates to commercial airline crew support and other health cases that are unbilled at the end of the reporting period. These amounts are invoiced to customers once all healthcare costs associated with the case have been accumulated. The remaining balance relates to training and other revenue earned in the period but not invoiced. Unbilled training and other revenues are invoiced in the following month.

In order to increase cash flow, the Company has historically followed a practice of invoicing customers one month in advance of the commencement of services. These invoices are recorded as accounts receivable and deferred revenues at the time the amount is invoiced to the customer, and revenue is recognized ratably over the service period once it commences. The amount of accounts receivable and deferred revenues recorded for these prebillings was $1,529,302, $1,164,966, and $1,108,990 as of December 31, 2006, 2005 and 2004, respectively.
Inventory:
Inventory, which consists primarily of medical kits and supplies, automatic external defibrillators and pharmaceuticals, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory is stated net of an allowance for obsolete inventory.

Identifiable intangibles and goodwill:
Statement of financial accounting standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), prescribes a two-step process for impairment testing of goodwill on an annual basis or more often if a triggering event occurs and long-lived assets only when a triggering event occurs. The first step tests for impairment, while the second step, if necessary, measures the amount of impairment. Goodwill is not amortized. The Company’s annual testing date is December 31. There were no indicators of impairment as of December 31, 2006. In connection with the sale of the Global Doctor clinics during fiscal 2006, the Company wrote off $132,000 of goodwill specifically related to those reporting units. See further discussion in Note 14 of the consolidated financial statements.
In assessing the recoverability of goodwill and intangible assets, the Company must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets. Assumptions about future revenue and cash flows require significant judgment because of the current state of the economy, the fluctuation of actual revenue and the timing of expenses. The Company’s management develops future revenue estimates based on historical trends and market available. Estimates of future cash flows assume that expenses will grow at rates consistent with historical rates.
Goodwill represents the cost in excess of the fair value of net assets acquired in business combinations. Licenses and other intangibles which have definitive lives are amortized using the straight-line method over their contractual lives or their estimated useful life if shorter. Goodwill and intangibles with indefinite lives are subject to an impairment test, based on fair value, at least annually. We evaluate goodwill and other intangibles for impairment annually, and when impairment indicators arise, in accordance with SFAS 142. For goodwill, we first compare the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds the fair value of a reporting unit, additional tests would be used to measure the amount of impairment loss, if any. If the carrying amount of any other intangible asset exceeds its fair value, we would recognize an impairment loss for the difference between fair value and the carrying amount.
Identifiable intangibles have the following estimated useful lives:

Software	1 to 3 years
Permits and agreements	2 to 7 years
Customer list and contracts	5 years
Other	1 to 5 years
Tradename and trademarks	5 to 7 years
Intangible assets subject to amortization are amortized using the straight line method over their estimated useful lives (see Note 3).
Other long term assets:
Long-term assets represented a strategic investment in an untraded company. The $100,000 investment at December 31, 2005 was comprised of $6,000 in stock and a $94,000 note receivable. This investment was written off during the second quarter of 2006 because management determined that the investment was no longer viable and the note receivable balance was deemed uncollectible.
Fair value of financial instruments:
Cash and cash equivalents, accounts receivable, notes receivable, unbilled revenue, accounts payable, and obligations under capital leases, are carried at amounts that reasonably approximate their fair values at December 31, 2006 and 2005.
Equipment and leasehold improvements:

Equipment and leasehold improvements are recorded at cost and are primarily being depreciated over three to seven years using the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter.
Replacements and betterments are capitalized, while maintenance and repairs are expensed as incurred. It is the Company’s policy to include amortization expense on assets acquired under capital leases with depreciation expense on owned assets.
Fixed assets not yet placed in service represent additional enterprise-wide software system modules to be implemented and databases under development.
Deferred rent:
Certain operating leases require escalating rent payments over the lease term. The total rent payments are divided by the total number of months to compute an amount which is charged to expense on a straight-line basis over the lease term. The deferred rent liability included on the accompanying balance sheets occurs when the monthly straight-line expense is greater than the monthly rent paid.
Off-balance sheet financing and liabilities:
Other than operating lease commitments, legal contingencies incurred in the normal course of business and employment contracts for key employees, the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority owned subsidiaries or any interest in, or relationships with, any material variable interest entities.
Stock options:
The Company has a stock-based employee compensation plan. The Company generally grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. Prior to January 1, 2006, the Company accounted for that plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company had adopted the disclosure-only provisions of SFAS 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. No stock-based employee compensation cost was recognized in the Statement of Operations for the year ended December 31, 2005, as all options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of grant. Under the requirements of SFAS 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or services rendered, whichever is more reliably measured.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.
During the year ended December 31, 2006, the Company issued 130,000 options at an exercise price of $0.42 to members of its non-employee board of directors and recognized the related compensation expense of $32,959. Due to the change in control regarding the Company’s board of directors that took place in January 2006, all options outstanding vested immediately, and the Company recognized $252,280 of compensation expense in the first quarter of 2006. Additionally, due to the board resolution in January 2006 regarding options granted to James E. Lara, President and COO, the Company recorded compensation expense in the first quarter of 2006 totaling $232,696. See further discussion in Note 12.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s net loss for the year ended December 31, 2006 is $517,935 higher than if it had continued to account for share-based compensation under APB 25. Basic and diluted net loss per common share for the year ended December 31, 2006 would have been $ (0.02) per share if the Company had not adopted SFAS 123(R), compared to $ (0.03) which was reported for the period.
Prior to the adoption of SFAS 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. There were 74,377 options exercised during the year ended December 31, 2006, which resulted in $18,594 in cash proceeds, with no tax benefit received for tax deductions.

The following table illustrates the effect on net loss and net loss per common share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan in all periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing formula and amortized to expense over the option vesting-period.

	December 31, 2005	December 31, 2004
Net loss:
As reported	$(394,898)	$(1,022,299)
Adjustment for stock based employee compensation expense determined under fair value based method, net of related tax effects	(133,514)	(128,878)

Proforma net loss	$(528,412)	$(1,151,177)

Loss per share basic and diluted:
As reported	$(0.01)	$(0.02)

Proforma	$(0.01)	$(0.02)

Income taxes:
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We have estimated that it is more likely than not, our net deferred tax assets will not be realized. Therefore, we have provided a valuation allowance for those net deferred tax assets.
Federal and state regulation:
The Company is considered a re-packager and distributor of drugs because of the medical kits it assembles and sells. As a result, the Company is subject to regulation by and licensure with the United States Food and Drug Administration (the FDA), the United States Drug Enforcement Administration (the DEA) and various state agencies that regulate wholesalers or distributors. Both the FDA and the DEA have the right, at any time, to inspect the Company’s facilities and operations to determine if it is operating in compliance with the requirements for licensure and all applicable laws and regulations. In addition, the Company is audited annually by the DEA and the Arizona State Board of Pharmacy. Although management believes appropriate steps are taken to ensure compliance, the Company cannot be assured it will not face fines or penalties, or loss of license if its compliance efforts are determined to be inadequate.
Reclassifications:
Certain amounts in prior years have been reclassified to conform to the current year presentation.
Deferred revenue:
Deferred revenue represents cash received or amounts invoiced to customers in advance of the delivery of services. Deferred revenue is recognized as revenue ratably over the term of the service period.
Advertising costs:
Advertising and promotion costs, which totaled approximately $429,000, $536,000 and $320,000 for the years ended December 31, 2006, 2005 and 2004, respectively, are expensed as incurred.
Legal costs:
Amounts incurred for legal costs that pertain to loss contingencies are expensed as incurred.

Net loss per common share:
Net loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. At December 31, 2006, 2005, and 2004, common shares issuable upon exercise of the employee stock options of 1,763,630, 2,258,007, and 5,809,289, respectively, and stock warrants of 580,000, 1,740,000, and 0, respectively (see Note 12), and additionally at December 31, 2005, the effect of the convertible unsecured note payable (500,000 shares, see Note 5) have not been included in the computation because their inclusion would have had an antidilutive effect as a result of the net loss.
New accounting pronouncements:
In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company plans on reviewing in detail its tax situation to determine whether there are any uncertain tax positions but does not presently believe that there are any material such matters.
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.
In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics: (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the US SEC within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We do not expect the adoption of FSP EITF 00-19-2 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.
Note 2. Equipment and Leasehold Improvements
Equipment and leasehold improvements consist of the following:

	December 31,	December 31,
	2006	2005
Furniture and fixtures	$1,521,690	$1,229,166
Computer equipment and software	2,631,623	2,701,380
Leasehold improvements	192,055	192,055
Vehicles	18,771	18,771
Fixed assets not yet placed in service	322,316	550,724

	4,686,455	4,692,096
Less accumulated depreciation	3,034,522	2,924,775

	$1,651,933	$1,767,321

Note 3. Identifiable Intangibles
Identifiable intangibles and the associated accumulated amortization are as follows at December 31, 2006:

	Weighted-
	Average
	Remaining	Gross
	Life in	Carrying	Accumulated	Net Carrying
	Years	Amount	Amortization	Amount
Software	0.2 years	$15,000	$13,958	$1,042
Permits and agreements	2.3 years	150,000	80,625	69,375
Tradename and trademarks	0.1 years	67,091	65,240	1,851
Customer list and contracts	2.3 years	195,000	104,813	90,187
Other	0.2 years	50,000	47,396	2,604

		$477,091	$312,032	$165,059

Identifiable intangibles and the associated accumulated amortization are as follows at December 31, 2005:

	Weighted-
	Average
	Remaining	Gross
	Life in	Carrying	Accumulated	Net Carrying
	Years	Amount	Amortization	Amount
Software	1.7 years	$15,000	$10,625	$4,375
Permits and agreements	3.5 years	150,000	50,625	99,375
Tradename and trademarks	3.0 years	67,091	60,121	6,970
Customer list and contracts	3.5 years	195,000	65,812	129,188
Other	0.8 years	60,000	36,552	23,448

		$487,091	$223,735	$263,356

The aggregate amount of amortization expense for the years ended December 31, 2006, 2005 and 2004 was approximately $98,000, $225,000 and $168,000, respectively.
Estimated amortization expense is as follows for the twelve months ended December 31:

2007	$74,284
2008	69,213
2009	21,562

$165,059

Note 4. Line of Credit
The Company maintained a $1,000,000 line of credit with a bank until the line of credit expired and was not renewed in May 2006. Under the terms of the line of credit, the Company was required to maintain a compensating balance with the lender of no less than $500,000. This amount was released when the line of credit expired. The line bore interest at the bank’s prime rate (7.25% at December 31, 2005) plus 0.75%. There was no outstanding balance at December 31, 2005.
Note 5. Notes Payable
As of December 31, 2006, the Company has a short term note payable of $353,219 to finance the Company’s insurance policies. The note is payable in ten equal payments of $36,772 and bears interest at a fixed rate of 8.86%. The first payment is due January 1, 2007. The term of the underlying insurance policies is December 1, 2006 to November 30, 2007. Financed insurance premiums at December 31, 2005, were included in accrued expenses.
As of December 31, 2004, the Company had a note payable balance of $393,598. The convertible, unsecured note payable allowed the holder to convert the note in whole, but not in part, on the conversion date, into shares calculated by dividing the face value of the note by the conversion price of AUD $1.00, within five business days after delivery of the conversion notice to the Company. The note was not converted and the balance was paid in full during July 2005.
Note 6. Equity
The power to issue any shares of preferred stock of any class or series of any class designations, voting powers, preferences, and relative participation, optional or other rights, if any, or the qualifications, limitations or restrictions thereof shall be determined by the board of directors.
Note 7. Commitments and Contingencies
In July 2006, the Company entered into four separate five year lease agreements to lease a new telephone system and related equipment for the Company’s headquarters in Tempe, Arizona and the MedSpace operations. The system and equipment were installed and placed into service in October 2006. In accordance with Financial Accounting Standards Board SFAS 13 “Accounting for Leases” as amended, the leases were capitalized and the lease obligations were recognized on the Company’s balance sheet when each lease obligation became effective. The total net present value of the lease payments of $478,000, discounted at a 9.9% interest rate, was capitalized and the offsetting lease obligations were recorded during the fiscal year ended December 31, 2006. The combined monthly payments of approximately $10,000 are payable through late 2011. Assets capitalized under these capital leases, including costs capitalized for the maintenance agreement, totaled approximately $478,000 with accumulated depreciation of $14,800 as of December 31, 2006.
The Company has a capital lease for telephone equipment with monthly payments of approximately $700 through August 2008, including interest at a rate of 8.195%. The lease was collateralized by the equipment. Total assets under this capital lease were approximately $36,000 with accumulated amortization of $16,600 at December 31, 2005. The assets under this capital lease were disposed of as a result of the installation of the new telephone system in October 2006. A loss of $14,000 was recorded on the disposal. The Company continues to make lease payments under this agreement as the lease agreement is non-cancellable. The total remaining capital lease obligation was $13,400 as of December 31, 2006.
As of December 31, 2004, the Company had another capital lease obligation in the amount of $65,401 which was paid off in 2005.
The Company has several facility leases under operating lease agreements which expire at various dates through December 31, 2009. In addition, the Company has other operating leases that expire at various dates through July 2009.

Future minimum lease obligations are as follows:

	Capital	Operating
Twelve Months Ending December 31:
2007	$130,324	$675,000
2008	127,427	665,000
2009	121,633	621,000
2010	121,633	—
2011	87,251	—

Total minimum lease payments	588,268	$1,961,000

Amount representing interest	(117,831)

Present value of minimum lease payments	470,437
Less current maturities of capital lease obligations	(87,836)

Long-term capital lease obligations	$382,601

Rent expense, including rent under month-to-month arrangements, for the years months ended December 31, 2006, 2005 and 2004 was approximately $704,000, $958,000 and $826,000, respectively.
The Company has employment agreements with twenty executives officers, key employees and foreign based employees. These agreements provide for post-termination compensation payments composed of salary and, in some instances, continuation of certain employee benefits should the employee’s service with the company be terminated. As of December 31, 2006, the total amount of contingent contractual obligations that may be owed in the future under these employment agreements, excluding benefits, is approximately $1,933,000. No liability has been recorded for these agreements at December 31, 2006, as the Company continues to employ these individuals.
As of December 31, 2006, the Company had a liability in the amount of $444,331 payable to former executives and key employees whose service to the Company was discontinued in 2006. Under the terms of these employment agreements between the Company and these individuals, they continue as employees of the Company for a contractually agreed-upon period of time, and they receive salary and benefits during this period. The liability for employment agreement obligations is included in accrued expenses at December 31, 2006 (Note 15). The Company expensed $772,780 for these obligations and made cash payments of $328,449 in 2006.
In November 2003, the Company sold the rights to a mining tenement acquired as part of the Global Doctor acquisition. All payments except the final payment have been received. The final payment of $1.0 million AUD is due upon commencement of the commercial mining operation. At any time the buyer may notify the Company that it does not wish to proceed with the transaction, in which event the mining rights would be reconveyed to the Company for no consideration, and the buyer would be under no further obligation to make further payments in respect to the purchase price other than those that have already been paid. Gain on sale of mining rights in the consolidated financial statements represents the payments received from the buyer. No receivable has been recorded for the remaining payment as of December 31, 2006 or 2005, since the future payment is contingent on commercial operation of the mine.
Note 8. Income Taxes
The components of net deferred tax assets are as follows:

	December 31,	December 31,
	2006	2005
Equipment and leasehold improvements	$(72,000)	$(155,000)
Operating loss and tax credit carryforwards	1,062,000	631,000
Allowance for doubtful accounts	163,000	124,000
Foreign currency translation	—	85,000
Deferred revenue	331,000	349,000
Other	175,000	83,800

Net deferred tax assets	$1,659,000	$1,117,800
Less: Net deferred tax valuation allowance	(1,659,000)	(1,117,800)

Net deferred tax assets	$—	$—

In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company established a valuation allowance against its net deferred tax assets as of December 31, 2004. This resulted in additional income tax expense of approximately $900,000 in the twelve months ended December 31, 2004. As defined by the standard, management believes it is more likely than not that its deferred tax assets may not be realized due to the history of losses the Company has sustained. Realization of a deferred tax asset is dependent on whether or not there will be sufficient taxable income in the future periods in which the net operating loss can be utilized as available under tax law. In future years as the Company has taxable income and the net operating loss carryforwards are utilized, the valuation allowance will be reduced and no income tax expense will be realized on the face of the income statement until such time that management believes the deferred tax assets are more likely than not to be realized. The Company had expectations of utilizing net operating losses in 2004 based on management projections. However, due to a change in product mix sold with increased evacuations that carry a lower margin and continuing losses from the Global Doctor operations, the Company did not meet projections as they have in prior periods. Therefore, it was determined a valuation allowance was required in 2004. Continued losses in 2005 and 2006 support leaving the valuation allowance in place at December 31, 2006.
Income tax expense consists of the following:

	December 31,	December 31,	December 31,
	2006	2005	2004
Current	$—	$—	$12,137
Deferred	—	—	946,300

Income tax expense	$—	$—	$958,437

Federal Net Operating Loss Carryforwards at December 31, 2006:

Expiring in 2022	$265,000
Expiring in 2023	1,426,000
Expiring in 2024	913,000

$2,604,000

Combined State Net Operating Loss Carryforwards at December 31, 2006:

Expiring in 2007	$401,000
Expiring in 2008	1,164,000
Expiring in 2010	34,000
Expiring in 2011	914,000
Expiring in 2012	9,000
Expiring in 2013	28,000
Expiring in 2015	18,000
Expiring in 2017	11,000
Expiring in 2018	17,000
Expiring in 2022	68,000
Expiring in 2023	110,000

$2,774,000

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss from continuing operations due to the following:

	December 31,	December 31,	December 31,
	2006	2005	2004
Computed “expected” tax benefit	$(560,100)	$(142,900)	$(22,900)
Increase (decrease) in income taxes resulting from:
Increase in valuation allowance	371,200	86,500	847,300
Nondeductible expenses	130,300	172,400	36,000
State income taxes, net of federal tax benefit	(96,000)	(24,500)	(4,000)
Other	154,600	(91,500)	102,037

	$—	$—	$958,437

Note 9. Segment Reporting
The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.
There are four reportable segments: Service, Equipment, Education and Global Doctor. The Service, Equipment and Education segments provide medical advice, equipment and training to subscribers. Amounts for MedAire, Inc. and MedAire Ltd are included in these 3 segments. Global Doctor provided primary medical care in several Asian countries; see Note 14 regarding the sale of the Global Doctor clinics during fiscal 2006.
Management evaluates the performance of the Global Doctor segment based on profit or loss from operations before income taxes, exclusive of nonrecurring gains and losses and foreign exchange gains and losses. The Service, Equipment and Education segments are evaluated based on revenue and gross profit or loss performance, prior to any corporate allocation of sales, marketing or general and administrative expenses. The assets and operating expenses relative to these segments are included in the unallocated amounts as management does not review or allocate these amounts to the segment level.
Financial information with respect to the reportable segments is as follows:

					Global	Eliminating
December 31, 2006	Unallocated	Service	Equipment	Education	Doctor	Entries	Total
Revenue from external customers	$—	$18,212,201	$6,943,443	$3,264,346	$1,728,521	$—	$30,148,511
Intersegment revenue	—	—	—	—	112,979	(112,979)	—
Gross profit	—	7,873,609	2,758,076	1,445,888	(226,000)	—	11,851,573
Write-off intercompany loan	—	—	—	—	350,000	(350,000)	—
Interest income	68,222	—	—	—	171	—	68,393
Interest expense	(24,674)	—	—	—	—	—	(24,674)
Depreciation and amortization	(704,905)	—	—	—	—	—	(704,905)
Pre-tax segment income (losses)	(1,221,440)	—	—	—	(378,903)	—	(1,600,343)
Segment assets	13,766,924	795,466	—	—	7,849	(577,817)	13,992,422
Expenditures for equipment & LHI	(214,032)	—	—	—	(68,220)	—	(282,252)

					Global	Eliminating
December 31, 2005	Unallocated	Service	Equipment	Education	Doctor	Entries	Total
Revenue from external customers	$—	$15,695,786	$5,931,951	$3,409,164	$3,326,480	$—	$28,363,381
Intersegment revenue	—	—	—	—	267,829	(267,829)	—
Gross profit	—	6,996,127	1,709,137	1,594,768	(317,950)	—	9,982,082
Interest income	38,848	—	—	—	4,111	—	42,959
Interest expense	(20,857)	—	—	—	—	—	(20,857)
Depreciation and amortization	(735,167)	—	—	—	(218,437)	—	(953,604)
Pre-tax segment income (losses)	(136,257)	—	—	—	(258,641)	—	(394,898)
Segment assets	11,806,768	795,466	—	—	1,265,752	(1,234,859)	12,633,127
Expenditures for equipment & LHI	(389,196)	—	—	—	(28,958)	—	(418,154)

					Global	Eliminating
December 31, 2004	Unallocated	Service	Equipment	Education	Doctor	Entries	Total
Revenue from external customers	$—	$13,211,759	$6,431,748	$2,930,168	$2,784,681	$—	$25,358,356
Intersegment revenue	—	—	—	—	347,843	(347,843)	—
Gross profit	—	5,738,671	1,983,402	1,239,549	(577,988)	—	8,383,634
Interest income	21,967	—	—	—	1,149	—	23,116
Interest expense	(23,406)	—	—	—	(19,663)	—	(43,069)
Depreciation and amortization	(731,751)	—	—	—	(263,750)	—	(995,501)
Pre-tax segment income (losses)	534,126	—	—	—	(597,988)	—	(63,862)
Segment assets	13,158,372	795,466	—	—	581,265	(1,525,977)	13,009,126
Expenditures for equipment & LHI	(1,382,140)	—	—	—	(109,997)	—	(1,492,137)
The Global Doctor goodwill of $927,665 was allocated to the Global Doctor segment in the amount of $132,199 and to the Service segment in the amount of $795,466 as synergies were identified at the date of purchase. The $795,466 of goodwill allocated to the Service segment was impairment tested in accordance with SFAS 142, and no impairment existed as of December 31, 2006. $132,199 of goodwill originally allocated to the Global Doctor segment was classified in the consolidated balance sheet as held for sale-assets at December 31, 2005 and was written off to loss on sale of subsidiary in the consolidated statement of operations for the year ended December 31, 2006.

The following table presents information about the Company’s revenue (attributed to countries based on the location of the customer) and long-lived assets by geographic area (all numbers are rounded to thousands):

	December 31, 2006		December 31, 2005		December 31, 2004
		Long		Long		Long
		Lived		Lived		Lived
		Physical		Physical		Physical
	Revenues	Assets	Revenues	Assets (1)	Revenues	Assets
United States	$19,510	$1,625	$17,682	$1,745	$17,071	$1,987
United Kingdom	3,808	27	2,704	23	2,075	26
China	1,031	—	2,212	139	1,963	140
Other countries	1,005	—	959	—	693	—
Australia	804	—	944	—	449	14
Portugal	748	—	402	—	231	—
Canada	634	—	492	—	427	—
United Arab Emirates	431	—	525	—	181	—
Thailand	430	—	733	16	774	16
Indonesia	380	—	649	108	500	163
Mexico	246	—	238	—	218	—
Luxemborg	233	—	99	—	237	—
Hong Kong	187	—	55	—	55	—
Switzerland	170	—	200	—	102	—
The Netherlands	134	—	96	—	46	—
France	120	—	—	—	—	—
Saudi Arabia	114	—	137	—	105	—
Italy	83	—	78	—	33	—
Ireland	81	—	84	—	52	—
Brazil	—	—	74	—	146	—

Total	$30,149	$1,652	$28,363	$2,031	$25,358	$2,346

TOTAL US	$19,510	$1,625	$17,682	$1,745	$17,071	$1,987

TOTAL NON US	$10,639	$27	$10,681	$286	$8,287	$359

(1)	These amounts represent the geographic area of the long-lived assets, exclusive of the held for sale classification of these assets in the Consolidated Balance Sheets.
Note 10. Related Party Transactions
On July 1, 2006, the Company entered into a contract with International SOS Assistance, Inc. (“ISOS”) to provide online website access for international travel related information. This website will be used by employees of the Company’s customers who travel internationally. The employees will be able to view information by country including health risks, vaccinations, medical care, safety, security and travel information. The contract is effective July 1, 2006 through July 1, 2007, and automatically renews for one year periods; however, either party may terminate the contract with 30 days written notice. The initial set-up fee is $50,000 and the initial annual fee is $60,000. The second year annual fee is $95,000 with subsequent annual fees negotiable. The Company paid $50,000 towards the 2006 total contract amount in the fourth quarter of 2006. The remaining amount due for the first year contract of $60,000 will be paid during fiscal 2007.
ISOS is affiliated with three other entities, Best Dynamic Services Limited, Bell Potter Nominees, Ltd. and Excellus Investments Pte. Ltd. These three entities owned 5.5%, 21.0% and 10.4%, respectively, of the Company’s outstanding common stock as of December 31, 2006. As of December 31, 2005, Best Dynamic Services Limited and Bell Potter Nominees, Ltd. owned 2.5% and 21.0%, respectively, of our outstanding common stock.
In early 2006, the Company entered into a five year employment agreement with Ms. Joan Sullivan Garrett, Chairwoman of the Company’s Board of Directors. Ms. Garrett owned approximately 32.5% of the Company’s stock as of December 31, 2006 and 2005. Laerdal Medical Corporation (“Laerdal”), a major vendor for medical equipment for the Company, previously owned the Company’s common stock. In June

2006, Laerdal sold the remaining shares it owned of the Company’s stock, at which time it ceased to be a related party. Laerdal owned 3.0% and 5.7%, respectively, of the Company’s outstanding common stock as of December 31, 2005 and 2004. The Company acquired equipment and supplies from Laerdal while it was a related party totaling $48,000, $96,000 and $174,000, respectively, for the six months ended June 30, 2006, and the years ended December 31, 2005 and 2004 and had an outstanding liability to Laerdal of $1,200 and $23,000, respectively, as of December 31, 2005 and 2004.
The Company has a services and support agreement with Banner Health Systems, a not-for-profit multi-hospital health care system located in Phoenix, Arizona, through December 31, 2007. Under this agreement Banner authorizes the services of certified emergency physicians at their regional medical center, provided the Company contracts directly with the physicians group. Fees for these services are contracted and billed directly by the physicians group. In connection with this service agreement, the Company is also leasing space from Banner. In September 2004, Banner sold the remaining shares it owned of the Company stock, at which time it ceased to be a related party. While it was a related party, for the year ended December 31, 2004, the Company paid rent of $16,000.
Three of the nine members of the Board of Directors are independent and eligible for director fees and stock options. Directors fees paid and stock options issued (see Note 12) were as follows:

Year ending December 31, 2006	$191,000	in payments; 130,000 in stock options
Year ending December 31, 2005	$53,000	in payments; 30,000 in stock options
Year ending December 31, 2004	$45,000	in payments; 200,000 in stock options
The Company had an outstanding liability to the Directors as follows:

December 31, 2006	$17,500
December 31, 2005	$28,000
Note 11. 401(k) Plan
The Company has a 401(k) profit sharing plan, which covers substantially all United States based employees that have attained the age of 18 and have completed at least 1,000 hours of service. Effective January 1, 2007, the plan was changed to replace the requirement of 1,000 hours of service with the requirement of completing 90 days of service. The plan provides for employee deferrals of up to 100% per pay period and employer matching contributions equal to 100% of employee deferrals, to a maximum of 3% and 50% of employee deferrals on the next 2% of deferrals not to exceed the annual limits established by IRS regulations. The Company’s contributions to the plan were as follows:

Year ending December 31, 2006	$168,000
Year ending December 31, 2005	$126,000
Year ending December 31, 2004	$73,000
Note 12. Stock Option Plan
The Company has implemented the Amended and Restated 1998 Key Employee Stock Option Plan (the “Plan”). The exercise price of the options, as well as the vesting period, is established by the Company’s board of directors. The options granted under the Plan have vesting periods that range from immediate vesting to vesting over five years. The lives of the options granted are ten years. Under the Plan the total number of options permitted is 15% of issued shares up to a maximum of 20,000,000 shares. As of December 31, 2006, 6,865,564 additional options remain that may be granted under the Plan. The options are exercisable for a period of 10 years and vest based upon years of service. There were 130,000, 80,000 and 1,150,000 options granted during the years ended December 31, 2006, 2005 and 2004, respectively. All stock options outstanding are fully vested as of December 31, 2006. As such, there is no compensation expense to be recognized in future years under SFAS 123(R) for stock options outstanding as of December 31, 2006. The Company received $18,594 in cash proceeds for the exercise of 74,377 options for the year ended December 31, 2006, with no tax benefit realized for tax deductions. Compensation expense of

$56,064, $112,124 and $117,051, respectively, was recorded in service cost of revenues, sales and marketing expense, and general and administrative expense for stock options in 2006.
On May 3, 2005 at the annual general meeting, a resolution was reached to issue James E. Lara, President and COO, 1,740,000 warrants (options) outside of the existing Plan. Each such warrant entitled the holder to subscribe for one fully paid share of common stock of the Company at an exercise price of $0.68 each, with 100% vesting at December 31, 2007 based upon achievement of the performance condition of $5.6 million in EBITDA at that date. The final exercise date available for the warrants was December 31, 2009. The options are listed separately as warrants below. A subsequent board resolution in January 2006 clarified the grant of these warrants to grant 580,000 immediately exercisable warrants, leaving a balance of 1,160,000 warrants that may be granted at a future date. This change is accounted for on the tables following as a forfeiture of the 1,160,000 warrants during the year ended December 31, 2006. Compensation expense of $232,696 was recorded to general and administrative expense for these warrants in 2006.

The Company uses the Black-Scholes option pricing model to estimate the fair value of the stock-based awards with the following weighted-average assumptions:

	Year Ended
	December 31,	December 31,	December 31,
	2006	2005	2004
Expected life of award	5 years	5 years	5 years
Volatility	70%	57%	60%
Risk-free interest rate	3%	3%	3%
Expected dividends yield	0%	0%	0%
The assumptions above are based on multiple factors, including historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for these same homogeneous groups and the implied volatility of the Company’s stock price.
A summary of stock option activity under the Plan is as follows:

			Weighted-Average
	Number of	Weighted-Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Balance, December 31, 2003	6,972,486	$0.34
Forfeited	(724,752)	0.55
Granted	1,150,000	0.75
Exercised	(1,588,445)	0.26

Balance, December 31, 2004	5,809,289	$0.41

Forfeited	(885,425)	0.60
Cancelled	(300,000)	0.58
Granted	80,000	0.55
Exercised	(2,445,857)	0.26

Balance, December 31, 2005	2,258,007	$0.48

Forfeited	(550,000)	0.49
Granted	130,000	0.42
Exercised	(74,377)	0.25

Balance, December 31, 2006	1,763,630	$0.48	5.6 years	$850,849

Exercisable at December 31, 2006	1,763,630	$0.48	5.6 years	$850,849

A summary of warrant activity is as follows:

			Weighted-Average
	Number of	Weighted-Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Balance, December 31, 2004	—	—
Granted	1,740,000	0.68

Balance, December 31, 2005	1,740,000	$0.68
Forfeited	(1,160,000)	0.68

Balance, December 31, 2006	580,000	$0.68	3.0 years	$394,400

Exercisable at December 31, 2006	580,000	$0.68	3.0 years	$394,400

The weighted average fair value of options granted during the years ended December 31, 2006, 2005 and 2004 were $0.25, $0.32 and $0.37, respectively, as determined using the Black-Scholes model. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $14,193, $570,640 and $652,507, respectively.

The following table summarizes information about stock options and warrants outstanding at December 31, 2006:

	Options and Warrants Outstanding			Options and Warrants Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Number	Exercise	Contractual	Number	Exercise
Range of Exercise Prices	Outstanding	Price	Life	Exercisable	Price
.25	803,630	$0.25	3.6 years	803,630	$0.25
.39	60,000	0.39	6.6 years	60,000	0.39
.40-.5099	200,000	0.44	8.5 years	200,000	0.44
.51-.7699	980,000	0.69	4.9 years	980,000	0.69
.77-1.00	300,000	0.85	5.9 years	300,000	0.85

	2,343,630			2,343,630

Note 13. Litigation
As previously disclosed in the Company’s 2005 Form 10-K, Best Dynamic Services Limited and Joan Sullivan Garrett entered into Letter Agreements (the “Letter Agreements”) dated December 17, 2005, which outlined mutual goals and strategies relating to the direction and control of the Company. The Letter Agreements effected a standstill with respect to all lawsuits pending or threatened between any of the parties and their affiliates, including the action brought by the Company against certain of its shareholders in the United States District Court for the District of Arizona seeking declaratory relief and damages (the “Arizona Litigation”) and the action brought by certain of the Company’s shareholders against the Company and certain of its officers and directors seeking declaratory relief and damages (the “Nevada Litigation,” and together with the Arizona Litigation, the “Litigation”).
The Letter Agreements provided that when certain conditions were met, the parties would file stipulations of dismissal with prejudice regarding the Litigation, which stipulations were filed on March 6, 2006. The Letter Agreements further provided that the two shareholders and their affiliates release each other and their respective affiliates and use their best efforts to cause MedAire and other shareholders to exchange releases. The parties to the Arizona Litigation and the Nevada Litigation and several shareholders executed such releases on March 1, 2006.
Note 14. Acquisitions and Dispositions
Upon consummation of each acquisition the Company evaluates whether the acquisition constitutes a business. An acquisition is considered a business if it is comprised of a complete self-sustaining integrated set of activities and assets consisting of inputs, processing applied to those inputs and resulting outputs to generate revenues. For a transferred set of activities and assets to be a business, it must contain all the inputs and processes necessary for it to continue to conduct normal operations after the transferred asset is separated from the transferor, which includes the ability to sustain a revenue stream by providing its outputs to customers. A transferred set of activities and assets fails the definition of a business if it excludes one or more significant items such that it is not possible for the set to continue normal operations and sustain a revenue stream by providing its products and/or services to customers.
During the year ended December 31, 2004, the Company made the acquisition of Medical Advisory Services (“MAS”) discussed below. The business acquisition was accounted for as a purchase business combination with the operations of the business included subsequent to the acquisition date. The allocation of the purchase price was generally based upon management’s estimates of the discounted future cash flows.
2006 Business Disposition
Since late 2005, the Company pursued the sale of its Global Doctor network of medical clinics consisting of eight western-standard medical clinics in Asia, operating under the name Global Doctor. There were six facilities in China, one in Bangkok, Thailand and one in Jakarta, Indonesia. Although the Global Doctor clinic network had steadily grown its revenue, the operations were unable to reach the break-even point in the three years the Company owned and operated the network. The Company was uncertain as to the network’s ability to reach the break-even point in future years and, therefore, decided that selling the clinics and entering into preferred provider agreements with the new owners would be in the best interests of the Company’s clients and shareholders. During the year ended December 31, 2006, the Company completed the sale of the medical clinics as discussed below.

At December 31, 2006, a small amount of liabilities remain which relate to the disposal of the clinics and final wrap up of the financial affairs of the Global Doctor subsidiary.
The Company entered into a Share Sale Agreement on June 1, 2006 for the sale of six medical clinics in China for a sales price of $315,000. The sale was completed and the balance of the gross sales proceeds of $315,000 was received by the Company on June 23, 2006.
The Company entered into a Sale and Purchase of Shares Agreement on June 14, 2006 for the sale of the medical clinic in Jakarta, Indonesia. On July 28, 2006 a new sale and purchase of shares agreement was executed which included a sales price of $161,000. The sale was completed on July 31, 2006, and the Company received $50,000 in cash and executed a note receivable on August 3, 2006, for $111,000 due in 24 monthly installments beginning September 1, 2006, plus interest at an annual rate of 6%. The note is secured by a personal guarantee and a pledge of the shares purchased. As of December 31, 2006, the remaining balance of the note receivable was $89,000.
The Company entered into an agreement for the sale of the assets at the clinic in Bangkok, Thailand for $20,000. The sale was completed August 31, 2006, and proceeds were received in September 2006.
As a result of the three sales, the Company recorded total pre-tax losses of $787,816 for year ended December 31, 2006, to recognize the net assets and cumulative foreign currency translation losses in excess of the sales proceeds and note receivable and estimated costs to wrap up all the financial affairs of the Global Doctor operations.
The loss on sale of subsidiary in the consolidated statement of operations included accrued expenses of approximately $244,081 during the year ended December 31, 2006, for the estimated costs to exit the Global Doctor operations. The remaining liability at December 31, 2006 of $88,759 is expected to be paid during the first half of 2007.
In accordance with FAS 146 “Accounting for the Costs Associated with Exit or Disposal Activities”, a summary of the liability and charges for the estimated costs to exit the Global Doctor operations is as follows:

	Workforce	Other
	Reduction	Exit Costs	Total
Liability as of December 31, 2005	$—	$—	$—
Accrued expenses to the loss on sale of subsidiary	158,686	56,575	215,261
Payments	(141,126)	(56,196)	(197,322)
Accrued expenses recorded in general and administrative expenses	—	42,000	42,000
Adjustments to the loss on sale of subsidiary	(61)	28,881	28,820

Liability as of December 31, 2006	$17,499	$71,260	$88,759

The following table summarizes the financial performance of the Global Doctor clinic operations for the years ended December 31, 2006, 2005 and 2004, respectively:

	2006	2005	2004
Revenues from external customers	$1,728,521	$3,326,480	$2,784,681
Intersegment revenues	112,979	267,829	347,843
Pre-tax loss	(378,903)	(258,641)	(597,988)

December 31,
2005
Assets:
Cash and cash equivalents	$133,927
Accounts receivable	280,102
Inventory	31,165
Prepaids and other current assets	55,931
Goodwill	132,199
Equipment and leasehold improvements, net	263,361
Identifiable intangibles, net	349,143
Deposits	19,924

Held for Sale – Assets	$1,265,752

Liabilities:
Accounts payable	$137,559
Accrued expenses	354,655
Notes payable	—
Current portion of deferred revenue	45,218

Held for Sale – Liabilities	$537,432

In December 2005, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the assets and liabilities of this subsidiary were classified as held for sale on the balance sheet. The carrying amount of the major classes of assets and liabilities included as held for sale were as follows:
The long-lived assets are reported in the Global Doctor segment in Note 9 of the financial statements.
2004 Business Acquisition
In April 2004, the Company acquired substantially all of the assets of the Medical Advisory Services (“MAS”) division of Digital Angel Corporation for $386,005. MAS provided medical advisory services to the commercial maritime industry. The acquisition has been accounted for as a purchase and constitutes a business under Emerging Issues Task Force 98-3, “Determining Whether a Transaction Is an Exchange of Similar Productive Assets or of a Business Combination,” (“EITF 98-3”).
The aggregate purchase price of $386,005 was assigned as follows:

Non-compete agreement (5 year life)	$150,000
Customer list (5 year life)	195,000
Other intangibles (1-5 year lives)	75,000
Inventory	39,991
Deferred revenue	(73,986)

$386,005

The Company evaluated the transferred set of activities, assets, inputs, outputs and processes associated with this acquisition and determined that it constituted a business. As such, the Company accounted for this acquisition as a business combination in accordance with SFAS 141. The Company achieved entrance into the Commercial Maritime market which supported its recorded value.
The following table illustrates the effects on the consolidated statement of operations for the year ended December 31, 2004 had the results of MAS been included in this reporting periods from the beginning of January 1, 2004 (MAS is a market within Company operations and although revenues are tracked separately, the Company does not track costs in this manner, nor is the information readily available. Therefore, information is only included through March 2004 as obtained from Digital Angel Corporation.):

	$000’s
		MAS	Proforma
	MedAire	(Unaudited)	(Unaudited)
Period Ended December 31, 2004
Revenues	$25,358	$352	$25,710
Net (loss) income	(1,022)	41	(981)
Loss per share	(0.02)	(0.01)	(0.02)
Note 15. Accrued Expenses
Accrued expenses for the years ended December 31, 2006 and December 31, 2005 are as follows:

	December 31,	December 31,
	2006	2005
Accrued GlobaLifeline expenses	$550,628	$666,711
Accrued insurance (Note 5)	—	425,065
Accrued rent	222,066	232,132
Accrued salaries	157,466	148,670
Accrued employment agreement obligations (Note 7)	444,331	—
Accrued commission and incentive compensation	565,678	208,973
Accrued accounting fees	131,755	49,197
Accrued Global Doctor final shut-down expenses (Note 14)	88,759	—
Accrued other operating expenses	364,762	537,017
Accrued customer overpayments	309,229	187,750

Total Accrued Expenses	$2,834,674	$2,455,515

Note. 16. Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
(in 000’s, except for share and per share data)	Quarter	Quarter	Quarter	Quarter	Full Year
Fiscal 2006
Net revenues	$7,420	$7,555	$7,726	$7,448	$30,149
Gross profit	2,424	2,719	3,382	3,327	11,852
Operating loss	(1,189)	(749)	349	834	(755)
Net (loss) income	$(1,184)	$(1,344)	$129	$799	$(1,600)
Earnings per common share:
Basic	$(0.02)	$(0.02)	$0.00	$0.01	$(0.03)
Diluted	$(0.02)	$(0.02)	$0.00	$0.01	$(0.03)
Weighted average number of common shares:
Basic	57,453,583	57,494,370	57,527,960	57,527,960	57,500,968
Diluted	57,453,583	57,494,370	57,845,868	58,034,761	57,500,968

	First	Second	Third	Fourth
(in 000’s, except for share and per share data)	Quarter	Quarter	Quarter	Quarter	Full Year
Fiscal 2005
Net revenues	$6,549	$7,500	$7,141	$7,173	$28,363
Gross profit	2,331	2,421	2,665	2,565	9,982
Operating loss	(212)	(203)	(72)	(203)	(690)
Net (loss) income	$(213)	$(201)	$(59)	$78	$(395)
Earnings (loss) per common share:
Basic	$0.00	$0.00	$0.00	$0.00	$(0.01)
Diluted	$0.00	$0.00	$0.00	$0.00	$(0.01)
Weighted average number of common shares:
Basic	55,444,259	56,485,245	57,401,138	57,453,583	56,705,004
Diluted	55,444,259	56,485,245	57,401,138	58,140,715	56,705,004

ANNEX G
Interim Unaudited Financial Information
MEDAIRE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2007
(UNAUDITED)
INDEX

FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006

Condensed Consolidated Statements of Operations for the three and six – month periods ended June 30, 2007 and 2006 (unaudited)

Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three and six – month periods ended June 30, 2007 and 2006 (unaudited)

Condensed Consolidated Statements of Stockholders’ Equity for the periods Ending June 30, 2007 (unaudited) and December 31, 2006 and June 30, 2006 (unaudited)

Condensed Consolidated Statements of Cash Flows for the six – month periods ended June 30, 2007 and 2006 (unaudited)

Notes to Condensed Consolidated Financial Statements (unaudited)

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,706,908	$3,860,110
Accounts receivable, net of allowance for doubtful accounts and returns of $568,000 and $406,000 at June 30, 2007 and December 31, 2006, respectively	5,421,643	5,517,129
Unbilled revenue	694,911	614,958
Short term portion of notes receivable	56,593	50,472
Inventory	392,362	393,022
Prepaid and other current assets	655,313	770,197
Deferred tax asset	280,100	—

Total current assets	12,207,830	11,205,888
Equipment and leasehold improvements, net	1,369,131	1,651,933
Goodwill	795,466	795,466
Identifiable intangibles, net	126,094	165,059
Deposits	131,256	135,590
Notes receivable — long term	9,766	38,486
Deferred tax asset	398,000	—

	$15,037,543	$13,992,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$954,936	$735,952
Accrued expenses	2,025,394	2,834,674
Current maturities of capital lease obligations	90,914	87,836
Short term notes payable	142,567	353,219

Current liabilities before deferred revenue	3,213,811	4,011,681
Current portion of deferred revenue	6,694,121	6,853,153

Total current liabilities	9,907,932	10,864,834
Long-term capital lease obligations, less current portion	336,671	382,601
Deferred revenue, less current portion	848,406	874,662

Total liabilities	11,093,009	12,122,097

Stockholders’ equity:
Preferred stock; voting, $0.001 per share; 10,000,000 shares authorized, none issued	—	—
Common stock; voting, $0.001 par value; 100,000,000 shares authorized; 57,702,337 and 57,527,960 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	57,703	57,528
Additional paid-in capital	6,758,816	6,678,897
Accumulated deficit	(2,884,452)	(4,878,610)
Accumulated other comprehensive income	12,467	12,510

Total stockholders’ equity	3,944,534	1,870,325

	$15,037,543	$13,992,422

The accompanying notes and the notes incorporated by reference to the 2006 annual 10-K filing are an integral part of these consolidated financial statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues, net
Services	$5,031,119	$5,155,595	$9,897,092	$10,108,776
Equipment	1,902,741	1,599,241	3,848,598	3,265,256
Education	909,508	799,896	1,835,758	1,600,332

Total revenues, net	7,843,368	7,554,732	15,581,448	14,974,364

Costs of revenues
Services	2,728,398	3,301,391	5,443,019	6,765,461
Equipment	1,091,347	1,062,876	2,191,656	2,058,344
Education	557,650	471,236	1,034,790	1,007,154

Total costs of revenues	4,377,395	4,835,503	8,669,465	9,830,959

Gross profit	3,465,973	2,719,229	6,911,983	5,143,405

Operating expenses
Sales and marketing	1,186,020	1,414,759	2,351,132	2,660,658
General and administrative	1,453,305	1,877,844	2,942,717	4,070,002
Depreciation and amortization	174,703	175,473	357,940	350,643

Total operating expenses	2,814,028	3,468,076	5,651,789	7,081,303

Operating income (loss)	651,945	(748,847)	1,260,194	(1,937,898)

Other income (expense)
Loss on sale of subsidiary (Note 2)	—	(500,000)	—	(500,000)
Write-off of long-term assets and other	—	(100,876)	—	(100,876)
Interest income	50,714	9,987	89,976	19,896
Interest expense	(15,607)	(4,506)	(34,112)	(9,076)

Total other income (expense)	35,107	(595,395)	55,864	(590,056)

Net income (loss) before income taxes	687,052	(1,344,242)	1,316,058	(2,527,954)
Income tax benefit	(678,100)	—	(678,100)	—

Net income (loss)	$1,365,152	$(1,344,242)	$1,994,158	$(2,527,954)

Net income (loss) per common share, basic and diluted:
Basic	$0.02	$(0.02)	$0.03	$(0.04)

Diluted	$0.02	$(0.02)	$0.03	$(0.04)

Weighted average number of shares used in computation:
Basic	57,625,688	57,494,370	57,577,094	57,473,977

Diluted	58,339,035	57,494,370	58,164,427	57,473,977

The accompanying notes and the notes incorporated by reference to the 2006 annual 10-K filing are an integral part of these consolidated financial statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$1,365,152	$(1,344,242)	$1,994,158	$(2,527,954)
Other comprehensive income:
Currency translation gain (loss)	(3,619)	6,267	(43)	11,769

Comprehensive income (loss)	$1,361,533	$(1,337,975)	$1,994,115	$(2,516,185)

The accompanying notes and the notes incorporated by reference to the 2006 annual 10-K filing are an integral part of these consolidated financial statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)

	Number of				Accumulated
	Shares of	Common	Additional Paid-	Accumulated	Comprehensive
	Common Stock	Stock	in-Capital	Deficit	Other Loss	Total Equity

Balance at December 31, 2005	57,453,583	$57,454	$6,142,442	$(3,278,267)	$(212,399)	$2,709,230
Net loss for the six months ended June 30, 2006	—	—	—	(2,527,954)	—	(2,527,954)
Exercise of stock options (Note 4)	74,377	74	18,520	—	—	18,594
Issuance of stock options (Note 4)	—	—	517,935	—	—	517,935
Foreign currency translation adjustments	—	—	—	—	11,769	11,769

Balance at June 30, 2006	57,527,960	$57,528	$6,678,897	$(5,806,221)	$(200,630)	$729,574
Net income for the six months ended December 31, 2006	—	—	—	927,611	—	927,611
Reclassification of subsidiary foreign currency translation adjustments	—	—	—	—	217,328	217,328
Foreign currency translation adjustments	—	—	—		(4,188)	(4,188)

Balance at December 31, 2006	57,527,960	$57,528	$6,678,897	$(4,878,610)	$12,510	$1,870,325
Net income for the six months ended June 30, 2007	—	—	—	1,994,158	—	1,994,158
Exercise of stock options (Note 4)	174,377	175	79,919	—	—	80,094
Foreign currency translation adjustments	—	—	—	—	(43)	(43)

Balance at June 30, 2007	57,702,337	$57,703	$6,758,816	$(2,884,452)	$12,467	$3,944,534

The accompanying notes and the notes incorporated by reference to the 2006 annual 10-K filing are an integral part of these consolidated financial statements.

MEDAIRE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2007	2006
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,994,158	$(2,527,954)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	357,940	350,643
Bad debt expense and provision for sales returns	161,429	56,867
Income tax benefit	(678,100)	—
Stock based employee compensation	—	517,935
Loss on sale of subsidiary		500,000
Gain on disposal of equipment	(2,001)	—
Write-off of long-term asset and other	—	113,119
Changes in operating assets and liabilities:
Accounts receivable	(60,248)	(610,972)
Unbilled revenue	(79,953)	120,857
Inventory	261	(6,055)
Income tax receivable	—	(2,978)
Prepaids and other current assets	115,178	609,664
Deposits	4,334	(67,517)
Accounts payable and accrued expenses	(592,599)	198,491
Deferred revenue	(194,524)	1,298,988

Net cash provided by operating activities	$1,025,875	$551,088

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment and leasehold improvements	(41,839)	(228,590)
Proceeds from sale of equipment	5,607	—
Restricted cash	—	500,000
Proceeds from sale of Global Doctor investment, net of cash sold	—	252,096
Repayments on notes receivable	22,599	—

Net cash provided by (used in) investing activities	$(13,633)	$523,506

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the exercise of stock options	80,094	18,594
Payments on short term notes payable	(210,652)	—
Repayment of capital lease obligation	(42,852)	(3,556)

Net cash provided by (used in) financing activities	$(173,410)	$15,038

Effect of foreign currency exchange rate changes on cash and cash equivalents	7,966	11,961

Net increase in cash and cash equivalents	846,798	1,101,593
Cash and cash equivalents at beginning of period (including Global Doctor balances)	3,860,110	1,590,937

Cash and cash equivalents at end of the period (including Global Doctor balances)	4,706,908	2,692,530
Cash and cash equivalents at end of the period associated with Global Doctor	—	(64,839)

	$4,706,908	$2,627,691

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the six months for interest	$34,000	$9,600

The accompanying notes and the notes incorporated by reference to the 2006 annual 10-K filing are an integral part of these consolidated financial statements.

MEDAIRE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies
Basis of Presentation
The unaudited interim financial statements of MedAire, Inc. and its wholly owned subsidiaries, (“the Company”), included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions for Form 10-Q under the Exchange Act of 1934. These interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered for a fair presentation have been included. Operating results for the six-month period ended June 30, 2007, are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.
Nature of business:
Established in 1985, MedAire, Inc. and Subsidiaries provides fully integrated healthcare solutions to companies that are responsible for employees, customers and guests who are at risk as a result of living, working or traveling away from home. These solutions are comprised of three major components: 24/7/365 situation management, which includes services, such as real-time medical advice and assistance, training and education and medical resources such as medical kits. The Company is an Arizona-based corporation with both domestic and international operations and customers.
Principles of consolidation:
All accounts of the Company and its wholly owned subsidiaries are included in the consolidated financial statements for the appropriate periods. All significant inter-company transactions and accounts have been eliminated in consolidation.
On April 16, 2002, MedAire Limited, a wholly owned subsidiary, was formed to do business in the United Kingdom.
In January 2003, a transaction was completed to merge with Global Doctor Limited (Global Doctor), located in Perth, Australia. Global Doctor primarily operates a network of international clinics in Asia. Beginning in late 2005, the Company began pursuing the sale of Global Doctor. In order to sell Global doctor by region (China, Indonesia and Thailand), an internal corporate reorganization was implemented in 2006. The sale of Global Doctor clinics was completed during the third quarter of 2006. The Company’s consolidated financial statements as of June 30, 2007 and December 31, 2006 include the wholly owned subsidiary Global Doctor Services Pty Ltd.
Effective December 2005, Global Resources, Inc., was formed as a wholly owned subsidiary of MedAire, Inc., for purposes of holding the Company’s mining rights sale agreements for mining rights previously sold and is included in the consolidated financial statements. Currently, Global Resources does not hold any assets or liabilities, nor is it engaged in any activity.
Use of estimates:
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, accounts receivable, allowance for doubtful accounts, deferred revenue, deferred income taxes, identifiable intangibles and goodwill.

Expression of currency:
All amounts are shown in US currency, unless otherwise noted.

Note 1. Nature of Business and Significant Accounting Policies (continued)
Accounts receivable:
In order to increase cash flow, the Company has historically followed a practice of invoicing customers one month in advance of the commencement of services. These invoices are recorded as accounts receivable and deferred revenues at the time the amount is invoiced to the customer, and revenue is recognized ratably over the service period once it commences. The amount of accounts receivable and deferred revenues recorded for these prebillings was $1,601,136 and $1,529,302, as of June 30, 2007 and December 31, 2006, respectively.
Net income (loss) per common share:
Net income (loss) per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. For the three months ended June 30, 2007 and June 30, 2006, 100,000 and 1,713,630, respectively, common shares issuable upon exercise of employee stock options and 0 and 580,000 stock warrants, respectively, have not been included in the computation of net income (loss) per common share because their inclusion would have had an antidilutive effect. For the six months ended June 30, 2007 and June 30, 2006, 300,000 and 1,713,630, respectively, common shares issuable upon exercise of employee stock options and 580,000 stock warrants have not been included in the computation of net income (loss) per common share because their inclusion would have had an antidilutive effect.
Stock Options:
The Company has a stock-based employee compensation plan. The Company generally grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. Prior to January 1, 2006, the Company accounted for that plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company had adopted the disclosure-only provisions of SFAS 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. Under the requirements of SFAS 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or services rendered whichever is more reliably measured. Stock compensation was not issued to non-employees, and accordingly, no compensation cost has been recognized for any non-employee stock option grants.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.
As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s net loss for the three and six months ended June 30, 2006 is $32,959 and $517,935, respectively, higher than if it had continued to account for share-based compensation under APB 25. Basic and diluted losses per share for the three and six months ended June 30, 2006 would have been $(0.02) and $(0.03), respectively, if the Company had not adopted SFAS 123(R), compared to reported basic and diluted losses per share of $(0.02) and $(0.04), respectively. No compensation expense was recorded during the three and six month periods ended June 30, 2007, as no stock options were granted during those periods and all previously granted awards were fully vested.

Prior to the adoption of SFAS 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. There were 174,377 options exercised during the three and six month periods ended June 30, 2007 and 74,377 options exercised during the three and six month periods ended June 30, 2006. These incentive stock option exercises resulted in $80,094 and $18,594 in cash proceeds, respectively, with no tax benefits received.

Note 1. Nature of Business and Significant Accounting Policies (continued)
New Accounting Pronouncements:
In December 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 mandates retrospective application of a voluntary change in accounting principle, unless it is impracticable to determine either the cumulative effect or the period-specific effects of the changes. SFAS 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have an impact on our consolidated financial statements.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for years beginning after September 15, 2006. The adoption of SFAS 156 did not have an impact on our consolidated financial statements.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 did not have a material impact on our consolidated financial statements.
In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics: (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the US SEC within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The adoption of FSP EITF 00-19-2 did not have an impact on our consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.

Note 2. Disposition of Global Doctor
Since late 2005, the Company has been pursuing the potential sale of its Global Doctor network of medical clinics consisting of eight western-standard medical clinics in Asia, operating under the name Global Doctor. There were six facilities in China, one in Bangkok, Thailand and one in Jakarta, Indonesia. Although the Global Doctor clinic network has steadily grown its revenue, the operations have been unable to reach the break-even point in the three years the Company owned and operated the network. The Company was uncertain as to the network’s ability to reach the break-even point in future years and, therefore, decided that selling the clinics and entering into preferred provider agreements with the new owners would be in the best interests of the Company’s clients and shareholders. During the year ended December 31, 2006, the Company completed the sale of the medical clinics as discussed below.
The Company entered into a Share Sale Agreement on June 1, 2006 for the sale of six medical clinics in China for a sales price of $315,000. The sale was completed and the balance of the sales proceeds of $315,000 was received by the Company on June 23, 2006.
The Company entered into a Sale and Purchase of Shares Agreement on June 14, 2006 for the sale of the medical clinic in Jakarta, Indonesia. On July 28, 2006 a new sale and purchase of shares agreement was executed which included a sales price of $161,000. The sale was completed on August 3, 2006 and the Company received $50,000 in cash and a note receivable due in 24 monthly installments beginning September 1, 2006, plus interest at an annual rate of 6%. The note is secured by a personal guarantee and a pledge of the shares purchased. As of June 30, 2007 and December 31, 2006, the remaining balance of the note receivable was $66,000 and $89,000, respectively.
The Company entered into an agreement for the sale of the assets at the clinic in Bangkok, Thailand for $20,000. The sale was completed August 31, 2006, and proceeds were received in September 2006.
As a result of the three sales, the Company recorded a pre-tax loss of $500,000 during the three and six month periods ended June 30, 2006, to recognize the net assets in excess of the sales proceeds and note receivable and estimated costs of approximately $215,000 to wrap up all the financial affairs of the Global Doctor operations. The remaining liability is expected to be paid during 2007.
In accordance with FAS 146 “Accounting for the Costs Associated with Exit or Disposal Activities”, a summary of the liability and charges for the estimated costs to exit the Global Doctor operations is as follows:

	Workforce	Other
	Reduction	Exit Costs	Total
Liability as of December 31, 2005	$—	$—	$—
Accrued expenses to the loss on sale of subsidiary	158,686	56,575	215,261
Payments	(141,126)	(56,196)	(197,322)
Accrued expenses recorded in general and administrative expenses	—	42,000	42,000
Adjustments to the loss on sale of subsidiary	(61)	28,881	28,820

Liability as of December 31, 2006	17,499	71,260	88,759
Payments	(5,833)	(76,740)	(82,573)
Accrued expenses recorded in general and administrative expenses	—	20,000	20,000

Liability as of June 30, 2007	$11,666	$14,520	$26,186

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues from external customers	$—	$926,449	$—	$1,614,665
Intersegment revenues	—	69,218	—	88,196
Pre-tax income (loss)	—	(25,806)	—	178,304
The following table summarizes the financial performance of the Global Doctor clinic operations for the three and six month periods ended June 30, 2007 and 2006, respectively.

Note 3. Segment Reporting
The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.
There are four reportable segments: Service, Equipment, Education and Global Doctor. The Service, Equipment and Education segments provide medical advice, equipment and training to subscribers. Amounts for MedAire, Inc. and MedAire Ltd are included in these 3 segments. Global Doctor provides primary medical care in several Asian countries.
Management evaluates the performance of the Global Doctor segment based on profit or loss from operations before income taxes, exclusive of nonrecurring gains and losses and foreign exchange gains and losses. The Service, Equipment and Education segments are evaluated based on revenue and gross profit or loss performance, prior to any corporate allocation for sales, marketing or general and administrative expense. The assets and operating expenses relative to these segments are included in the unallocated amounts as management does not review or allocate these amounts to the segment level.
Financial information with respect to the reportable segments is as follows:

Three months ended						Eliminating
June 30, 2007	Unallocated	Service	Equipment	Education	Global Doctor	Entries	Total
Revenue from external customers	$—	$5,031,119	$1,902,741	$909,508	$—	$—	$7,843,368
Intersegment revenue	—	—	—	—	—	—	—
Gross profit	—	2,302,721	811,394	351,858	—	—	3,465,973
Interest income	50,714	—	—	—	—	—	50,714
Interest expense	(15,607)	—	—	—	—	—	(15,607)
Depreciation and amortization	(174,703)	—	—	—	—	—	(174,703)
Pre-tax segment income	687,052	—	—	—	—	—	687,052
Segment assets	14,899,889	795,466	—	—	5,086	(662,898)	15,037,543
Expenditures for equipment & LHI	(27,185)	—	—	—	—	—	(27,185)

Six months ended						Eliminating
June 30, 2007	Unallocated	Service	Equipment	Education	Global Doctor	Entries	Total
Revenue from external customers	$—	$9,897,092	$3,848,598	$1,835,758	$—	—	$15,581,448
Intersegment revenue	—	—	—	—	—	—	—
Gross profit	—	4,454,073	1,656,942	800,968	—	—	6,911,983
Write-off of intercompany loan	—	—	—	—	—	—	—
Interest income	89,976	—	—	—	—	—	89,976
Interest expense	(34,112)	—	—	—	—	—	(34,112)
Depreciation and amortization	(357,940)	—	—	—	—	—	(357,940)
Pre-tax segment income	1,316,058	—	—	—	—	—	1,316,058
Segment assets	14,899,889	795,466	—	—	5,086	$(662,898)	15,037,543
Expenditures for equipment & LHI	(41,839)	—	—	—	—	—	(41,839)

Note 3. Segment Reporting (continued)

Three months ended						Eliminating
June 30, 2006	Unallocated	Service	Equipment	Education	Global Doctor	Entries	Total
Revenue from external customers	$—	$4,229,146	$1,599,241	$799,896	$926,449	$—	$7,554,732
Intersegment revenue	—	—	—	—	69,218	(69,218)	—
Gross profit (loss)	—	1,880,101	536,365	328,660	(25,897)	—	2,719,229
Interest income	9,896	—	—	—	91	—	9,987
Interest expense	(4,506)	—	—	—	—	—	(4,506)
Depreciation and amortization	(175,473)	—	—	—	—	—	(175,473)
Pre-tax segment income (losses)	(1,318,436)	—	—	—	(25,806)	—	(1,344,242)
Segment assets	11,055,182	795,466	—	—	444,780	(322,604)	11,972,824
Expenditures for equipment & LHI	(99,003)	—	—	—	(64,154)	—	(163,157)

Six months ended						Eliminating
June 30, 2006	Unallocated	Service	Equipment	Education	Global Doctor	Entries	Total
Revenue from external customers	$—	$8,494,111	$3,265,256	$1,600,332	$1,614,665	—	$14,974,364
Intersegment revenue	—	—	—	—	88,196	(88,196)	—
Gross profit (loss)	—	3,515,180	1,206,912	593,178	(171,865)	—	5,143,405
Write-off of intercompany loan	—	—	—	—	350,000	(350,000)	—
Interest income	19,727	—	—	—	169	—	19,896
Interest expense	(9,076)	—	—	—	—	—	(9,076)
Depreciation and amortization	(350,643)	—	—	—	—	—	(350,643)
Pre-tax segment income (losses)	(2,706,258)	—	—	—	178,304	—	(2,527,954)
Segment assets	11,055,182	795,466	—	—	444,780	(322,604)	11,972,824
Expenditures for equipment & LHI	(160,370)	—	—	—	(68,220)	—	(228,590)
Note 4. Stock Based Compensation
The Company has implemented the Amended and Restated 1998 Key Employee Stock Option Plan (the “Plan”). The Plan includes both incentive and non-qualified stock options. The exercise price of the options, as well as the vesting period, is established by the Company’s board of directors. The options granted under the Plan have vesting periods that range from immediate vesting to vesting over five years. The lives of the options granted are ten years. Under the Plan the total number of options permitted is 15% of issued shares up to a maximum of 20,000,000 shares. As of June 30, 2007 and December 31, 2006, 7,366,098 and 6,865,564 additional options remain that may be granted under the Plan. The options are exercisable for a period of 10 years and vest based upon years of service. There were 130,000 stock options granted during the three and six month periods ended June 30, 2006. No stock options were granted during the three and six month periods ended June 30, 2007. All stock options outstanding are fully vested as of June 30, 2007. As such, there is no compensation expense to be recognized in future years under SFAS 123(R) for stock options outstanding as of June 30, 2007.

Note 4. Stock Based Compensation (continued)
No compensation expense was recorded during the three and six month periods ended June 30, 2007. Due to the change in control regarding the Company’s board of directors that took place in January 2006, all options outstanding vested immediately during the first quarter of 2006. As a result, the Company recognized $56,064, $112,124 and $84,092 of compensation expense in service cost of revenues, sales and marketing expense, and general and administrative expense, respectively, during the six months ended June 30, 2006. During the three and six month periods ended June 30, 2006, the Company recognized additional compensation expense of $32,959 for the grant of 130,000 stock options. This expense was charged to general and administrative expense.
On May 3, 2005 at the annual general meeting, a resolution was reached to issue James E. Lara, President and COO, 1,740,000 warrants (options) outside of the existing Plan. Each such warrant entitled the holder to subscribe for one fully paid share of common stock of the Company at an exercise price of $0.68 each, with 100% vesting at December 31, 2007 based upon achievement of the performance condition of $5.6 million in EBITDA at that date. The final exercise date available for the warrants was December 31, 2009. The options are listed separately as warrants below. A subsequent board resolution in January 2006 clarified the grant of these warrants to grant 580,000 immediately exercisable warrants, leaving a balance of 1,160,000 warrants that may be granted at a future date. This change is accounted for on the tables following as a forfeiture of the 1,160,000 warrants during the year ended December 31, 2006. Compensation expense of $232,696 was recorded to general and administrative expense for these warrants during the six month period ended June 30, 2006.
The Company uses the Black-Scholes option pricing model to estimate the fair value of the stock-based awards with the following assumptions:

	June 30,	June 30,
	2007	2006
Expected life of award (in years)	N/A	5
Expected volatility	N/A	70%
Risk-free interest rate	N/A	3%
Expected dividend yield	N/A	0%
The assumptions above are based on multiple factors, including historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for these same homogeneous groups and the implied volatility of our stock price.
A summary of stock option activity under the Plan is as follows:

			Weighted-
			Average
		Weighted	Remaining
	Number of	Average	Contractual	Aggregate
	Shares	Exercise Price	Term	Intrinsic Value
Balance, December 31, 2004	5,809,289	$0.41
Forfeited	(885,425)	0.60
Cancelled	(300,000)	0.58
Granted	80,000	0.55
Exercised	(2,445,857)	0.26

Balance, December 31, 2005	2,258,007	$0.48

Forfeited	(550,000)	0.49
Granted	130,000	0.42
Exercised	(74,377)	0.25

Balance, December 31, 2006	1,763,630	$0.48	5.5 years

Forfeited	—	—
Cancelled	(300,000)	0.82
Granted	—	—
Exercised	(174,377)	0.46

Balance, June 30, 2007	1,289,253	$0.41	4.9 years	$523,441

Exercisable at June 30, 2007	1,289,253	$0.41	4.9 years	$523,441

Note 4. Stock Based Compensation (continued)
A summary of warrant activity is as follows:

			Weighted-
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual	Intrinsic Value
Balance, December 31, 2004	—	$—
Granted	1,740,000	0.68

Balance, December 31, 2005	1,740,000	$0.68
Forfeited	(1,160,000)	0.68

Balance, December 31, 2006	580,000	$0.68

Forfeited	—	—
Granted	—	—
Exercised	—	—

Balance, June 30, 2007	580,000	$0.68	2.5 years	$394,400

Exercisable at June 30, 2007	580,000	$0.68	2.5 years	$394,400

The following table summarizes information about stock options and warrants outstanding at June 30, 2007:

	Options and Warrants Outstanding			Options and Warrants Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Number	Exercise	Contractual	Number	Exercise
Range of Exercise Prices	Outstanding	Price	Life	Exercisable	Price
0.25	729,253	$0.25	3.1 years	729,253	$0.25
0.39	60,000	0.39	6.1 years	60,000	0.39
0.40-.5099	150,000	0.44	8.7 years	150,000	0.44
0.51-.7699	830,000	0.69	3.9 years	830,000	0.69
0.77-1.00	100,000	0.79	6.6 years	100,000	0.79

	1,869,253			1,869,253

Note 5. Income Taxes
On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which modifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The Company adopted FIN48 on January 1, 2007. The Company did not recognize a cumulative-effect adjustment to retained earnings due to the Company’s valuation allowances on its net deferred tax assets. As of January 1, 2007, the Company had no unrecognized tax benefits, as the Company believes that it is more likely than not that each of its tax positions resulting in tax benefits would be sustained upon examination by the taxing authority. While the Company does not have any interest and penalties related to unrecognized tax benefits, the Company’s policy is to recognize such expenses as tax expense.

Note 5. Income Taxes (continued)
The Company is subject to periodic audits by domestic and foreign tax authorities. The Company’s tax years for 2003 and forward are subject to examination by the U.S. authorities. Generally, the Company’s tax years for 2003 and forward are subject to examination by state and foreign tax authorities. However, for certain states, the Company’s tax years for 2002 and forward are subject to examination by the tax authorities. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.
The components of net deferred tax assets are as follows:

	June 30,	December 31,
	2007	2006
Equipment and leasehold improvements	$(39,000)	$(72,000)
Operating loss carryforwards	461,000	1,062,000
Allowance for doubtful accounts	227,000	163,000
Stock based compensation	49,000	—
Deferred revenue	331,000	331,000
Other	110,100	175,000

Net deferred tax assets	1,139,100	1,659,000
Less: Net deferred tax valuation allowance	(461,000)	(1,659,000)

Net deferred tax assets	$678,100	$—

In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company originally established a valuation allowance against its net deferred tax assets as of December 31, 2004, and continued to maintain these valuation allowances through the three month period ended March 31, 2007, as management believed that it was more likely than not that its deferred tax assets may not be realized due to the history of losses the Company had sustained. Realization of a deferred tax asset is dependent on whether or not there will be sufficient taxable income in the future periods in which the net operating loss can be utilized as available under tax law. As of June 30, 2007, the Company has now realized net income for four consecutive fiscal quarters. Management now believes that it is more likely than not that the Company will be able to fully utilize all of its deferred tax assets. Accordingly, the Company has reversed $1,198,000 of its deferred tax valuation allowances as of June 30, 2007 and has recognized an income tax benefit of $678,100 during the three and six month periods ended June 30, 2007 in order to recognize deferred tax assets.
The remaining valuation reserve of $461,000 as of June 30, 2007, represents a valuation reserve for the Company’s remaining net operating loss carryforwards. In accordance with FASB Interpretation No. 18, “Accounting for Income Taxes in Interim Periods — an interpretation of APB Opinion No. 28”, the tax benefit for operating loss carryforwards from prior years shall be included in the effective tax rate computation if the tax benefit is expected to be realized as a result of “ordinary” income in the current year. Otherwise, the tax benefit shall be recognized in each interim period to the extent that income in the period and for the year to date is available to offset the operating loss carryforward.
Income tax expense (benefit) consists of the following:

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Current	$(280,100)	$—	$(280,100)	$—
Deferred	(398,000)	—	(398,000)	—

Income tax expense (benefit)	$(678,100)	$—	$(678,100)	$—

Note 5. Income Taxes (continued)
Federal net operating loss carryforwards are as follows:

	June 30,	December 31,
	2007	2006
Expiring in 2022	$—	$265,000
Expiring in 2023	214,000	1,426,000
Expiring in 2024	913,000	913,000

	$1,127,000	$2,604,000

Combined state net operating loss carryforwards are as follows:

	June 30,	December31,
	2007	2006
Expiring in 2007	$—	$401,000
Expiring in 2008	87,000	1,164,000
Expiring in 2010	34,000	34,000
Expiring in 2011	914,000	914,000
Expiring in 2012	9,000	9,000
Expiring in 2013	28,000	28,000
Expiring in 2015	18,000	18,000
Expiring in 2017	11,000	11,000
Expiring in 2018	17,000	17,000
Expiring in 2022	68,000	68,000
Expiring in 2023	110,000	110,000

	$1,296,000	$2,774,000

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss from continuing operations due to the following:

Six Months
Ended
June 30,
2007
Computed “expected” tax expense (benefit)	$461,000
Increase (decrease) in income taxes resulting from:
Increase (decrease) in valuation allowance	(1,198,000)
Nondeductible expenses	24,200
State income taxes, net of federal tax benefit	79,000
Other	(44,300)

Income tax benefit	$(678,100)

Note 6. Related Party Transactions
On July 1, 2006, the Company entered into a contract with International SOS Assistance, Inc. (“ISOS”) to provide online website access for international travel related information. This website will be used by employees of the Company’s customers who travel internationally. The employees will be able to view information by country including health risks, vaccinations, medical care, safety, security and travel information. The contract is effective July 1, 2006 through July 1, 2007, and automatically renews for one year periods; however, either party may terminate the contract with 30 days written notice. The initial set-up fee was $50,000 and the initial annual fee is $60,000. The second year annual fee is $95,000 with subsequent annual fees negotiable.

Note 6. Related Party Transactions (continued)
The Company paid $0 and $60,000 to ISOS during the three and six month periods ended June 30, 2007 under the terms of this agreement. The Company paid an additional $0 and $2,000, respectively to ISOS during the three and six month periods ended June 30, 2007 for medical services provided by ISOS clinics. The Company paid $544 to ISOS during the three and six month periods ended June 30, 2006. As of June 30, 2007, the Company had an outstanding liability to ISOS in the amount of $15,000 for directors’ travel expenses for the Annual Shareholder Meeting. The Company had no outstanding liability to ISOS as of June 30, 2006.
ISOS is affiliated with four other entities, Best Dynamic Services Limited, Bell Potter Nominees, Ltd., Excellus Investments Pte. Ltd., and Procuro, Inc. As of December 31, 2006, Best Dynamic Services Limited, Bell Potter Nominees, Ltd., Excellus Investments Pte. Ltd. owned 5.5%, 21.0%, and 10.4%, respectively, of the Company’s outstanding common stock.
On April 23, 2007, MedAire, Inc.’s (the “Company”) three largest shareholders, Gaelic, LLC (“Gaelic”), Best Dynamic Services Limited (“BDS”) and Excellus Investments Pte Ltd. (“Excellus”), filed Schedules 13D with the Securities and Exchange Commission disclosing that these three shareholders have contributed their shares of the Company’s common stock to Procuro, Inc., a Nevada corporation (“Procuro”), and entered into a Shareholder Agreement dated April 18, 2007. Gaelic is controlled by Joan Sullivan Garret, Chairman and Founder of the Company. Generally, the Schedules 13D provide as follows:
Procuro’s principal business is to hold, manage, acquire, dispose of, and vote shares of common stock of the Company. At the date of the Shareholders Agreement, Procuro acquired 44,340,369 shares or 77.08% of the Company’s common stock through the contribution of shares by each of the Company’s three largest shareholders.

Gaelic:	18,676,065
BDS:	14,780,149
Excellus:	10,884,155
Gaelic, BDS and Excellus each contributed the Company common stock to Procuro in exchange for an equal number of shares of common stock of Procuro. It is contemplated that all shares of the Company common stock, approximately 10,400 shares, held by Joan Sullivan Garrett individually will also be contributed to Procuro by Ms. Garrett in exchange for common stock of Procuro as soon as possible. The stated purpose of the transfer of the common stock to Procuro is to facilitate the orderly sale of the Company common stock owned by Gaelic and Ms. Garret to BDS and Excellus in connection with the Letter Agreements dated December 17, 2005, between BDS and Ms. Garrett.
On April 20, 2007, Gaelic transferred ownership of 1,725,000 shares in Procuro to BDS for a purchase price of (Australian Dollars) A$1.20 per share. Ms.Garrett and Gaelic hold shared voting and dispositive power over 16,951,065 shares of common stock of the Company due to Ms. Garrett’s role as a director of Procuro and because Ms. Garrett has the authority to direct how votes of Company common stock are cast with respect to the number of shares of Procuro common stock owned by Ms. Garrett and Gaelic in certain instances described in the Shareholders Agreement.
As of June 30, 2007, Procuro owned 48,240,369 shares, or 83.6% of our outstanding common stock, and Bell Potter Nominees, Ltd. owned 700,000, or 1.2% of our outstanding common stock.
In early 2006, the Company entered into a five year employment agreement with Ms. Joan Sullivan Garrett, Chairwoman of the Company’s Board of Directors. Ms. Garrett owned approximately 32.5% of the Company’s stock as of December 31, 2006 and 2005. Laerdal Medical Corporation (“Laerdal”), a major vendor for medical equipment for the Company, previously owned the Company’s common stock. In June 2006, Laerdal sold the remaining shares it owned of the Company’s stock, at which time it ceased to be a related party. Laerdal owned 3.0% and 5.7%, respectively, of the Company’s outstanding common stock as of December 31, 2005 and 2004. The Company acquired equipment and supplies from Laerdal while it was a related party totaling $48,000 during the six months ended June 30, 2006.
Three of the nine members of the Board of Directors are independent and eligible for director fees and stock options. The Company paid directors fees totaling $90,500 and $116,350 for the six months ended June 30, 2007 and 2006, respectively. In addition, the Company granted 130,000 stock options to independent directors (See Note 4) during the six months ended June 30, 2006. The Company had an outstanding liability to the directors totaling $500 as of June 30, 2006. The Company had no liability to the directors as of June 30, 2007.
Note 7. Commitments
The Company has capital leases for telephone equipment with monthly payments of approximately $11,000 through October 2011 with interest rates at 8.195% and 9.9%. The leases are collateralized by the equipment. Total assets under these capital leases totaled approximately $413,000 with accumulated amortization of approximately $44,300 as of June 30, 2007. The total remaining capital lease obligation was approximately $428,000 at June 30, 2007.
The Company has several facility leases under operating lease agreements which expire at various dates through December 31, 2009. In addition, the Company has other operating leases that expire at various dates through July 2009.
Future minimum lease obligations are as follows:

Twelve Months Ending June 30:	Capital	Operating
2008	$130,324	$689,511
2009	$123,081	$627,489
2010	$121,633	$334,977
2011	$121,633	$—
2012	$26,435	$—

Total lease payments	$523,106	$1,651,976

Amount representing interest	$(95,521)

Present value of minimum lease payments	$427,585
Less current maturities of lease obligations	$(90,914)

Long-term capital leases	$336,671

Note 8. Net Tangible Assets Per Security
     The disclosure of net tangible assets per security is required under the ASX listing rule 4.2A.3; however, it is not required or customary under generally accepted accounting principles in the United States of America. Net tangible assets are determined by deducting from total tangible assets all claims on those assets ranking ahead of the ordinary securities. The net tangible assets per security were $0.07 and $0.04 at June 30, 2007 and December 31, 2006, respectively.
Note 9. Subsequent Event
Mr. John Gilbert McCormack resigned from the Company’s Board of Directors effective August 27, 2007.